Exhibit 10.8.4

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

April 4, 2011

PIER 1 IMPORTS (U.S.), INC.

as Borrower

THE FACILITY GUARANTORS NAMED HEREIN

BANK OF AMERICA, N.A.

as Administrative Agent and Collateral Agent

THE LENDERS NAMED HEREIN

WELLS FARGO CAPITAL FINANCE, LLC

as Syndication Agent

JPMORGAN CHASE BANK, N.A.

SUNTRUST BANK

REGIONS BANK

as Co-Documentation Agents

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

WELLS FARGO CAPITAL FINANCE, LLC

as Joint Lead Arrangers and Joint Lead Bookrunners

i

EXHIBITS

Exhibit A:	Form of Assignment and Acceptance
Exhibit B:	Form of Customs Broker Agreement
Exhibit C:	Form of Notice of Borrowing
Exhibit D:	Form of Revolving Credit Note
Exhibit E:	Form of Swingline Note
Exhibit F:	Form of Credit Card Notification
Exhibit G:	Form of Compliance Certificate
Exhibit H:	Form of Borrowing Base Certificate

v

SCHEDULES

Schedule 1.1:	Lenders and Commitments
Schedule 1.2:	Facility Guarantors
Schedule 1.3:	Fiscal Months, Fiscal Quarters, Fiscal Years
Schedule 1.4:	Non-Material Subsidiaries
Schedule 5.01(f):	Reporting Requirements

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement dated as of April 4, 2011 is entered into among

PIER 1 IMPORTS (U.S.), INC., a Delaware corporation with its principal executive offices at 100 Pier 1 Place, Fort Worth, Texas 76102 (the “Borrower”);

THE FACILITY GUARANTORS identified on Schedule 1.2 hereof;

BANK OF AMERICA, N.A., a national banking association with offices at 100 Federal Street, Boston, Massachusetts 02110, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties; and

The LENDERS party hereto;

WELLS FARGO CAPITAL FINANCE, LLC, as Syndication Agent; and

JPMORGAN CHASE BANK, N.A., SUNTRUST BANK, AND REGIONS BANK, as Co-Documentation Agents.

W I T N E S S E T H:

WHEREAS, the Borrower has entered into that certain Credit Agreement, dated as of November 22, 2005 (as amended and in effect, the “Existing Credit Agreement”), by, among others, (i) the Borrower, (ii) the “Lenders” as defined therein, and (iii) Bank of America, N.A. as “Administrative Agent” and “Collateral Agent”; and

WHEREAS, in accordance with Section 9.02 of the Existing Credit Agreement, the Borrower, the Lenders, and the Administrative Agent desire to amend and restate the Existing Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth in this Agreement (as defined herein), and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as follows (it being agreed that this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of the Obligations under and as defined in the Existing Credit Agreement):

ARTICLE I

Amount and Terms of Credit

SECTION 1.01        Definitions.

As used in this Agreement, the following terms have the meanings specified below:

“ACH” means automated clearing house transfers.

“Accommodation Payment” has the meaning provided in SECTION 9.14.

“Account(s)” means “accounts” as defined in the UCC, and the PPSA, as applicable, but limited to a right to payment of a monetary obligation, whether or not earned by performance, (i) for Inventory that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered in connection with the sale, lease, license, assignment or other disposition of Inventory, or (iii) arising out of the use of a credit or charge card or information contained on or for use with the card in connection with the sale, lease, license, assignment or other disposition of Inventory. The term “Account” does not include (i) rights to payment evidenced by chattel paper or an instrument, (ii) commercial tort claims, (iii) deposit accounts, (iv) investment property, (v) letter-of-credit rights or letters of credit, or (vi) rights to payment for money or funds advanced or sold, other than rights arising out of the use of a credit or charge card or information contained on or for use with the card.

“Acquisition” means, with respect to a specified Person, (a) an Investment in, or a purchase of, a fifty percent (50%) or greater interest in the Capital Stock of any other Person, (b) a purchase or acquisition of all or substantially all of the assets or any line or division of any other Person, or (c) any merger, amalgamation or consolidation of such Person with any other Person, in each case in any transaction or group of transactions which are part of a common plan.

“Additional Commitment Lender” shall have the meaning provided therefor in SECTION 2.02(a).

“Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning provided in the preamble to this Agreement.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.

“Agents” means collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Store Closing Percentage” means, as of any date of determination, a percentage calculated by dividing (i) the difference, if a positive number, between the aggregate number of the Borrower’s stores closed since the Effective Date and the number of stores opened by the Borrower since the Effective Date, by (ii) the number of the Borrower’s stores in operation as of the Effective Date.

“Agreement” means this Amended and Restated Credit Agreement, as modified, amended, amended and restated, supplemented or restated, and in effect from time to time.

“Agreement Value” means, for each Financial Hedge, on any date of determination, an amount determined by the applicable Person described below equal to:

(a)        In the case of a Financial Hedge documented pursuant to an ISDA master agreement, the net amount, if any, that would be payable by any Loan Party to its counterparty to such Financial Hedge, as if (i) such Financial Hedge was being terminated early on such date of determination, (ii) such Loan Party was the sole “Affected Party” (as therein defined) and (iii) such Person providing such Financial Hedge was the sole party determining such payment amount (with such Person making such determination pursuant to the provisions of the form of ISDA master agreement);

(b)        In the case of a Financial Hedge traded on an exchange, the mark-to-market value of such Financial Hedge, which will be the net unrealized loss on such Financial Hedge to the Loan Party which is party to such Financial Hedge, determined by the Administrative Agent based on the settlement price of such Financial Hedge on such date of determination; or

(c)        In all other cases, the mark-to-market value of such Financial Hedge, which will be the unrealized loss on such Financial Hedge to the Loan Party that is party to such Financial Hedge determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party exceeds (ii) the present value of the future cash flows to be received by such Loan Party, in each case pursuant to such Financial Hedge.

“Annual Increase Amount” means, commencing with the Fiscal Year ending February 25, 2012 and each Fiscal Year end thereafter, an amount equal to the difference (but in no event less than zero) between (a) Consolidated EBITDA for the most recently ended Fiscal Year of the Parent, minus (b) the sum of (i) Capital Expenditures (other than in respect of any Investment of the type described in clauses (p) and (q) of the definition of “Permitted Investments”) made during such Fiscal Year, (ii) Taxes (other than sales Taxes) paid in cash during such Fiscal Year, (iii) Consolidated Interest Expense paid or required to be paid in cash during such Fiscal Year, (iv) principal payments made or required to be made during such Fiscal Year on account of Indebtedness (other than revolving Indebtedness for which an accompanying permanent reduction of the facility is not made) and (v) Restricted Payments made with cash on hand during such Fiscal Year. The Annual Increase Amount shall become effective only after delivery to the Administrative Agent of the Parent’s Annual Report on SEC Form 10-K for the applicable Fiscal Year, together with a calculation of the Annual Increase Amount certified by a Responsible Officer as being true and correct.

“Annual Store Closing Percentage” means, as of any date of determination for any Fiscal Year, a percentage calculated by dividing (i) the difference, if a positive number, between the number of the Borrower’s stores closed in such Fiscal Year and the number of stores opened by the Borrower in such Fiscal Year, by (ii) the number of the Borrower’s stores in operation as of the beginning of such Fiscal Year.

“Applicable Law” means as to any Person: (a) all laws, statutes, rules, regulations, orders, codes, ordinances or other requirements having the force of law; and (b) all court orders, decrees, judgments, injunctions, notices, binding agreements and/or rulings, in each case of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person.

“Applicable Lenders” means the Required Lenders or all Lenders, as applicable.

“Applicable Margin” means:

(a)        From and after the Effective Date until the first Adjustment Date following the third full Fiscal Month after the Effective Date, the percentages set forth in Level II of the Pricing Grid below; and

(b)        On the first day of each January, April, July and October of each year (each, an “Adjustment Date”), commencing October 1, 2011, the Applicable Margin shall be determined from such Pricing Grid based upon Average Daily Availability for the most recently ended three month period immediately preceding such Adjustment Date; provided that notwithstanding anything to the contrary set forth herein, the Applicable Margin shall in no event be the percentages set forth in Level III of the Pricing Grid below, even if the Average Daily Availability requirements for such level have been met, until the first Adjustment Date following the twelfth full Fiscal Month after the Effective Date, and upon the occurrence of an Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Level I (even if the Average Daily Availability requirements for Level II have been met, without limiting the right of the Administrative Agent or the Required Lenders to charge interest at the Default Rate as provided in SECTION 2.12); provided further if the Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Availability	LIBO Applicable Margin	Prime Rate Applicable Margin
I	Less than 33% of the Line Cap	2.25%	1.25%
II	Greater than or equal to 33% of the Line Cap; but less than 66% of the Line Cap	2.00%	1.00%
III	Greater than or equal to 66% of the Line Cap	1.75%	0.75%

“Appraised Inventory Value” means the net appraised liquidation value (which is expressed as a percentage of Cost) of the Borrower’s Eligible Inventory as set forth in the Borrower’s inventory stock ledger as determined from time to time by an independent appraiser reasonably satisfactory to the Administrative Agent.

“Appraisal Percentage” means ninety percent (90%).

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Capital Finance, LLC. “Arranger” means either one of the foregoing.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by SECTION 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means the lesser of (a) or (b), where:

(a)	is the result of:

(i)	The Revolving Credit Ceiling,

Minus

(ii)	The Total Outstandings;

(b)	is the result of:

(i)	The Borrowing Base,

Minus

(ii)	The Total Outstandings.

In calculating Availability at any time and for any purpose under this Agreement, the Borrower shall certify to the Administrative Agent that no accounts payable are being intentionally paid after their due date other than any such accounts payable (x) the validity or amount of which are being contested in good faith by appropriate proceedings, and (y) for which the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent, from time to time determines in its reasonable commercial discretion exercised in good faith as being appropriate (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral, (b) to reflect costs, expenses and other amounts that the Agents may incur or be required to pay to realize upon the Collateral, including, without limitation, on account of rent, Permitted Encumbrances, and customs and duties, and other costs to release Inventory which is being imported into the United States or Canada, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, (d) to reflect that an Event of Default then exists and (e) on account of Cash Management Services and Bank Products. Without limiting the generality of the foregoing, Availability

Reserves may include (but are not limited to) reserves based on: (a) outstanding taxes and other governmental charges, including, without limitation, ad valorem, personal property, sales, goods and services, harmonized, and other taxes which might have priority over the interests of the Collateral Agent in the Collateral; (b) amounts deducted or withheld, or may be subject to withholding, and not paid and remitted when due under the Income Tax Act (Canada); (c) Wage Earner Protection Act Reserve; (d) salaries, wages and benefits due to employees of any Loan Party, including, without limitation, reserves for amounts due and not paid for vacation pay, for amounts due and not paid under any legislation relating to workers’ compensation or employment insurance, and for all amounts past due and not contributed, remitted or paid to any Plan, or any similar legislation, (e) Customer Credit Liabilities, (f) warehousemen’s or bailees’ charges which might have priority over the interests of the Collateral Agent in the Collateral, (g) amounts due to vendors on account of consigned goods, (h) reserves for reasonably anticipated changes in the Appraised Inventory Value between appraisals and (i) the Debt Maturity Reserve.

“Average Daily Availability” shall mean, for any date of calculation, the average daily Availability, determined as of the close of business each day, for the subject period.

“Bank of America” means, Bank of America, N.A., a national banking association, and its Subsidiaries and Affiliates.

“Bank of America Concentration Account” means a DDA established by the Borrower with Bank of America and with respect to which the Collateral Agent has control (as defined in the UCC) pursuant to a Blocked Account Agreement.

“Bank Products” means any services (other than Cash Management Services) or facilities provided to any Loan Party by any Person to the extent such Person was a Lender or an Affiliate thereof at the time such services or facilities were so provided, such services or facilities including, without limitation, on account of (a) credit or debit cards, (b) Financial Hedges, (c) purchase cards, and (d) supply chain finance services (including, without limitation, trade payable services, e-payables services and supplier accounts receivable purchases).

“Banker’s Acceptance” means a time draft or bill of exchange (in each case, payable not more than ninety (90) days duration from acceptance) relating to a Commercial Letter of Credit which has been accepted by an Issuing Bank.

“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.

“BIA” means The Bankruptcy and Insolvency Act (Canada), and any regulations promulgated thereunder, if any, as amended from time to time.

“Blocked Account” has the meaning provided in SECTION 2.18(a)(ii).

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, establishing control (as defined in the UCC) of such account by the Collateral Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event and to the extent that any Obligations (other than any contingent indemnification Obligations for which no claim has then been asserted) are then outstanding, to comply only with the instructions originated by the Collateral Agent without the further consent of any Loan Party.

“Blocked Account Banks” means the banks with whom deposit accounts are maintained in which material amounts (as reasonably determined by the Administrative Agent) of funds of any of the Loan Parties from one or more DDAs are concentrated (including, without limitation, Wells Fargo Bank, National Association, or any other Lender), and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Pier 1 Imports (U.S.), Inc.

“Borrowing” means (a) the incurrence of Revolving Credit Loans of a single Type, on a single date and having, in the case of LIBO Loans, a single Interest Period, or (b) a Swingline Loan.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)        the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

plus

(b)        the Appraised Inventory Value of Eligible Inventory, net of Inventory Reserves, multiplied by the Cost of Eligible Inventory multiplied by the Appraisal Percentage;

minus

(c)        the then amount of all Availability Reserves.

“Borrowing Base Certificate” has the meaning provided in SECTION 5.01(d).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with SECTION 2.04.

“Breakage Costs” has the meaning provided in SECTION 2.16(b).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or Charlotte, North Carolina are authorized or required by law to remain closed; provided, however, that when used in connection with a LIBO Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Subsidiary” means any Subsidiary of any of the Loan Parties organized under the laws of Canada or any province thereof.

“Capital Expenditures” means, with respect to any Person for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Loan Parties that are (or would be) set forth in a Consolidated statement of cash flows of the Loan Parties for such period prepared in accordance with GAAP and (b) any assets acquired by a Capital Lease Obligation during such period; provided that the term “Capital Expenditures” shall not include the following (to the extent that the following would otherwise be included and without duplication): (i) the purchase price for Permitted Acquisitions, (ii) any such expenditures to the extent any Loan Party or any of its Subsidiaries has received reimbursement in cash from a third party during such period other than from any other Loan Party or any Subsidiary of a Loan Party, in an amount not exceeding such reimbursement to the extent not required to be repaid, directly or indirectly, to such third party, (iii) the purchase price of equipment or Real Estate used in the business of the Loan Parties and their Subsidiaries in the ordinary course and purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment used in the business in the ordinary course and traded in at the time of such purchase, and (B) the proceeds of a concurrent sale of used or surplus equipment used in the business in the ordinary course, in each case, traded or sold in the ordinary course of business, (iv) capitalized interest of the Loan Parties and their Subsidiaries, (v) any expenditure financed with the proceeds of Indebtedness specifically designated for such purpose and which are so utilized within ninety (90) days after the receipt of such proceeds, (vi) any expenditure financed with the proceeds of Capital Stock specifically designated for such purpose and which are so utilized within one hundred eighty (180) days after the receipt of such proceeds, (vii) any expenditure to repair or replace any property which is financed with the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are so utilized within one hundred eighty (180) days of the receipt of such proceeds, and (viii) any Capital Expenditures to the extent financed as Capital Lease Obligations.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; provided that the adoption or issuance of any accounting standards after the Effective Date will not cause any lease (or any extensions or renewals of the same) that was not or would not have been classified or accounted for as a capital lease on a balance sheet of such Person prior to the adoption or issuance to be deemed a capital lease.

“Capital Stock” means, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing; provided that in no event shall any Indebtedness (or instrument representing any Indebtedness) that is convertible into or exchangeable for any of the foregoing constitute “Capital Stock” (unless and until so converted or exchanged) or otherwise be considered a right to acquire “Capital Stock” for any purpose of this Agreement.

“Capped Amount” means that the sum of all Restricted Payments, Permitted Acquisitions, voluntary prepayments of Indebtedness and Investments to which such term applies shall not exceed $300,000,000 in the aggregate, plus the cumulative Annual Increase Amount, if any.

“Cash Collateral Account” means an interest bearing account established by the Loan Parties with the Collateral Agent, for its own benefit and the ratable benefit of the other Credit Parties, under the sole and exclusive dominion and control of the Collateral Agent, in the name of the Collateral Agent or as the Collateral Agent shall otherwise direct, in which deposits are required to be made in accordance with SECTION 2.13(k).

“Cash Dominion Event” means either (i) the occurrence and continuance of any Specified Default, or (ii) Availability is less than the greater of (A) fifteen percent (15%) of the Line Cap, or (B) $25,000,000. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing, notwithstanding whether the circumstance which gave rise to such event is no longer continuing (a) so long as such Specified Default has not been waived, and/or (b) if the Cash Dominion Event arises as a result of the Borrower’s Availability being less than the required amount set forth in clause (ii) above, until Availability has exceeded the greater of (A) fifteen percent (15%) of the Line Cap, or (B) $25,000,000, for sixty (60) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement, provided, that a Cash Dominion Event may not be so cured (even if a Specified Default is no longer continuing and/or Availability exceeds the required amount for sixty (60) consecutive days) on more than three (3) occasions in any period of 365 consecutive days. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Management Services” means any cash management services provided to any Loan Party by any Person to the extent such Person was a Lender or an Affiliate thereof at the time such services or facilities were so provided, such cash management services including, without limitation, (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, and (c) credit card processing services.

“Cash Receipts” has the meaning provided therefor in SECTION 2.18(b).

“CCAA” means The Companies’ Creditors Arrangement Act (Canada), and any regulations promulgated thereunder, if any, as amended from time to time.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Control” means, at any time:

(a)        any “change in/of control” or similar event as defined in any document governing Material Indebtedness of any Loan Party the occurrence of which would permit the holder of such Material Indebtedness or any trustee or agent on its behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance of such Indebtedness, prior to its scheduled maturity; or

(b)        occupation of a majority of the seats for more than thirty (30) days (other than vacant seats) on the board of directors (or other body exercising similar management authority) of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; or

(c)        any person or “group” (within the meaning of the Securities and Exchange Act of 1934, as amended), is or becomes the beneficial owner (within the meaning of Rule 13d-3 or 13d-5 of the Securities and Exchange Act of 1934, as amended) directly or indirectly of thirty-five percent (35%) or more (on a fully diluted basis) of the total then outstanding voting Capital Stock of the Parent, whether as a result of the issuance of securities of the Parent, a merger, amalgamation, consolidation, liquidation or dissolution of the Parent, a direct or indirect transfers of securities or otherwise; or

(d)        other than as a result of a transaction expressly permitted pursuant to SECTION 6.04 or SECTION 6.05, the Parent fails at any time to own, directly or indirectly, one hundred percent (100%) of the Capital Stock of each Loan Party free and clear of all Liens (other than the Liens in favor of the Collateral Agent for its own benefit and the ratable benefit of the other Credit Parties).

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Credit Party (or, for purposes of SECTION 2.13, by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided however, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and been adopted after the Effective Date.

“Charges” has the meaning provided therefor in SECTION 9.13.

“Charter Document” means as to any Person, its partnership agreement, certificate or articles of incorporation, or amalgamation or amendment, operating agreement, membership agreement or similar constitutive document or agreement or its by-laws.

“Closing Date” means November 22, 2005.

“Co-Documentation Agent” has the meaning provided in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral” or words of similar intent as defined in any applicable Security Document.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agents and executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Collateral Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Collateral Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agents as the Agents may reasonably require.

“Collateral Agent” has the meaning provided in the preamble to this Agreement.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower in the ordinary course of business of the Borrower.

“Commitment” means, with respect to each Lender, the aggregate commitment(s) of such Lender hereunder in the amount set forth opposite its name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement.

“Commitment Increase” shall have the meaning provided therefor in SECTION 2.02(a).

“Commitment Increase Date” shall have the meaning provided therefor in SECTION 2.02(c).

“Commitment Percentage” means, with respect to each Lender, that percentage of the Commitments of all Lenders hereunder, in the amount set forth opposite such Lender’s name on Schedule 1.1 hereto or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to this Agreement.

“Compliance Certificate” has the meaning provided in SECTION 5.01(c).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person.

“Consolidated EBITDA” means, with respect to any Person for a twelve (12) Fiscal Month period, the sum (without duplication) of:

(a)        Consolidated Net Income for such period; plus

(b)        the sum (without duplication) of:

(i)        depreciation and amortization for such period; plus

(ii)        provisions for Taxes that were deducted in determining Consolidated Net Income for such period; plus

(iii)        Consolidated Interest Expense that was deducted in determining Consolidated Net Income for such period; plus

(iv)        any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that any such non-cash charges shall be treated as cash charges in any future period in which the cash disbursement attributable thereto are made and such cash disbursement in such future period shall be subtracted from Consolidated EBITDA in such future period, and excluding amortization of a prepaid cash item that was paid in a prior period to the extent such cash item was deducted in calculating Consolidated EBITDA in period when paid); plus

(v)        impairment of goodwill for such period; plus

(vi)        non-cash compensation expense, or other non-cash expenses or charges, arising from the granting of stock options, stock awards or similar arrangements (including profits interests), the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation rights, profits interests or similar arrangements), in each case for such period; plus

(vii)      cash fees and expenses in connection with the transactions contemplated to occur on the Effective Date incurred on or prior to the date that is three (3) months following the date hereof, in each case for such period; plus

(viii)    any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses of such Person and its Subsidiaries related to any offering of Capital Stock, Investment or acquisition permitted under this Agreement for such period; provided that in the case of any such offering of Capital Stock, such fees and related out-of-pocket expenses are paid with proceeds of any such offering of Capital Stock; provided further that the amounts described in this clause (viii) shall not exceed $10,000,000 in the aggregate if such offering is not successful or such Investment or acquisition is not consummated, as applicable; plus

(ix)      the amount of any expenses with respect to liability or casualty events, business interruption or product recalls, to the extent covered by insurance proceeds actually received in cash during such period (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period such excess amounts received may be carried forward and applied against expenses in future periods); minus

(c)        extraordinary gains for such period.

Mark-to-market non-cash gains or losses in respect of obligations under the Financial Hedges as determined in accordance with GAAP shall be disregarded for the purpose of calculating Consolidated EBITDA.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for a twelve (12) Fiscal Month period, the ratio of (a) (i) Consolidated EBITDA for such period, plus (ii) Consolidated Rent Expense during such period, minus (iii) Capital Expenditures made during such period, minus (iv) cash Taxes that were deducted in determining Consolidated Net Income or other Taxes of the same type that were otherwise paid during such period (but in no event less than zero), to (b) (i) Debt Service Charges during such period, plus (ii) Restricted Payments made during such period, all as determined on a Consolidated basis.

“Consolidated Interest Expense” means, with respect to any Person for a twelve (12) Fiscal Month period, total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of such Person on a Consolidated basis with respect to all outstanding Indebtedness of such Person, including, without limitation, the Obligations and all commissions, discounts and other fees and charges owed with respect thereto, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for a twelve (12) Fiscal Month period, the net income (or loss) of such Person on a Consolidated basis for such period taken as a single accounting period determined in accordance with GAAP; provided, however, that there shall be excluded (i) the income (or loss) of such Person (other than any Loan Party) in which any other Person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person during such period, (ii) the income (or loss) of such Person accrued prior to the date it becomes a Subsidiary of a Person or any of such Person’s Subsidiaries or is merged into or consolidated with a Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, and (iii) the income of any direct or indirect Subsidiary of a Person (other than any Loan Party) to the extent that and for the portion of the period during which the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Charter Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Rent Expense” means, with respect to any Person for a twelve (12) Fiscal Month period, all obligations of such Person in respect of base, percentage and other rent expensed during such period under any rental agreements that cannot be cancelled upon thirty (30) days or less notice or leases of real property with third parties (other than Capital Lease Obligations), all as determined on a Consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the cost of purchases, as reported on the Borrower’s stock ledger based upon the Borrower’s accounting practices, in effect on the Effective Date.

“Covenant Conditions” means with respect to a Restricted Payment, a Permitted Acquisition, a voluntary prepayment of Indebtedness or an Investment as to which such term applies, that (i) no Default or Event of Default has occurred or shall occur after giving effect to such specified event, (ii) such specified event is funded from cash on hand and not from proceeds of any Credit Extensions, (iii) for the ninety (90) days before such specified event, no Loans were outstanding, (iv) after giving pro forma effect to such specified event (assuming such specified event occurred ninety (90) days before the actual date of the specified event), for each of the ninety (90) days before the specified event, the Borrower shall have had cash on hand sufficient to make such specified payments without the necessity of obtaining proceeds of Loans for the operations of its business or for the purpose of making such specified payments, and (v) after giving effect to such specified event, no Loans are outstanding.

“Credit Card Advance Rate” means ninety percent (90%).

“Credit Card Notification” has the meaning provided in SECTION 2.18(a)(i).

“Credit Extensions” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” means (a) the Lenders, (b) the Agents and their Affiliates, (c) the Issuing Banks, (d) the Arrangers, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, (f) the Persons providing Cash Management Services or Bank Products to any Loan Party, (g) the Persons to whom Obligations are owing, and (h) the successors and permitted assigns of each of the foregoing.

“Credit Party Expenses” means, without limitation, to the extent incurred in connection with this Agreement and the other Loan Documents: (i) all reasonable and documented out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable and documented fees and out-of-pocket charges and disbursements of counsel for the Agents and outside consultants for the Agents (including, without limitation, inventory appraisers and commercial finance examiners but limited, in the case of legal fees, to the reasonable and documented fees, disbursements and other charges of one domestic counsel and one Canadian counsel to the Agents and their Affiliates, and of other local counsel in each relevant jurisdiction retained by the Agents or their Affiliates (to the extent such retention is deemed necessary by the Agents or their Affiliates)), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not any such amendments, modification or waivers shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by each of the Agents, including the reasonable and documented fees and out-of-pocket charges and disbursements of counsel and outside consultants for each of the Agents (including, without limitation, inventory and commercial finance examiners but limited, in the case of legal fees, to the reasonable and documented fees, disbursements and other charges of one domestic counsel and one Canadian counsel to the Agents and their Affiliates, and of other local counsel in each relevant jurisdiction retained by the Agents or their Affiliates (to the extent such retention is deemed necessary by the

Agents or their Affiliates), in connection with the enforcement or protection of their rights in connection with the Loan Documents, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable and documented out-of-pocket expenses incurred by any Lender, including the reasonable and documented fees and out-of-pocket charges and disbursements of counsel and outside consultants for the Lenders in connection with the enforcement or protection of their rights in connection with the Obligations and the Loan Documents after the occurrence and during the continuance of an Event of Default, including all such out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Obligations; provided that the Lenders who are not the Agents shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for one additional counsel to the affected Lenders similarly situated, taken as a whole); provided that Credit Party Expenses shall not include the allocation of any overhead expenses of any Credit Party.

“Customer Credit Liabilities” means at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards for use at the Borrower entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits of the Borrower.

“Customs Broker Agreement” means an agreement in substantially the form attached as Exhibit B annexed hereto, among the Borrower, a customs broker, freight forwarder, consolidator or other carrier, and the Collateral Agent, in which the customs broker, freight forwarder, consolidator or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of the subject Inventory and other property solely as directed by the Collateral Agent.

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties.

“Debt Maturity Reserve” means during any Debt Reserve Period, an amount equal to the then outstanding principal balance of any Indebtedness of the type described in clause (t) of the definition of “Permitted Indebtedness” outstanding on the date which is ninety (90) days prior to the maturity date of such Indebtedness, which Debt Maturity Reserve shall remain in place (but shall be reduced to give effect to any payments of Indebtedness made during such Debt Reserve Period to the extent such payments are permitted hereunder) until the earlier of the repayment of such Indebtedness (including as a result of refinancing of such Indebtedness so long as the term of such refinancing Indebtedness (any such refinancing Indebtedness, the “Refinancing Debt”) is at least one hundred eighty (180) days) or the extension of the maturity date of such Indebtedness to a date which is at least one hundred eighty (180) days after the then maturity date of such Indebtedness.

“Debt Reserve Period” means the period beginning on the 90th day prior to the maturity date of any Indebtedness of the type described in clause (t) of the definition of “Permitted Indebtedness” and in each case ending on the date of the repayment in full of such Indebtedness. If and to the extent that such Indebtedness is repaid by virtue of any Refinancing Debt, a subsequent Debt Maturity Reserve shall be imposed in an amount equal to the outstanding principal balance of such Refinancing Debt from and after the date that is ninety (90) days prior to the maturity date of such Refinancing Debt.

“Debt Service Charges” means for any period, the sum of (i) Consolidated Interest Expense paid or required to be paid in cash for such period, plus (ii) Consolidated Rent Expense for such period, plus (iii) scheduled and mandatory principal payments made or required to be made on account of Indebtedness (excluding (a) inter-company Indebtedness, (b) any payments made to a holder of a Lien on any asset that is sold or that is the subject of any condemnation, casualty or eminent domain proceeding, in each case to the extent the proceeds therefrom are used to pay the Indebtedness so secured, and (c) Loan payments to the extent such payments were not made in connection with a permanent reduction of the Total Commitments) (including, without limitation, on account of Capitalized Lease Obligations) for such period, in each case determined in accordance with GAAP. Notwithstanding anything to the contrary herein contained, prepayments of principal of the Convertible Notes (as defined in the Existing Credit Agreement) made prior to the Effective Date, to the extent such prepayments were permitted pursuant to the Existing Credit Agreement, shall be excluded in the determination of Debt Service Charges.

“Deeds of Hypothec” means Deeds of Movable Hypothec (governed by Québec law), each dated April 4, 2011, entered into among each Loan Party (with Collateral located in Québec) and the Collateral Agent for the benefit of the Credit Parties thereunder, as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time.

“Default” means any event or condition described in SECTION 7.01 that constitutes an Event of Default or that upon notice, lapse of any cure period set forth in SECTION 7.01 or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning provided in SECTION 2.12.

“Delinquent Lender” has the meaning therefor provided in SECTION 8.16(a).

“Deteriorating Lender” means any Delinquent Lender or any Lender as to which (a) any Issuing Bank or the Swingline Lender has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) a Person that Controls such Lender has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.

“Disbursement Accounts” shall have the meaning set forth in SECTION 2.18(f).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in the Information Certificate and in the litigation report as provided to the Administrative Agent prior to the Effective Date.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of any of the Loan Parties organized under the laws of the United States of America or any state thereof.

“Effective Date” means the date upon which all the conditions precedent in SECTION 4.01 are satisfied or waived in accordance with the provisions hereof.

“Eligible Assignee” means a bank, insurance company, or company engaged in the business of making commercial loans having a combined capital and surplus in excess of $300,000,000, or any Affiliate of any Credit Party, or a Related Fund of any Credit Party, or any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities. For the purposes of this Agreement, “Related Fund” shall mean, with respect to any Credit Party which is a fund that invests in loans, any other such fund managed by the same investment advisor as such Credit Party or by an Affiliate of such Credit Party or such advisor.

“Eligible Credit Card Receivables” means, as of any date of determination, Accounts due to the Borrower from major credit card processors, including, VISA, Mastercard, American Express, Diners Club, Discover and private label credit card processors or purchasers, in each case acceptable to the Administrative Agent, in its reasonable discretion, as arise in the ordinary course of business, which have been earned by performance. None of the following shall be deemed to be Eligible Credit Card Receivables:

(a)        Accounts due from major credit card processors that have been outstanding for more than five (5) Business Days from the date of transmission, or for such longer period(s) as may be approved by the Agents;

(b)        Accounts due from major credit card processors with respect to which the Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than (i) Liens granted to the Collateral Agent for its own benefit and the ratable benefit of the other Credit Parties pursuant to the Security Documents, and (ii) Permitted Encumbrances);

(c)        Accounts due from major credit card processors that are not subject to a perfected first priority security interest or hypothec in favor of the Collateral Agent, for its own benefit and the ratable benefit of the other Credit Parties;

(d)        Accounts due from major credit card processors which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback) (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);

(e)        Accounts acquired in a Permitted Acquisition, unless (i) the Agents shall have received or conducted (A) a commercial finance examination satisfactory to the Agents with respect to such Accounts to be acquired in such Acquisition and (B) such other due diligence as the Agents may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Agents, and (ii) the Administrative Agent shall have determined an advance rate with respect to such Accounts, provided that such advance rate is equal to or less than the Credit Card Advance Rate;

(f)        Except as otherwise approved by the Agents, Accounts due from major credit card processors as to which the credit card processor has the right under certain circumstances to require the Borrower to repurchase the Accounts from such credit card processor; or

(g)        Accounts due from a credit card processor which the Administrative Agent, in its reasonable discretion, determines to be unlikely to be collected due to any bankruptcy or insolvency proceeding of such credit card processor.

“Eligible In-Transit Inventory” means, as of the date of determination thereof (without duplication of other Eligible Inventory), Inventory:

(a)        Which has been shipped, or is waiting to be shipped and is not under the control of the seller of such Inventory and otherwise satisfies each of the requirements of this definition, from a foreign location for receipt by the Borrower within forty-five (45) days of the date of determination, but which has not yet been delivered to the Borrower;

(b)        For which title has passed to the Borrower;

(c)        For which the document of title reflects the Borrower as the consignee and the shipper, or any other circumstance as to which the Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement);

(d)        Which is insured for not less than replacement cost; and

(e)        Which otherwise would constitute Eligible Inventory;

provided that the Administrative Agent may, in its reasonable discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Administrative Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Administrative Agent to arise which may otherwise adversely impact the ability of the Agents to realize upon such Inventory.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (i) Eligible Letter of Credit Inventory, (ii) Eligible In-Transit Inventory, and (iii) items of Inventory of the Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course that are not excluded as ineligible by virtue of the one or more of the criteria set forth below. None of the following shall be deemed to be Eligible Inventory:

(a)        Inventory that is not solely owned by the Borrower, or is leased by or is on consignment to the Borrower, or the Borrower does not have good and valid title thereto;

(b)        Inventory (other than any Eligible Letter of Credit Inventory and/or Eligible In-Transit Inventory) that is (i) not located in the United States of America or Canada, or (ii) not located at a location that is owned or leased by the Borrower (other than with respect to Inventory in transit between the Borrower’s stores and distribution centers within the United States or Canada), except, with respect to such locations described in this clause (ii) (other than public warehouses, as to which clause (i) below shall apply), to the extent that the Borrower has furnished the Collateral Agent with (A) any UCC financing statements, PPSA filings, Civil Code of Québec filings or publishings or other registrations that the Collateral Agent may reasonably determine to be necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Agents;

(c)        Except as otherwise agreed by the Agents, Inventory that represents goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete items or custom items for the end user of Inventory, work in process, raw materials, or that constitute spare parts or supplies used or consumed in the Borrower’s business or (iv) are bill and hold goods;

(d)        Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents;

(e)        Inventory that is not subject to a perfected first priority security interest in favor of the Collateral Agent, for its own benefit and the ratable benefit of the other Credit Parties (subject, with respect to priority only, to Permitted Encumbrances entitled to priority by operation of Applicable Law);

(f)        Inventory which consists of samples, labels, bags, packaging or shipping materials, and other similar non-merchandise categories;

(g)        Inventory as to which insurance in compliance with the provisions of SECTION 5.07 hereof is not in effect;

(h)        Inventory acquired in a Permitted Acquisition, unless (i) the Agents shall have received or conducted (A) appraisals, from appraisers reasonably satisfactory to the Agents and Borrower, of such Inventory to be acquired in such Acquisition and (B) such other due diligence, including, without limitation, commercial finance examinations, as the Agents may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Agents, and (ii) the Administrative Agent shall have determined an advance rate with respect to such Inventory, provided that such advance rate is equal to or less than the Appraisal Percentage;

(i)        Inventory located at any distribution centers or public warehouses (solely to the extent that any such public warehouse is utilized by the Borrower, any of its Subsidiaries or any of their respective agents for the storage of property for more than ten (10) consecutive Business Days) unless the Collateral Agent has received a Collateral

Access Agreement, or if no such Collateral Access Agreement is obtained, an Availability Reserve shall be established with respect to such location in an amount equal to two (2) months’ rent; or

(j)        Inventory located at any stores which are closed, other than in the ordinary course of business.

“Eligible Letter of Credit Inventory” means, as of the date of determination thereof (without duplication of other Eligible Inventory), Inventory:

(a)        Not yet delivered to the Borrower;

(b)        The purchase of which is supported by a Commercial Letter of Credit having a then remaining expiry of not more than seventy-five (75) days;

(c)        For which, if requested by the Collateral Agent, the Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement); and

(d)        Which otherwise would constitute Eligible In-Transit Inventory;

provided that the Administrative Agent may, in its reasonable discretion, exclude any particular Inventory from the definition of “Eligible Letter of Credit Inventory” in the event the Administrative Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by any Agent to arise which may otherwise adversely impact the ability of the Agents to realize upon such Inventory.

“Environmental Laws” means all Applicable Laws issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of human health or the environment, to the preservation or reclamation of natural resources, to the handling, treatment, storage, disposal of Hazardous Materials or to the assessment or remediation of any Release or threatened Release of any Hazardous Material or to the environment.

“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in violation of Environmental Laws, (c) exposure to any Hazardous Materials in violation of Environmental Laws, (d) the Release or threatened Release of any Hazardous Materials into the environment in violation of Environmental Laws, (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing, or (f) the existence of Hazardous Material on, from, under or about any owned or formerly owned or occupied Real Estate of any Loan Party or any of its Subsidiaries in violation of Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) for purposes of the provisions relating to Section 302 of ERISA and Section 412 of the Code).

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of a failure to make the “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA) or with respect to a Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), in excess of $20,000,000, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent or any of its ERISA Affiliates of any liability in excess of $20,000,000 with respect to (i) the withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or (ii) the cessation of operations by the Parent or any ERISA Affiliate which is treated as such a withdrawal under Section 4062(e) of ERISA; or (g) the incurrence by the Parent or any ERISA Affiliate of any Withdrawal Liability in excess of $20,000,000 or receipt by the Parent or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization.

“Event of Default” has the meaning assigned to such term in SECTION 7.01. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived in writing in accordance with the terms of this Agreement.

“Excluded DDA” means (i) a DDA which solely contains funds not constituting proceeds of the Collateral (it being understood that if such DDA contains any proceeds of Collateral, it shall not constitute an Excluded DDA), (ii) a Trust Funds DDA, and (iii) a Disbursement Account.

“Excluded Taxes” means, with respect to the Agents, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes) by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under SECTION 2.24(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with SECTION 2.23(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to SECTION 2.23(a), (d) any U.S. federal, state or local backup withholding tax, and (e) any U.S. federal withholding tax imposed under FATCA.

“Existing Letters of Credit” means each of the Letters of Credit issued by a Lender and outstanding on the Effective Date, as set forth in the Information Certificate.

“Existing Obligations” has the meaning provided in SECTION 9.22.

“Facility Guarantee” means any Guarantee of the Obligations executed by the Facility Guarantors in favor of the Agents and the other Credit Parties.

“Facility Guarantors” means the Parent and each of the Material Domestic Subsidiaries of the Borrower, as listed on Schedule 1.2, and each of the wholly-owned Material Subsidiaries of the Borrower hereafter created or acquired.

“Facility Guarantors’ Collateral Documents” means all security agreements, pledge agreements, deeds of trust, deeds of hypothec, and other instruments, documents or agreements executed and delivered by the Facility Guarantors to secure the Facility Guarantee and the Obligations.

“FATCA” means current Section 1471 through 1474 of the Code or any amended version or successor provision that is substantively similar and, in each case, any regulations promulgated thereunder and any interpretation and other guidance issued in connection therewith.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of one percent (0.0001%)) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of one percent (0.0001%)) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter dated as of February 25, 2011 by and among the Borrower, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Financial Hedge” means, for any Loan Party, any present or future, whether master or single, agreement, document, or instrument providing for, or constituting an agreement to enter into, (a) any commodity hedge, (b) any arrangement for foreign-currency-exchange protection, and (c) any interest-rate swap, cap, collar, or similar arrangement, including, without limitation, any “swap agreement” (as defined in 11 U.S.C.§101, as in effect from time to time, or any successor statute).

“Financial Officer” means, with respect to any Loan Party, the chief financial officer, treasurer, controller or vice president of accounting and reporting of such Loan Party.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end as described on attached Schedule 1.3.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end as described on attached Schedule 1.3.

“Fiscal Year” means any period of twelve consecutive months ending as described on attached Schedule 1.3.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means accounting principles which are generally accepted in the United States in effect and applicable to that accounting period in respect of which reference to GAAP is being made, and consistently applied for all periods reported, subject to SECTION 1.03.

“General Security Agreements” means General Security Agreements (governed by Ontario law) dated as of the Closing Date, entered into among each Loan Party (with Collateral in Canada) and the Collateral Agent for the benefit of the Credit Parties thereunder, as amended and in effect from time to time.

“Governmental Authority” means the government of the United States of America, Canada, or any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Securities” means (to the extent they mature within one (1) year from the date in question) readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America, and (b) obligations of an agency or instrumentality of, or corporation owned, controlled, or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law because of their dangerous or deleterious properties, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Indebtedness” of any Person means, without duplication:

(a)     All obligations of such Person for borrowed money (including any obligations which are without recourse to the credit of such Person);

(b)     All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)     All obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(d)     All obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued liabilities incurred in the ordinary course of business);

(e)     All Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(f)     All Guarantees by such Person of Indebtedness of others;

(g)     All Capital Lease Obligations of such Person;

(h)     All obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

(i)     All obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(j)     All Financial Hedges; and

(k)     The principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP as in effect on the Effective Date.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided therefor in SECTION 9.03(b).

“Information” has the meaning provided therefor in SECTION 9.15.

“Information Certificate” means the Information Certificate dated as of the Effective Date delivered by the Loan Parties to the Administrative Agent.

“Interest Payment Date” means (a) with respect to any Prime Rate Loan (including a Swingline Loan), the last day of each calendar month and (b) with respect to any LIBO Loan, on the last day of the Interest Period applicable to the Borrowing of which such LIBO Loan is a part, and, in addition, if such LIBO Loan has an Interest Period of greater than ninety (90) days, the last day of every third month of such Interest Period.

“Interest Period” means, with respect to any LIBO Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3), six (6) or twelve (12) months thereafter, as the Borrower may elect by notice to the Administrative Agent in accordance with the provisions of this Agreement; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the calendar month of such Interest Period, (c) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date, and (d) notwithstanding the provisions of clause (c), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“In-Transit Inventory” means Inventory of the Borrower which is in the possession of a common carrier and is in transit from a location outside of the United States to a location of the Borrower that is within the United States or Canada in which the Borrower has a store location or a distribution center.

“Inventory” has the meaning assigned to such term in the Security Agreement or the General Security Agreements and, as regards inventory located in Canada, includes all “inventory” as defined in the PPSA.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent and without duplication of Availability Reserves, in the Administrative Agent’s reasonable commercial discretion exercised in good faith with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory, which reflect such other factors as negatively affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Administrative Agent determines in its reasonable discretion will need to be satisfied in connection with the realization upon the Inventory.

“Investment” means with respect to any Person:

(a)     The acquisition by such Person of any Capital Stock, evidence of Indebtedness or other security of another Person, including any option, warrant or right to acquire the same;

(b)     Any loan, advance, contribution to capital, Guarantee of any obligation of another Person, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms) to another Person;

(c)     Any Acquisition; and

(d)     Any other investment or interest in any Person that is required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property, in all cases whether now existing or hereafter made. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return on capital, repayment or other amount received in cash by the Borrower or a Subsidiary in respect of such Investment.

“Issuing Banks” means, individually and collectively, in its capacity as an issuer of Letters of Credit hereunder, any Lender (or any Person who was a Lender (or an Affiliate of such Lender at such time) at the time of issuance of the Letter of Credit). Any Lender, as Issuing Bank, may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” shall mean an agreement, in form and substance reasonably satisfactory to Administrative Agent, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Facility Guarantor, as the Administrative Agent and the Borrower may agree.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Lease” means any written agreement, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lenders” means the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement as set forth in SECTION 9.04(b) and each Additional Commitment Lender that becomes a party to this Agreement as set forth in SECTION 2.02.

“Letter of Credit” means a letter of credit that is issued by an Issuing Bank pursuant to this Agreement for the account of the Borrower, constituting either a Standby Letter of Credit or Commercial Letter of Credit, issued in connection with the purchase of Inventory by the Borrower and for other purposes for which the Borrower has historically obtained letters of credit, in the ordinary course of business of the Borrower and its Subsidiaries or for any other purpose that is reasonably acceptable to the Administrative Agent, and in form reasonably satisfactory to the Issuing Bank, provided that any Letter of Credit issued by a Person who was a Lender (or an Affiliate of such Lender at such time) at the time of issuance of a Letter of Credit, but is no longer a Lender, shall be deemed a Letter of Credit hereunder (other than for purposes of SECTIONS 2.19(c) and (d)) only until (i) such Letter of Credit has expired without being drawn, been returned undrawn, or has been otherwise terminated, or (ii) the amounts available thereunder have been drawn and such Person has received reimbursement for such drawing. Letters of Credit may permit payment by presentation of either a sight draft or a time draft (not to exceed ninety (90) days) as selected by the Borrower. Without limiting the foregoing, all Banker’s Acceptances and all Existing Letters of Credit shall for all purposes be deemed to be, and shall be subject to all provisions relating to, “Letters of Credit” hereunder.

“Letter of Credit Disbursement” means a payment made by an Issuing Bank to the beneficiary of, and pursuant to, a Letter of Credit.

“Letter of Credit Fees” means the fees payable in respect of Letters of Credit pursuant to SECTION 2.19(c).

“Letter of Credit Outstandings” means, at any time, the sum of (a) the Stated Amount of all Letters of Credit outstanding at such time, plus (b) all amounts theretofore drawn or paid under Letters of Credit for which the Issuing Bank has not then been reimbursed.

“LIBO Borrowing” means a Borrowing comprised of LIBO Loans.

“LIBO Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“LIBO Rate” means for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance (choate or inchoate), charge or security interest in, on or of such asset, and, with respect to the Collateral located in Canada, also includes any prior claim or deemed trust in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Line Cap” means, at any time of determination, the lesser of (a) the Total Commitments or (b) the Borrowing Base.

“Loan Account” has the meaning assigned to such term in SECTION 2.20.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Collateral Access Agreements, the Customs Broker Agreements, the Credit Card Notifications, the Security Documents, the Facility Guarantee, the Facility Guarantors’ Collateral Documents, and any other instrument or agreement now or hereafter executed and delivered in connection herewith.

“Loan Party” or “Loan Parties” means the Borrower and the Facility Guarantors.

“Loans” means all Revolving Credit Loans and other advances to or for account of the Borrower pursuant to this Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means any event, fact, or circumstance, which, after the Effective Date, has a material adverse effect on, (a) the business, assets, financial condition or income of the Loan Parties taken as a whole, or (b) the validity or enforceability of this Agreement or the other Loan Documents, in any material respect, or any of the material rights or remedies of the Credit Parties hereunder or thereunder.

“Material Canadian Subsidiary” means as to any Person, a Canadian Subsidiary of such Person that, as of the end of the most recent Fiscal Quarter for which financial statements are available owns assets consisting of Inventory and Accounts of more than $10,000,000, individually. The designation of a Subsidiary as a “Material Canadian Subsidiary” shall be permanent notwithstanding any subsequent reduction in such Subsidiary’s assets, unless otherwise consented to by the Administrative Agent. As of the Effective Date, there are no Material Canadian Subsidiaries.

“Material Contract” means, with respect to any Loan Party, each contract to which such Loan Party is a party and which has been filed or is required to be filed as an exhibit to any report filed by any Loan Party with the SEC.

“Material Domestic Subsidiary” means as to any Person, a Domestic Subsidiary of such Person that, as of the end of the most recent Fiscal Quarter for which financial statements are available owns assets consisting of Inventory and Accounts of more than $10,000,000, individually. The designation of a Subsidiary as a “Material Domestic Subsidiary” shall be permanent notwithstanding any subsequent reduction in such Subsidiary’s assets, unless otherwise consented to by the Administrative Agent. As of the Effective Date, the Subsidiaries listed on Schedule 1.4 are not Material Domestic Subsidiaries.

“Material Indebtedness” means Indebtedness (other than the Obligations and inter-company Indebtedness) of the Loan Parties in an aggregate principal amount exceeding $15,000,000. For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Financial Hedge at such time shall be calculated at the Agreement Value thereof.

“Material Subsidiary” means a Material Canadian Subsidiary or a Material Domestic Subsidiary, as the case may be.

“Maturity Date” means April 4, 2016.

“Maximum Rate” has the meaning provided therefor in SECTION 9.13.

“Minority Lenders” has the meaning provided therefor in SECTION 9.02(c).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Parent or any ERISA Affiliate makes or is obligated to make contributions.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including appraisals, and brokerage, legal, title and recording tax expenses and commissions) paid by any Loan Party or a Subsidiary to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by any Loan Party as a result of such event to repay (or to establish an escrow for the repayment of) any Indebtedness (other than the Obligations and any other obligations secured by the Security Documents) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, or a Permitted Encumbrance that is senior to the Lien of the Collateral Agent, and (iii) cash Taxes paid or reasonably estimated to be actually payable in cash in connection therewith (it being understood and agreed that (x) until actually paid, the amount of such Taxes shall be maintained in a segregated DDA of the Borrower and not used for any other purpose, and (y) upon payment of any such Taxes, “Net Proceeds” shall be deemed to include an amount equal to any amounts in excess of the Taxes actually paid and shall be promptly paid to the Administrative Agent).

“Notes” means, collectively, (i) Revolving Credit Notes and (ii) the Swingline Note, each as may be amended, supplemented or modified from time to time.

“Obligations” means (a) the due and punctual payment of (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party under the Bankruptcy Code, the BIA, the WURA or the CCAA or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Loans, as and when due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Loan Parties under this Agreement or any other Loan Document in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Credit Parties under this Agreement and the other Loan Documents, including, without limitation, for all such items that accrue after the commencement of any case or proceeding by or against any Loan Party under the Bankruptcy Code, the BIA, the WURA or the CCAA or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding, (b) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement and the other Loan Documents, and (c) Other Liabilities.

“Other Liabilities” means any transaction with any Agent, any Lender or any of their respective Affiliates, which arises out of any Bank Product or Cash Management Service provided by any such Person, as each may be amended from time to time.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overadvance” means a loan, advance, or providing of credit support (such as the issuance of a Letter of Credit) to the extent that, immediately after its having been made, Availability is less than zero.

“Participant” shall have the meaning provided therefor in SECTION 9.04(e).

“Parent” means Pier 1 Imports, Inc.

“Participation Register” has the meaning provided therefor in SECTION 9.04(e).

“Payment Conditions” means, with respect to any transaction or payment, (i) no Default or Event of Default has occurred or shall occur after giving effect to such transaction or payment, (ii) Availability will be equal to or greater than seventeen and one-half percent (17.5%) of the Line Cap after giving pro forma effect to such transaction or payment and as projected on a pro forma basis for the six (6) months following such transaction or payment, (iii) after giving pro forma effect to such transaction or payment, the Consolidated Fixed Charge Coverage Ratio for the twelve months preceding such transaction or payment shall be equal to or greater than 1.00:1.00, and (iv) the Borrower shall have provided projections to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, evidencing the satisfaction of the conditions described in clauses (ii) and (iii) above.

“Paid in Full” means the date on which (i) the Commitments shall have expired or been terminated, the Lenders have no further obligation to make any Loans and the Issuing Banks shall have no further obligation to issue Letters of Credit hereunder, (ii) the principal of and interest on all Loans and all fees, expenses and indemnities and other Obligations (other than any contingent indemnification Obligations for which no claim has then been asserted) shall have been indefeasibly paid in full in cash, (iii) all Letters of Credit shall have expired or terminated or been cash collateralized to the extent provided herein (or, alternatively, the applicable Issuing Bank(s) shall have received, in form and substance and from an issuing bank reasonably satisfactory to the Administrative Agent and such Issuing Bank, a backstop letter of credit in an amount equal to 103% of the Letter of Credit Outstandings with respect to such Letters of Credit) and (iv) all Letter of Credit Disbursements shall have been reimbursed. “Payment in Full” shall have a correlative meaning.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means an Acquisition in which each of the following conditions are satisfied:

(a)        No Default or Event of Default then exists or would arise from the consummation of such Acquisition;

(b)        If any proceeds of the Loan are to be used for such Acquisition, such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate Applicable Law;

(c)        If the Acquisition is an Acquisition of Capital Stock, a Loan Party shall own directly or indirectly a majority of the Capital Stock in the Person being acquired and shall Control a majority of any voting interests, and/or shall otherwise Control the governance of the Person being acquired;

(d)        Any material assets acquired shall be utilized in, and if the Acquisition involves a merger, amalgamation, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by the Borrower or any of its Subsidiaries under this Agreement;

(e)        If the Person which is the subject of such Acquisition will be maintained as a Material Domestic Subsidiary of a Loan Party, or if the assets acquired in an acquisition will be transferred to a Material Domestic Subsidiary which is not a Loan Party, such Subsidiary shall have been joined as a “Loan Party” hereunder, and the Collateral Agent shall have received a first priority security and/or mortgage interest in such Subsidiary’s Inventory and Accounts and other property of the same nature as constitutes collateral under the Security Documents in order to secure the Obligations; and

(f)        (i) the Payment Conditions shall have been satisfied, or (ii)(A) after giving pro forma effect to such Acquisition, Availability will be (and is projected on a pro forma basis for the twelve (12) months following such transaction or payment, to be) equal to or greater than thirty-five percent (35%) of the Line Cap, and (B) the Borrower shall have provided projections to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, evidencing the satisfaction of the conditions described in clause (ii)(A) above, or (iii) the Covenant Conditions shall have been satisfied and the aggregate purchase price paid in cash for all such Acquisitions incurred under this clause (f)(iii) (together with all Restricted Payments, voluntary prepayments of Indebtedness and Investments previously made as to which the Capped Amount applies) shall not exceed the Capped Amount.

“Permitted Disposition” means any of the following:

(a)        licensed departments of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(b)        bulk sales or other dispositions of the Inventory of the Borrower not in the ordinary course of business in connection with store closings, at arm’s length, provided, that (i) the Annual Store Closing Percentage shall not exceed ten percent (10%) in any Fiscal Year, and (ii) the Aggregate Store Closing Percentage shall not exceed twenty-five percent (25%) at any time, provided, further that all sales of Inventory in connection with store closings which occur within any twelve (12) month period which are in the aggregate in excess of ten percent (10%) of the number of the Borrower’s stores in operation as of the Effective Date shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Administrative Agent;

(c)        Dispositions of equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer used or useful in its business or that of any Subsidiary;

(d)        Sales, transfers and dispositions among the Loan Parties;

(e)        Any sale or sale-leaseback transaction of Real Estate owned by any of the Loan Parties, provided that, in the case of any such sale-leaseback, upon request by the Administrative Agent, the Loan Parties shall have delivered to the Administrative Agent a Collateral Access Agreement duly executed by the purchaser of such Real Estate on terms and conditions reasonably satisfactory to the Administrative Agent;

(f)        Disposition of any assets or capital stock of any Subsidiary or Person which is not a Loan Party; and

(g)        The transfer of company-owned life insurance policies, participant contributions, and/or employer matching funds to one or more of the sub-trusts established under the Pier 1 Umbrella Trust, as amended, for the sole purpose of setting aside funds to be used to settle obligations under one or more non-qualified deferred compensation plans maintained by the Parent and its employing Subsidiaries.

“Permitted Dividends” means:

(a)        Dividends with respect to Capital Stock payable solely in additional shares of or warrants to purchase common stock;

(b)        Stock splits (traditional and reverse) or reclassifications of stock into additional or other shares of common stock;

(c)        The declaration and payment of a dividend by any Subsidiary of a Loan Party to a Loan Party;

(d)        Restricted Payments in an amount not to exceed $20,000,000 in the aggregate per year, so long as no Default or Event of Default has occurred or shall occur after giving effect to such Restricted Payments;

(e)        So long as the Covenant Conditions shall have been satisfied, Restricted Payments in an amount, which, when aggregated with all other Restricted Payments made pursuant to this clause (e), Permitted Acquisitions, voluntary prepayments of Indebtedness and Investments previously made to which the Capped Amount applies, do not exceed the Capped Amount;

(f)        Restricted Payments other than those described in clauses (d) and (e) above so long as (i) no Default or Event of Default has occurred or shall occur after giving effect to such Restricted Payment, and (ii) after giving pro forma effect to such Restricted Payment, Availability will be (and is projected on a pro forma basis for the twelve (12) months following such transaction or payment, to be) equal to or greater than fifty percent (50%) of the Line Cap, and (iii) the Borrower shall have provided projections to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, evidencing the satisfaction of the conditions described in clause (ii) above; and

(g)        Other Restricted Payments so long as the Payment Conditions shall have been satisfied, provided that for purposes of this clause (g), the percentage set forth in clause (ii) of the definition of “Payment Conditions” shall be twenty percent (20%), and the ratio set forth in clause (iii) of the definition of “Payment Conditions” shall be 1.10:1.0.

“Permitted Encumbrances” means:

(a)        Liens imposed by law for Taxes that are not yet due or are being contested in compliance with SECTION 5.05;

(b)        Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by Applicable Law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with SECTION 5.05;

(c)        Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)        Deposits to secure or relating to the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds (and Liens arising in accordance with Applicable Law in connection therewith), and other obligations of a like nature, in each case in the ordinary course of business;

(e)        Judgment Liens in respect of judgments that do not constitute an Event of Default under SECTION 7.01(l);

(f)        Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way, mineral leases or similar agreements and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party;

(g)        Any Lien on any property or asset of any Loan Party set forth in the Information Certificate, provided that, if such Lien secures Indebtedness, such Lien shall secure only the Indebtedness set forth in the Information Certificate as of the Effective Date (and extensions, renewals and replacements thereof permitted under SECTION 6.01);

(h)        Liens on fixed or capital assets acquired by any Loan Party which are permitted under SECTION 6.01 so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of the construction or improvement thereof (other than refinancings thereof permitted hereunder), (ii) the Indebtedness secured thereby does not exceed one hundred percent (100%) of the cost of acquisition or improvement of such fixed or capital assets, together with any “soft costs” related thereto, and (iii) such Liens shall not extend to any other property or assets of the Loan Parties; provided that any Indebtedness provided by any lender secured by any Lien permitted under this clause (h) may also be secured by other fixed or capital assets which secure other Indebtedness provided by the same lender or its Affiliates permitted hereunder and which is secured by any Lien permitted under this clause (h);

(i)        Liens in favor of the Collateral Agent for its own benefit and the benefit of the other Credit Parties;

(j)        Landlords’ and lessors’ Liens in respect of rent not in default for more than thirty (30) days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(k)        Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Effective Date and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)        Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m)        Liens on Real Estate or on the Capital Stock of the Persons owning such Real Estate to finance or refinance Indebtedness permitted by clause (i) of the definition of Permitted Indebtedness; provided that such Liens shall not apply to any property or assets of the Loan Parties other than the Real Estate or Capital Stock so financed or refinanced;

(n)        Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or a Permitted Investment of the type described in clauses (p) and/or (q) of the definition of “Permitted Investment”;

(o)        Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Party;

(p)        Voluntary Liens on assets in existence at the time such assets are acquired pursuant to a Permitted Acquisition or on assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or such Permitted Investment and do not attach to any other assets of any Loan Party and provided further that in no event shall such assets be included as eligible for borrowing under the Borrowing Base;

(q)        Liens in favor of customs and revenues authorities imposed by Applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;

(r)        Liens placed on any of the assets or equity interests of a Foreign Subsidiary;

(s)        Any interest or title of a licensor, sublicensor, lessor or sublessor under any license or operating or true lease agreement;

(t)        Licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business;

(u)        The replacement, extension or renewal of any Permitted Encumbrance; provided, that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Effective Date or the date such Lien was incurred, as applicable;

(v)        Liens arising by operation of law under Article 4 of the UCC (or any similar law in Canada) in connection with collection of items provided for therein;

(w)        Liens arising by operation of law under Article 2 of the UCC (or any similar laws in Canada) in favor of a reclaiming seller of goods or buyer of goods;

(x)        Liens on operating accounts subject to overdraft protection or securities accounts in connection with overdraft protection, netting and other similar services;

(y)        Security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(z)        Liens on assets to secure Indebtedness permitted to be secured under clause (r) of the definition of “Permitted Indebtedness”;

(aa)        Liens consisting of deposits in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time outstanding; and

(bb)        Liens in favor of a financial institution encumbering deposits (including the right of setoff) held by such financial institution in the ordinary course of business in respect of Indebtedness permitted hereunder and which are within the general parameters customary in the banking industry.

“Permitted Indebtedness” means each of the following:

(a)        The Obligations;

(b)        Indebtedness set forth in the Information Certificate and extensions, renewals and replacements of any such Indebtedness, so long as after giving effect thereto (i) the principal amount of the Indebtedness outstanding at such time is not increased (except by the amount of any accrued interest, reasonable closing costs, expenses, fees, and premium paid in connection with such extension, renewal or replacement), (ii) if the final maturity date of such Indebtedness set forth in the Information Certificate is prior to the Maturity Date, the result of such extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life and (iii) if the final maturity date of such Indebtedness set forth in the Information Certificate is after the Maturity Date, the result of such extension, renewal or replacement shall not be a maturity date earlier than the earlier of (A) a date that is at least six (6) months after the Maturity Date, or (B) the maturity date of the Indebtedness being refinanced;

(c)        Indebtedness of any Loan Party to any other Loan Party or to any of their Affiliates;

(d)        Guarantees by any Loan Party of Indebtedness or other obligations of (i) any other Loan Party, and (ii) any other Subsidiary of the Borrower so long as, in the case of this clause (ii), such Guarantees (together with any Investments made pursuant to clauses (i)(ii) and (p) of the definition of “Permitted Investments”) shall not exceed an aggregate principal amount of $50,000,000 at any time outstanding;

(e)        Purchase money Indebtedness of any Loan Party to finance the acquisition or improvement of any fixed or capital assets, including Capital Lease Obligations (excluding therein any Indebtedness incurred in connection with sale or sale-leaseback transactions permitted under clause (j) of this definition), and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (and not incurred in contemplation of such acquisition), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $50,000,000 at any time outstanding;

(f)        Indebtedness under Financial Hedges, other than for speculative purposes, entered into in the ordinary course of business;

(g)        Contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of retail stores;

(h)        Indebtedness incurred for the construction or acquisition of, or to finance or to refinance, any Real Estate owned by any Loan Party;

(i)        Indebtedness with respect to the deferred purchase price for any Permitted Acquisition or any Permitted Investment of the type described in clauses (p) and/or (q) of the definition of “Permitted Investment”, provided that no such Indebtedness shall be secured by any of the Collateral;

(j)        Indebtedness incurred in connection with sale and sale-leaseback transactions permitted hereunder;

(k)        Subordinated Indebtedness;

(l)        Indebtedness incurred by any Foreign Subsidiary for working capital or general corporate purposes which is not guaranteed by or secured by any assets of any Loan Party (other than the capital stock of such Foreign Subsidiary);

(m)        Indebtedness constituting the obligation to make purchase price adjustments and indemnities in connection with Permitted Acquisitions or Permitted Investments of the type described in clauses (p) and/or (q) of the definition of “Permitted Investment”;

(n)        Guarantees and letters of credit and surety bonds issued in connection with Permitted Acquisitions, Permitted Dispositions and Permitted Investments of the type described in clauses (p) and/or (q) of the definition of “Permitted Investment”;

(o)        Indebtedness of any Loan Party acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time and as a result of a Permitted Acquisition); provided, that in each case such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition;

(p)        Indebtedness relating to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(q)        without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest;

(r)        other Indebtedness; provided that any such Indebtedness shall (i) have a maturity date of not less than six (6) months following the Maturity Date, (ii) not require any amortization of principal until Payment in Full, (iii) except to the extent such Indebtedness does not exceed the aggregate principal amount of $250,000,000, be unsecured; provided further that any secured Indebtedness permitted pursuant to this clause (r) shall (A) not encumber any Collateral and (B) if requested by the Administrative Agent, be subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and duly executed by the holder of such Indebtedness;

(s)        Indebtedness relating to existing letters of credit obtained from Canadian financial institutions, as set forth in the Information Certificate; and

(t)        other unsecured Indebtedness in an aggregate principal amount not exceeding $100,000,000 at any time outstanding.

“Permitted Investments” means each of the following:

(a)        Government Securities;

(b)        Collective investment funds created pursuant to Regulation 9 of the Office of the Comptroller of the Currency of the United States, rated AAA by S&P or Aaa by Moody’s and in compliance with SEC Rule 2(a)7, that are invested solely in one (1) or more securities of the United States government, securities issued by one (1) or more agencies of the United States government, repurchase agreements, reverse repurchase agreements, and individual corporate securities rated AAA by S&P or Aaa by Moody’s;

(c)        Certificates of deposit, Eurodollar certificates of deposit, demand and time deposits, and prime bankers acceptances issued by any financial institution organized and existing under the laws of the United States of America or any of its states and having on the date of the investment an S&P rating of at least A- or A-1 or a Moody’s rating of at least A-3 or P-1, in each case due within one (1) year after the date of the making of the investment;

(d)        Fully collateralized repurchase agreements with a financial institution described in clause (c) above having a defined termination date, fully secured by obligations of the United States government, or its agencies, and due within one (1) year after the date of the making of the investment;

(e)        Tax-exempt mutual funds that invest in municipal securities rated A1 or higher or AA or higher by S&P or P1 or higher or Aa or higher by Moody’s and in compliance with SEC Rule 2(a)7;

(f)        Variable-rate tax-exempt demand notes issued by municipalities and rated AA or higher by S&P or Aa or higher by Moody’s and due within one (1) year after the date of the making of the investment;

(g)        Commercial paper issued by corporations and rated A2 or higher by S&P or P2 or higher by Moody’s and corporate debt obligations rated BBB or higher by S&P or Baa2 or higher by Moody’s. So long as the instrument is rated A1 or higher or A- or higher by S&P or P1 or higher or A3 or higher by Moody’s it must be due within one (1) year after the date of the making of the investment, otherwise it shall be due within ninety (90) days after the date of the making of the investment;

(h)        Loan participations through a financial institution described in clause (c) above, provided the underlying corporate credit is rated A2 or higher by S&P and P2 or higher by Moody’s and provided such loan participations are limited in duration to overnight investments;

(i)        Investments by any one or more Loan Parties (i) in other Loan Parties, and (ii) so long as no Default or Event of Default exists or arises as a result thereof, in any other Subsidiary of the Borrower so long as, in the case of this clause (ii) such Investments (together with any Guarantees made pursuant to clause (d)(ii) of the definition of “Permitted Indebtedness” and any Investments made pursuant to clause (p) of this definition of “Permitted Investments”) shall not exceed an aggregate principal amount of $50,000,000 at any time outstanding;

(j)        Loans or advances to directors, officers, and employees of the Loan Parties that never exceed a total of $10,000,000 outstanding for all of the Loan Parties and to the extent not prohibited by the Sarbanes-Oxley Act of 2002;

(k)        Indebtedness of customers created in any Loan Party’s ordinary course of business in a manner consistent with its present practices;

(l)        Financial Hedges not for speculative purposes;

(m)        Callable agency securities issued by government-sponsored entities and rated AAA by S&P or Aaa by Moody’s;

(n)        Agency bullet securities issued by government-sponsored entities and rated AAA by S&P or Aaa by Moody’s;

(o)        Permitted Acquisitions;

(p)        Other Investments (including the purchase of less than fifty percent (50%) of the Capital Stock of another Person), so long as such Investments (together with any Guarantees made pursuant to clause (d)(ii) of the definition of “Permitted Indebtedness” and any Investments made pursuant to clause (i)(ii) of this definition of “Permitted Investments”) shall not exceed an aggregate principal amount of $50,000,000 at any time outstanding; and;

(q)        Other Investments (including the purchase of less than fifty percent (50%) of the Capital Stock of another Person), so long as either (i) the Payment Conditions shall have been satisfied, or (ii)(A) no Default or Event of Default has occurred or shall occur after giving effect to such Investment, and (B) after giving pro forma effect to such Investment, Availability will be (and is projected on a pro forma basis for the twelve (12) months following such transaction or payment, to be) equal to or greater than thirty-five percent (35%) of the Line Cap, and (C) the Borrower shall have provided projections to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, evidencing the satisfaction of the conditions described in clause (ii)(B) above, or (iii) the Covenant Conditions shall have been satisfied and the aggregate amount of all Investments incurred under this clause (q)(iii) (together with all Restricted Payments, prepayments of Indebtedness and Permitted Acquisitions previously made to which the Capped Amount applies) shall not exceed the Capped Amount.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its reasonable discretion, which:

(a)        Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; and

(b)        Together with all other Permitted Overadvances then outstanding, (i) shall not exceed five percent (5%) of the Borrowing Base, in the aggregate outstanding at any time or (ii) unless a liquidation of the Collateral is then occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case the Required Lenders otherwise agree;

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of SECTION 2.13(h) regarding any Lender’s obligations with respect to Letter of Credit Disbursements, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and such inadvertent Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder; and further provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Total Commitments (as in effect prior to any termination of the Total Commitments pursuant to SECTION 7.01).

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any defined benefit plan (as defined in Section 3(25) of ERISA) (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” (as defined in Section 3(5) of ERISA) sponsoring or maintaining such plan.

“PPSA” means the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

“Prepayment Event” means any of the following events:

(a)        Any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any Collateral, other than the sale of Inventory in the ordinary course of business;

(b)        Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Collateral, unless the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent; or

(c)        The incurrence by a Loan Party of any Indebtedness other than Permitted Indebtedness.

“Prime Rate” means, for any day, the highest of: (a) the variable annual rate of interest then most recently announced by Bank of America at its head office in Charlotte, North Carolina as its “Prime Rate”; (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% (0.50%) per annum; and (c) the Adjusted LIBO Rate for an Interest Period of one month, plus 1% per annum. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. If for any reason the Administrative Agent, in accordance with SECTION 2.10, shall have determined (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for an Interest Period of one month, the Prime Rate shall be determined without regard to clause (c) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Prime Rate due to a change in Bank of America’s Prime Rate, the Adjusted LIBO Rate (after the expiration of the Interest Period previously used in determining the Prime Rate) or the Federal Funds Effective Rate shall be effective on the effective date of such change in Bank of America’s Prime Rate, the Adjusted LIBO Rate (after the expiration of the Interest Period previously used in determining the Prime Rate) or the Federal Funds Effective Rate, respectively.

“Prime Rate Loan” means any Revolving Credit Loan bearing interest at a rate determined by reference to the Prime Rate, in accordance with the provisions of Article II.

“pro forma basis” means, in respect of a Specified Transaction, that such Specified Transaction shall be deemed to have occurred as of the first day of the applicable period of measurement in connection with the determination of the Consolidated Fixed Charge Ratio or Availability, as applicable.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and any regulations promulgated thereunder, if any, as the same may be amended from time to time.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Register” has the meaning provided in SECTION 9.04(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” has the meaning provided in Section 101(22) of CERCLA.

“Reports” has the meaning provided in SECTION 8.13.

“Required Lenders” means, at any time, Lenders (other than Delinquent Lenders and Deteriorating Lenders, respectively) having Commitments aggregating more than fifty percent (50%) of the Total Commitments, or if the Commitments have been terminated, Lenders (other than Delinquent Lenders and Deteriorating Lenders, respectively) whose percentage of the outstanding Credit Extensions (calculated assuming settlement and repayment of all Swingline Loans by the Lenders) aggregate not less than fifty percent (50%) of all such Credit Extensions.

“Reserves” means all (if any) Inventory Reserves and Availability Reserves.

“Responsible Officer” of any Person shall mean any executive officer or financial officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Capital Stock of a Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of a Person or any option, warrant or other right to acquire any Capital Stock of a Person; provided that “Restricted Payments” shall not include any dividends payable solely in Capital Stock of a Loan Party.

“Revolving Credit Ceiling” means $300,000,000, as such amount may be increased or reduced in accordance with the terms of this Agreement.

“Revolving Credit Loans” means all loans at any time made by any Lender pursuant to Article II and, to the extent applicable, shall include Swingline Loans made by the Swingline Lender pursuant to SECTION 2.06.

“Revolving Credit Notes” means the promissory notes of the Borrower substantially in the form of Exhibit D, each payable to the order of a Lender, evidencing the Revolving Credit Loans made to the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent for its benefit and for the benefit of the other Credit Parties, as amended and in effect from time to time.

“Security Documents” means the Security Agreement, the General Security Agreements, the Deeds of Hypothec, the Facility Guarantee, the Facility Guarantors’ Collateral Documents, and each other security agreement or other instrument or document executed and delivered pursuant to this Agreement or any other Loan Document to secure any of the Obligations.

“Settlement Date” has the meaning provided in SECTION 2.22(b).

“Solvent” means, with respect to any Person on a particular date, that on such date (i) (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged, and (ii) as to any Person incorporated or organized under the laws of Canada or any province or territory thereof, such Person is not an “insolvent person” as defined in the BIA.

“Specified Default” means the occurrence of any Event of Default specified in SECTIONS 7.01(a), 7.01(b), 7.01(c), 7.01(d) (with respect to Article VI, SECTIONS 5.01(d), 5.08(b) or 5.11 only), 7.01(f) (but only to the extent such Material Indebtedness has been accelerated), 7.01(g), 7.01(h), 7.01(i), 7.01(j), 7.01(k), 7.01(n), 7.01(o), 7.01(p), 7.01(s), or SECTION 7.01(t).

“Specified Transaction” means any Permitted Acquisition, any Investment made pursuant to clause (q) of the definition of “Permitted Investment”, prepayment of Indebtedness pursuant to Section 6.06(b)(ii), and any Restricted Payment or other event that by the terms of this Agreement requires such test to be calculated on a “pro forma basis” or after giving “pro forma effect.”

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Agents.

“Subsidiary” means with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Capital Stock representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, Controlled or held, or (b) except with respect to any financial statements or calculations in accordance with GAAP, that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swingline Lender” means Bank of America, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made by the Swingline Lender to the Borrower, pursuant to SECTION 2.06 hereof.

“Swingline Loan Ceiling” means, at any time, ten percent (10%) of the Total Commitments. As of the Effective Date, the Swingline Loan Ceiling is $30,000,000.

“Swingline Note” means the promissory note of the Borrower substantially in the form of Exhibit E, payable to the order of the applicable Swingline Lender, evidencing the Swingline Loans made by the Swingline Lender to the Borrower.

“Syndication Agent” has the meaning provided in the preamble to this Agreement.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated and the Total Commitments are irrevocably terminated, (iii) the date of the occurrence of any Event of Default pursuant to SECTION 7.01(h) or 7.01(i), or (iv) the termination of the Total Commitments in accordance with the provisions of SECTION 2.15.

“Total Commitments” means, at any time, the sum of the Commitments at such time. As of the Effective Date, the Total Commitments aggregate $300,000,000.

“Total Outstandings” means the aggregate outstanding principal amount of all Loans and all Letter of Credit Outstandings.

“Trust Funds” means any cash comprised of (i) funds specifically and exclusively used for payroll Taxes, payroll and other employee benefit payments to or for the benefit of any Loan Party’s or its Subsidiaries’ employees, (ii) all Taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof) and (iii) any other funds (A) which any Loan Party holds on behalf of another Person and (B) which such Loan Party holds as an escrow or fiduciary for such Person.

“Trust Funds DDA” has the meaning provided in SECTION 2.18(h).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, or the Prime Rate, as applicable.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unanimous Consent” means the consent of Lenders (other than Delinquent Lenders and Deteriorating Lenders, respectively) holding one hundred percent (100%) of the Commitments (other than Commitments held by a Delinquent Lender or a Deteriorating Lender, respectively).

“Unused Commitment” shall mean, on any day, (a) the then Total Commitments minus (b) the sum of (i) the principal amount of Loans (other than Swingline Loans) then outstanding, and (ii) the then Letter of Credit Outstandings.

“Unused Fee” has the meaning provided in SECTION 2.19(b).

“Wage Earner Protection Act Reserve” means, on any date of determination, an Availability Reserve established from time to time by the Administrative Agent in its commercially reasonable discretion from the perspective of an asset-based lender exercised in good faith in such amount as the Administrative Agent determines reflects the amounts which would give rise to a Lien under the Wage Earner Protection Program Act (Canada) with respect to the employees of any Loan Party employed in Canada with priority under Applicable Law over the Lien of the Collateral Agent.

“WURA” means the Winding-Up and Restructuring Act (Canada), and any regulations promulgated thereunder, if any, as amended from time to time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal by the Parent or an ERISA Affiliate from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02        Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, replaced, refinanced or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, replacements, refinancings or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless the context shall otherwise require, (e) the term “security interest” shall include a hypothec and the term hypothecation, (f) the term “solidary” as used herein shall be read and interpreted in accordance with the Civil Code of Québec, (g) any reference to “registration” or “filing” in respect of security, security interest or hypothecation shall also mean “publishing”, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible, moveable and immoveable, and intangible assets and properties, including cash, securities, accounts and contract rights and (i) all financial statements and other financial information provided by the Borrower to the Agents or any Lender shall be provided with reference to dollars, and (j) all references to “$” or “dollars” or to amounts of money shall be deemed to be references to the lawful currency of the United States of America.

SECTION 1.03        Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Effective Date; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to reflect the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the parties hereto shall negotiate in good faith to enter into an amendment to this Agreement to preserve the original intent thereof in light of such change in GAAP and such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision shall have been amended in accordance herewith; provided, further, that any change in GAAP after the Effective Date will not cause any lease that was not or would not have been a capital lease prior to such change to be deemed a capital lease.

SECTION 1.04        Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number.

SECTION 1.05        Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.06        Letter of Credit Amounts.

Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

SECTION 1.07        Timing of Performance.

Except as otherwise provided in SECTION 2.21(a), if the performance of any covenant, duty or obligation under any Loan Document shall be due on a day that is not a Business Day, the date for such performance shall be extended to the next succeeding Business Day.

ARTICLE II

Amount and Terms of Credit

SECTION 2.01        Commitment of the Lenders.

(a)        Each Lender, severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth, to make Credit Extensions to or for the benefit of the Borrower, on a revolving basis, subject in each case to the following limitations:

    (i)        The Total Outstandings shall not at any time either (A) exceed $300,000,000 or any greater or lesser amount to which the Total Commitments have then been increased or reduced by the Borrower pursuant to SECTION 2.02 or SECTION 2.15, or (B) cause Availability to be less than zero;

    (ii)        Letters of Credit shall be available from the Issuing Banks to the Borrower, subject to the ratable participation of the Lenders, as set forth in SECTION 2.13. The Borrower shall not permit the aggregate Letter of Credit Outstandings at any time to exceed $200,000,000;

    (iii)        No Lender shall be obligated to make any Credit Extension to the Borrower in excess of such Lender’s Commitment; and

    (iv)        Subject to all of the other provisions of this Agreement, Revolving Credit Loans to the Borrower that are repaid may be reborrowed prior to the Termination Date. No new Credit Extensions (other than Permitted Overadvances) shall be made to the Borrower after the Termination Date.

(b)        Except as provided in SECTION 2.01(a)(iii), each Borrowing of Revolving Credit Loans (other than Swingline Loans) shall be made by the Lenders pro rata in accordance with their respective Commitments. The failure of any Lender to make any Loan to the Borrower shall neither relieve any other Lender of its obligation to fund its Loan to the Borrower in accordance with the provisions of this Agreement nor, except in accordance with SECTION 8.16(b), increase the obligation of any such other Lender.

SECTION 2.02        Increase in Total Commitments

(a)        So long as no Default or Event of Default exists or would arise therefrom, the Borrower shall have the right at any time, and from time to time, to request an increase of the Total Commitments to an amount not to exceed $400,000,000. Any such requested increase shall be first made to all existing Lenders on a pro rata basis. To the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Borrower, the Administrative Agent, in consultation with the Borrower, will use commercially reasonable efforts to arrange for other Persons (which Persons may be suggested by the Borrower but subject in any event to the approval of the Administrative Agent in accordance with the terms of this clause (a)) to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Total Commitments requested by the Borrower and not accepted by the existing Lenders (each such increase by either means, a “Commitment Increase,” and each Person issuing, or Lender increasing, its Commitment, an “Additional Commitment Lender”), provided, however, that (i) no Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Borrower, and (ii) any Additional Commitment Lender which is not an existing Lender shall qualify as an Eligible Assignee and shall be subject to the approval of the Administrative Agent, the Issuing Banks and the Borrower (which approval shall not be unreasonably withheld). Each Commitment Increase shall be in such minimum amounts as the Administrative Agent in its reasonable discretion shall determine.

(b)        Any Commitment Increase shall not become effective unless and until each of the following conditions have been satisfied:

    (i)        The Borrower, the Administrative Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Administrative Agent shall reasonably require;

    (ii)        The Borrower shall have paid such fees and other compensation, if any, to the Additional Commitment Lenders as the Borrower and such Additional Commitment Lenders shall agree in writing;

    (iii)        The Borrower shall have paid such arrangement fees to the Administrative Agent as the Borrower and the Administrative Agent may agree in writing;

    (iv)        Upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent, for the benefit of the Credit Parties, an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrower reasonably satisfactory to the Administrative Agent and dated such date;

    (v)        Upon the request of any Lender (including, without limitation, any Additional Commitment Lender), a Revolving Credit Note will be issued at the Borrower’s expense, to such Lender, to be in conformity with requirements of SECTION 2.07 (with appropriate modification) to the extent necessary to reflect the new Commitment of such Lender; and

    (vi)        The Borrower and each Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested.

(c)        The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Commitment Increase Date”), and at such time (i) the Total Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) Schedule 1.1 shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Lenders, and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased Commitments.

(d)        In connection with Commitment Increases hereunder, the Lenders and the Borrower agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrower shall, in coordination with the Administrative Agent, (x) repay outstanding Revolving Credit Loans of certain Lenders, and obtain Revolving Credit Loans from certain other Lenders (including the Additional Commitment Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent, in each case to the extent necessary so that all of the Lenders effectively participate in each of the outstanding Revolving Credit Loans pro rata on the basis of their Commitment Percentages (determined after giving effect to any increase in the Total Commitments pursuant to this SECTION 2.02), and (ii) the Borrower shall pay to the Lenders any costs of the type referred to in SECTION 2.16(c) in connection with any repayment and/or Revolving Credit Loans required pursuant to preceding clause (i). Without limiting the obligations of the Borrower provided for in this SECTION 2.02, the Administrative Agent and the Lenders agree that they will use their best efforts to attempt to minimize the costs of the type referred to in SECTION 2.16(c) which the Borrower would otherwise occur in connection with the implementation of an increase in the Total Commitments.

SECTION 2.03        Reserves; Changes to Reserves.

(a)        The initial Inventory Reserves and Availability Reserves as of the Effective Date are as set forth on the initial Borrowing Base Certificate furnished to the Administrative Agent as of the Effective Date.

(b)        The Administrative Agent may hereafter establish additional Reserves or change any of the foregoing Reserves, in the exercise of its commercially reasonable business judgment acting in accordance with industry standards for asset based lending in the retail industry, provided that such Reserves shall not be established or changed except upon not less than three (3) Business Days’ notice to the Borrower (during which period the Administrative Agent shall be available to discuss any such proposed Reserve with the Borrower), provided further that no such prior notice shall be required for (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized, or (2) changes to Reserves or establishment of additional Reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect would occur were such Reserve not changed or established, or (3) if a Cash Dominion Event or an Event of Default has occurred and is then continuing. Notwithstanding the foregoing or anything to the contrary herein, the Administrative Agent shall impose the Debt Maturity Reserve.

SECTION 2.04        Making of Loans.

(a)        Except as set forth in SECTION 2.10, SECTION 2.11 and SECTION 2.12, Revolving Credit Loans (other than Swingline Loans) shall be either Prime Rate Loans or LIBO Loans as the Borrower may request (which request shall be made in the form attached hereto as Exhibit C), subject to and in accordance with this SECTION 2.04. All Swingline Loans shall be only Prime Rate Loans. All Revolving Credit Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Revolving Credit Loans of the same Type. Each Lender may fulfill its Commitment with respect to any Revolving Credit Loan by causing any lending office of such Lender to make such Revolving Credit Loan; provided, however, that any such use of a lending office shall not affect the obligation of the Borrower to repay such Revolving Credit Loan in accordance with the terms of the applicable Revolving Credit Note. Each Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office which will not result in the payment of increased costs by the Borrower pursuant to SECTION 2.14. Subject to the other provisions of this SECTION 2.04 and the provisions of SECTION 2.12, Borrowings of Revolving Credit Loans of more than one Type may be incurred at the same time, but in any event no more than seven (7) Borrowings of LIBO Loans may be outstanding at any time.

(b)        The Borrower shall give the Administrative Agent three (3) Business Days’ prior telephonic notice (thereafter confirmed in writing) of each Borrowing of LIBO Loans and notice of each Borrowing of Prime Rate Loans on the proposed day of each Borrowing. Any such notice, to be effective, must be received by the Administrative Agent not later than 1:00 p.m. on the third Business Day in the case of LIBO Loans prior to the date on which such Borrowing is to be made and, and no later than 1:00 p.m. on the same Business Day in the case of Prime Rate Loans on which such Borrowing is to be made. Such notice shall be irrevocable, shall contain disbursement instructions and shall specify: (i) whether the Borrowing then being requested is to be a Borrowing of Prime Rate Loans or LIBO Loans and, if LIBO Loans, the Interest Period with respect thereto; (ii) the amount of the proposed Borrowing (which shall be in an integral multiple of $1,000,000); and (iii) the date of the proposed Borrowing (which shall be a Business Day). If no election of Interest Period is specified in any such notice for a Borrowing of LIBO Loans, such notice shall be deemed a request for an Interest Period of one (1) month. If no election is made as to the Type of Revolving Credit Loan, such notice shall be deemed a request for Borrowing of Prime Rate Loans. The Administrative Agent shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the office of the Administrative Agent at 100 Federal Street, Boston, Massachusetts 02110, no later than 3:00 p.m. in immediately available funds. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this SECTION 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.

In the event a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Prime Rate Loans. If such Lender pays such amount to the Administrative Agent then such amount shall constitute such Lender’s Loan included in such Borrowing. Upon receipt of the funds made available by the Lenders to fund any borrowing hereunder, the Administrative Agent shall disburse such funds in the manner specified in the notice of borrowing delivered by the Borrower and shall use reasonable efforts to make the funds so received from the Lenders available to the Borrower no later than 4:00 p.m..

(c)        The Administrative Agent, without the request of the Borrower may advance any interest, fee, service charge, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account as and when the same become due and payable hereunder, after giving effect to any applicable grace periods, notwithstanding that an Overadvance may result thereby, provided that no advances which create an Overadvance shall be made for any Cash Management Services or Bank Products. The Administrative Agent shall advise the Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrower’s obligations under SECTIONS 2.17(a), 2.17(b) and 2.17(c). Any amount which is added to the principal balance of the Loan Account as provided in this SECTION 2.04(c) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.

SECTION 2.05        Overadvances.

(a)        The Agents and the Lenders shall have no obligation to make any Revolving Credit Loan (including, without limitation, any Swingline Loan) or to provide any Letter of Credit if an Overadvance would result.

(b)        The Administrative Agent may, in its discretion, make Permitted Overadvances to the Borrower without the consent of the Lenders and each Lender shall be bound thereby. Any Permitted Overadvances may constitute Swingline Loans, but in any event shall constitute Prime Rate Loans. The making of a Permitted Overadvance is for the benefit of the Borrower and shall constitute a Revolving Credit Loan and an Obligation. The making of any such Permitted Overadvance on any one occasion shall not obligate any Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding.

(c)        The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of SECTION 2.13(g) regarding the Lenders’ obligations to purchase participations with respect to Letter of Credit Disbursements or the provisions of SECTION 2.22(a) regarding the Lenders’ obligations to participate in Swingline Loans.

SECTION 2.06        Swingline Loans

(a)        The Swingline Lender is authorized by the Lenders but is not obligated, to make Swingline Loans at any time (subject to SECTION 2.06(b)) to the Borrower (which shall be in an integral multiple of $100,000, but not less than $1,000,000), up to the amount of the sum of the Swingline Loan Ceiling, plus any Permitted Overadvances, in each case upon a notice of Borrowing from Borrower received by the Administrative Agent and the Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 1:00 p.m. on the Business Day on which such Swingline Loan is requested). In no event shall the Swingline Lender be obligated to make any Swingline Loan at any time when any Lender is at such time a Delinquent Lender or Deteriorating Lender hereunder, unless the Swingline Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Swingline Lender’s risk with respect to such Lender. Swingline Loans shall be Prime Rate Loans and shall be subject to periodic settlement with the Lenders under SECTION 2.22.

(b)        Swingline Loans may be made by the Swingline Lender only (i) for Permitted Overadvances or (ii) for administrative convenience, at the Borrower’s request therefor which shall be deemed a representation that the applicable conditions for borrowing under SECTION 4.02 are satisfied. If the Borrower has so requested a Swingline Loan but the conditions for borrowing under SECTION 4.02 cannot in fact be fulfilled, (x) the Borrower shall give immediate notice (a “Noncompliance Notice”) thereof to the Administrative Agent and the Swingline Lender, and the Administrative Agent shall promptly provide each Lender with a copy of the Noncompliance Notice, and (y) the Required Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with SECTION 9.02. Unless the Required Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans commencing one (1) Business Day after the Non-Compliance Notice is furnished to the Lenders. Notwithstanding the foregoing, no Swingline Loans (other than Permitted Overadvances) shall be made pursuant to this SECTION 2.06(b) if the aggregate outstanding amount of the Credit Extensions and Swingline Loans would exceed the amounts set forth in SECTION 2.01 hereof.

SECTION 2.07        Notes.

(a)        Upon each Lender’s request, the Revolving Credit Loans made by such Lender shall be evidenced by a Revolving Credit Note, duly executed on behalf of the Borrower, dated the Effective Date, payable to the order of such Lender in an aggregate principal amount equal to such Lender’s Commitment.

(b)        Upon the Swingline Lender’s request, the Revolving Credit Loans made by the Swingline Lender with respect to Swingline Loans shall be evidenced by a Swingline Note, duly executed on behalf of the Borrower, dated the Effective Date, payable to the order of the Swingline Lender, in an aggregate principal amount equal to the Swingline Loan Ceiling.

(c)        Each Lender is hereby authorized by the Borrower to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

(d)        Upon receipt of an affidavit and indemnity of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor at no expense to the Borrower.

SECTION 2.08        Interest on Loans.

(a)        Subject to SECTION 2.12, each Prime Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Prime Rate plus the Applicable Margin for Prime Rate Loans.

(b)        Subject to SECTION 2.09 through 2.12, each LIBO Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans.

(c)        Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, at maturity (whether by acceleration or otherwise), after such maturity on demand and upon any repayment or prepayment thereof (on the amount prepaid).

SECTION 2.09        Conversion and Continuation of Revolving Credit Loans.

(a)        The Borrower shall have the right at any time, on three (3) Business Days’ prior irrevocable notice to the Administrative Agent (which notice, to be effective, must be received by the Administrative Agent not later than 1:00 p.m. on the third Business Day preceding the date of any conversion), (i) to convert any outstanding Borrowings of Prime Rate Loans to Borrowings of LIBO Loans, or (ii) to continue an outstanding Borrowing of LIBO Loans for an additional Interest Period, or (iii) to convert any outstanding Borrowings of LIBO Loans to a Borrowing of Prime Rate Loans, subject in each case to the following:

    (i)        No Borrowing of Revolving Credit Loans may be converted into, or continued as, LIBO Loans at any time when an Event of Default has occurred and is continuing;

    (ii)        If less than a full Borrowing of Revolving Credit Loans is converted, such conversion shall be made pro rata among the Lenders based upon their Commitment Percentages, in accordance with the respective principal amounts of the Revolving Credit Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;

    (iii)        The aggregate principal amount of Prime Rate Loans being converted into or continued as LIBO Loans shall be in an integral of $1,000,000;

    (iv)        Each Lender shall effect each conversion by applying the proceeds of its new LIBO Loan or Prime Rate Loan, as the case may be, to its Revolving Credit Loan being so converted;

    (v)        The Interest Period with respect to a Borrowing of LIBO Loans effected by a conversion or in respect to the Borrowing of LIBO Loans being continued as LIBO Loans, shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

    (vi)        A Borrowing of LIBO Loans may be converted only on the last day of an Interest Period applicable thereto except to the extent that any applicable Breakage Costs incurred in connection with conversion on any other day are paid by the Borrower pursuant to SECTION 2.16; and

    (vii)        Each request for a conversion or continuation of a Borrowing of LIBO Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one (1) month.

(b)        If the Borrower does not give notice to convert any Borrowing of LIBO Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO Loans, in each case as provided in SECTION 2.09(a), such Borrowing shall automatically be converted to, or continued as, a Borrowing of Prime Rate Loans, at the expiration of the then-current Interest Period. The Administrative Agent shall, after it receives notice from the Borrower, promptly give each Lender, notice of any conversion, in whole or part, of any Revolving Credit Loan made by such Lender.

SECTION 2.10        Alternate Rate of Interest for Revolving Credit Loans.

If prior to the commencement of any Interest Period for a LIBO Borrowing, the Administrative Agent:

(a)        Reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)        Is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining their Revolving Credit Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as a Borrowing of Prime Rate Loans.

SECTION 2.11         Change in Legality.

(a)        Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (i) any Change in Law shall make it unlawful for a Lender to make or maintain a LIBO Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan or (ii) at any time the Required Lenders reasonably determine that the making or continuance of any LIBO Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Required Lenders in the London interbank market, then, by written notice to the Borrower, such Required Lenders may (x) declare that LIBO Loans will not thereafter be made by such Lenders hereunder, whereupon any request by the Borrower for a LIBO Borrowing shall, unless withdrawn, as to such Lenders only, be deemed a request for a Prime Rate Loan unless such declaration shall be subsequently withdrawn; and (y) require that all outstanding LIBO Loans made by such Lenders be converted to Prime Rate Loans, in which event all such LIBO Loans shall be automatically converted to Prime Rate Loans as of the effective date of such notice as provided in SECTION 2.09(b). In the event any Lender shall exercise its rights under clause (i) or the Required Lenders shall exercise their rights under clause (ii) of this SECTION 2.11(a), all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans that would have been made by such Lenders or the converted LIBO Loans of such Lenders, shall instead be applied to repay the Prime Rate Loans made by such Lenders in lieu of, or resulting from the conversion of, such LIBO Loans.

(b)        For purposes of this SECTION 2.11, a notice to the Borrower pursuant to SECTION 2.11(a) shall be effective, if lawful, and if any LIBO Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.12        Default Interest.

Effective upon written notice from the Administrative Agent or the Required Lenders after the occurrence of any Specified Default and at all times thereafter while such Specified Default is continuing, interest shall accrue on all outstanding Loans (including Swingline Loans) (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days as applicable) (the “Default Rate”) equal to the rate (including the Applicable Margin for Revolving Credit Loans) in effect from time to time plus two percent (2%) per annum and such interest shall be payable on each Interest Payment Date (or any earlier maturity of the Loans).

SECTION 2.13        Letters of Credit.

(a)        Upon the terms and subject to the conditions herein set forth, at any time and from time to time after the date hereof and prior to the Termination Date, the Borrower may request an Issuing Bank to issue, and subject to the terms and conditions contained herein, such Issuing Bank shall issue, for the account of the Borrower, one or more Letters of Credit;

provided, however, that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed $200,000,000, (ii) the Total Outstandings would exceed the limitation set forth in SECTION 2.01(a), or (iii) the conditions for issuance of Letters of Credit under SECTION 4.02 are not then satisfied; and provided, further, that if Letters of Credit are issued by any Issuing Bank (other than Bank of America), such Issuing Bank (other than Bank of America) shall notify the Administrative Agent in a manner acceptable to the Administrative Agent on each Business Day of all Letters of Credit issued on the prior Business Day by such Issuing Bank. No Letter of Credit shall be issued if an Issuing Bank shall have received notice from the Administrative Agent that the conditions to such issuance have not been met.

(b)        Each Standby Letter of Credit shall expire no later than the date which is at or prior to the close of business on the earlier of the date which is (i) one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) five (5) Business Days prior to the Maturity Date; provided, however, that each Standby Letter of Credit may, upon the request of the Borrower include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but not beyond the date that is five (5) Business Days prior to the Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(c)        Each Commercial Letter of Credit shall expire no later than the date which is at or prior to the close of business on the earlier of the date which is (i) 180 days after the date of the issuance, or extension, of such Commercial Letter of Credit (or such other period as may be acceptable to the Administrative Agent) and (ii) five (5) Business Days prior to the Maturity Date.

(d)        The Issuing Banks shall not issue any Letter of Credit, without the prior consent of the Administrative Agent, if:

(A)        any order, judgment or decree of any Governmental Authority or arbitrator (pursuant to a binding arbitration) shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Applicable Law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular;

(B)        the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;

(C)        such Letter of Credit is to be denominated in a currency other than dollars;

(D)        such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(E)        any Lender is at such time a Delinquent Lender or Deteriorating Lender hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender.

(e)        After the occurrence of a Cash Dominion Event drafts drawn under each Letter of Credit shall be reimbursed by the Borrower by paying to the Administrative Agent, an amount equal to such drawing not later than 1:00 p.m. on (i) the date that the Borrower shall have received notice of such drawing, if such notice is received prior to 10:00 a.m. on such date, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is received after 10:00 a.m. on the day of drawing, provided that in the absence of written notice to the contrary from the Borrower, and subject to the other provisions of this Agreement, such payment shall be financed when due with a Prime Rate Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Prime Rate Loan or Swingline Loan. The Issuing Banks shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower in a manner acceptable to the Administrative Agent of such demand for payment and whether the applicable Issuing Bank has made or will make payment thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such payment.

(f)        If an Issuing Bank shall make any Letter of Credit Disbursement, then, prior to the occurrence of a Cash Dominion Event, the Borrower shall reimburse such Issuing Bank directly for such Letter of Credit Disbursement within the timeframes set forth in SECTION 2.13(e), provided that if the Borrower does not reimburse the Issuing Bank, the unpaid amount thereof shall bear interest at the rate per annum then applicable to Prime Rate Loans for each day from and including the date such payment is made to, but excluding, the date that the Borrower reimburses such Issuing Bank therefor, provided, however, that, if the Borrower fails to reimburse such Issuing Bank when due pursuant to this SECTION 2.13(f), then SECTION 2.12 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to SECTION 2.13(h) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(g)        Immediately upon the issuance of any Letter of Credit by an Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of such Issuing Bank, such Issuing Bank shall be deemed to have sold to each Lender and each such Lender shall be deemed unconditionally and irrevocably to have purchased from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Commitment Percentage in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Commitments pursuant to SECTION 2.02 or SECTION 9.04, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Commitment Percentages of the assigning and assignee Lenders. Any action taken or omitted by an Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence, bad faith or willful misconduct, shall not create for such Issuing Bank any resulting liability to any Lender.

(h)        In the event that an Issuing Bank makes any Letter of Credit Disbursement and the Borrower shall not have reimbursed such amount in full to such Issuing Bank pursuant to this SECTION 2.13, such Issuing Bank shall promptly notify the Administrative Agent which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay in dollars and in same day funds to the Administrative Agent for the account of such Issuing Bank the amount of such Lender’s Commitment Percentage of such unreimbursed payment in dollars and in same day funds. If an Issuing Bank so notifies the Administrative Agent, and the Administrative Agent so notifies the Lenders prior to 2 p.m. on any Business Day, each such Lender shall make available to such Issuing Bank such Lender’s Commitment Percentage of the amount of such payment on such Business Day in same day funds (or if such notice is received by the Lenders after 2 p.m. on the day of receipt, payment shall be made on the immediately following Business Day). If and to the extent such Lender shall not have so made its Commitment Percentage of the amount of such payment available to the applicable Issuing Bank, such Lender agrees to pay to such Issuing Bank forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank at the Federal Funds Effective Rate. Each Lender agrees to fund its Commitment Percentage of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of SECTION 2.01 or SECTION 2.06, or the occurrence of the Termination Date. The failure of any Lender to make available to the applicable Issuing Bank its Commitment Percentage of any payment under any Letter of Credit shall neither relieve any Lender of its obligation hereunder to make available to such Issuing Bank its Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Lender. Whenever any Lender has made payments to an Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Lender shall be entitled to share ratably, based on its Commitment Percentage, in all payments and collections thereafter received on account of such reimbursement obligation. All reimbursements to be made by the Loan Parties with respect to Letters of Credit shall be made in dollars.

(i)        Whenever the Borrower desires that an Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give to the applicable Issuing Bank and the Administrative Agent at least two (2) Business Days’ prior written (including telegraphic, telex, facsimile, e-mail or cable communication) notice (or such shorter period as may be agreed upon in writing by the applicable Issuing Bank and the Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the Stated Amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by an Issuing Bank, the Borrower shall also submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit, provided that in the event of a conflict or inconsistency between the terms of such application and this Agreement, the terms of this Agreement shall supersede any contrary terms in such application and shall control.

(j)        The obligations of the Borrower to reimburse the Issuing Banks for any Letter of Credit Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) Any lack of validity or enforceability of a Letter of Credit; (ii) The existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit or against any Issuing Bank or any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) Any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged or fraudulent in any respect or any statement therein being untrue or inaccurate in any respect; (iv) Payment by an Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not strictly comply with the terms of such Letter of Credit; (v) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this SECTION 2.13, constitute a legal or equitable discharge of, or provide a right of setoff against, any Loan Party’s obligations hereunder; or (vi) The fact that any Event of Default shall have occurred and be continuing. No Credit Party shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks, provided that the foregoing shall not be construed to excuse the Issuing Banks from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the applicable Issuing Bank’s gross negligence, bad faith or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, an Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(k)        If any Specified Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Loan Parties shall immediately deposit in the Cash Collateral Account an amount in cash equal to 103% of the Letter of Credit Outstandings as of such date, plus any accrued and unpaid interest thereon. Each such deposit shall be held by the Collateral Agent for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and in the sole discretion of the Collateral Agent (at the request of the Borrower and at the Borrower’s risk and expense); such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Cash Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Banks for payments on account of drawings under Letters of Credit for which the applicable Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Outstandings at such time or, if the maturity of the Loans has been accelerated, shall be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Specified Default, such amount (to the extent not applied as aforesaid) shall be returned promptly to the Borrower but in no event later than two (2) Business Days after all Specified Defaults have been waived.

SECTION 2.14        Increased Costs.

(a)        If any Change in Law shall:

   (i)        impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Banks; or

   (ii)        impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost in any material amount in excess of those incurred by similarly situated lenders to such Lender of making or maintaining any LIBO Loan (or of maintaining its obligation to make any such Revolving Credit Loan) or to increase the cost in any material amount in excess of those incurred by similarly situated lenders to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount in any material respect of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)        If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)        A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this SECTION 2.14 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)        Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this SECTION 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this SECTION 2.14 for any increased costs or reductions incurred more than one hundred twenty (120) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred twenty (120) day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15        Optional Termination or Reduction of Commitments. Upon at least three (3) Business Days’ prior written notice to the Administrative Agent, the Borrower may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitments. Each such reduction shall be in the principal amount of $20,000,000 or any integral multiple thereof. Each such reduction or termination shall (i) be applied ratably to the Commitments of each Lender and (ii) be irrevocable when given; provided, that a notice of termination of the Total Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. At the effective time of each such reduction or termination, the Borrower shall pay to the Administrative Agent for application as provided herein (i) all earned and unpaid fees under the Fee Letter and all other fees accrued on the amount of the Commitments so terminated or reduced through the date thereof, and (ii) any amount by which the Credit Extensions to the Borrower outstanding on such date exceed the amount to which the Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid, including, as applicable, by terminating or cash collateralizing any Letters of Credit in accordance with the terms hereof.

SECTION 2.16        Optional Prepayment of Loans; Reimbursement of Lenders.

(a)        Subject to the provisions of SECTION 2.16(b), the Borrower shall have the right at any time and from time to time to prepay (without a commitment reduction) outstanding Revolving Credit Loans in whole or in part, (x) with respect to LIBO Loans, upon at least two (2) Business Days’ prior written, telex, e-mail or facsimile notice to the Administrative Agent prior to 1:00 p.m., and (y) with respect to Prime Rate Loans, on the same Business Day if written, telex, e-mail or facsimile notice is received by the Administrative Agent prior to 2:00 p.m., subject in each case to the following limitations:

    (i)        Subject to SECTION 2.17, all prepayments shall be paid to the Administrative Agent for application, first, to the prepayment of outstanding Swingline Loans, second, to the prepayment of other outstanding Revolving Credit Loans ratably in accordance with each Lender’s Commitment Percentage;

    (ii)        Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. Each partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000. No prepayment of LIBO Loans shall be permitted pursuant to this SECTION 2.16 other than on the last day of an Interest Period applicable thereto, unless the Borrower reimburses the Lenders for all Breakage Costs associated therewith within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail. No partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000 (unless all such outstanding LIBO Loans are being prepaid in full); and

    (iii)        Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Loans to be prepaid and, in the case of LIBO Loans, the Borrowing or Borrowings pursuant to which such Revolving Credit Loans were made. Each notice of prepayment shall be revocable, provided that, within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail, the Borrower shall reimburse the Lenders for all Breakage Costs associated with the revocation of any notice of prepayment. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount and Type of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b)        The Borrower shall reimburse each Lender within five (5) Business Days of notice for any loss incurred or to be incurred by the Lenders in the reemployment of the funds (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Prime Rate Loans or acceleration by virtue of, and after, the occurrence of an Event of Default) of any LIBO Loan required or permitted under this Agreement, if such Revolving Credit Loan is prepaid other than on the last day of the Interest Period for such Revolving Credit Loan or (ii) in the event that after the Borrower delivers a notice of borrowing under SECTION 2.04 in respect of LIBO Loans, such Revolving Credit Loans are not made on the first day of the Interest Period specified in such notice of borrowing for any reason other than a breach by such Lender of its obligations hereunder or the delivery of any notice pursuant to SECTION 2.11. Such loss shall be the amount (herein, collectively, “Breakage Costs”) as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid, not prepaid or not borrowed at a rate of interest equal to the Adjusted LIBO Rate for such Revolving Credit Loan (but specifically excluding any Applicable Margin), for the period from the date of such payment or failure to borrow or failure to prepay to the last day (x) in the case of a payment or refinancing of a LIBO Loan with Prime Rate Loans other than on the last day of the Interest Period for such Revolving Credit Loan or the failure to prepay a LIBO, of the then current Interest Period for such Revolving Credit Loan or (y) in the case of such failure to borrow, of the Interest Period for such LIBO Loan which would have commenced on the date of such failure to borrow, over (B) in the case of a LIBO Loan, the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. Any Lender demanding reimbursement for such loss shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined and such amounts shall be due within five (5) Business Days after the receipt of such notice.

(c)        In the event the Borrower fails to prepay any Revolving Credit Loan on the date specified in any prepayment notice delivered pursuant to SECTION 2.16(a), the Borrower within five (5) Business Days after the receipt of the notice described below from any Lender, shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses (other than loss of profits) incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Any Lender demanding such payment shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined and such amounts shall be due within five (5) Business Days after the receipt of such notice.

(d)        Whenever any partial prepayment of Revolving Credit Loans are to be applied to LIBO Loans, such LIBO Loans shall be prepaid in the chronological order of their Interest Payment Dates or as the Borrower may otherwise designate in writing.

SECTION 2.17        Mandatory Prepayment; Commitment Termination; Cash Collateral.

The outstanding Obligations shall be subject to prepayment as follows:

(a)        If at any time the amount of the Credit Extensions exceeds the Line Cap, the Borrower will (x) immediately upon notice from the Administrative Agent if such notice is received on or before 12:00 noon on a Business Day, or (y) if such notice is received after 12:00 noon on a Business Day, by 10:00 a.m. on the next succeeding Business Day, (1) prepay the Loans in an amount necessary to eliminate such excess, and (2) if, after giving effect to the prepayment in full of all outstanding Loans such excess has not been eliminated, deposit cash into the applicable Cash Collateral Account in an amount equal to 103% of the Letters of Credit Outstanding.

(b)        The Revolving Credit Loans shall be repaid daily in accordance with (and to the extent required under) the provisions of SECTION 2.18, to the extent then applicable.

(c)        The Borrower shall prepay the Loans in an amount equal to the Net Proceeds received by a Loan Party on account of a Prepayment Event, irrespective of whether a Cash Dominion Event then exists and is continuing.

(d)    Any payments made pursuant to SECTIONS 2.17(b) and (c) above at any time when an Event of Default is not then continuing (it being understood and agreed that if an Event of Default shall have occurred and be continuing, SECTION 7.03 shall apply), shall be applied to the Obligations in the following order of priority:

(A)      FIRST, to pay interest and fees due and payable on the Credit Extensions to the Borrower;

(B)      SECOND, to pay outstanding Swingline Loans of the Borrower;

(C)      THIRD, to pay all outstanding reimbursement obligations for drawings made under Letters of Credit of the Borrower;

(D)      FOURTH, to pay principal outstanding under outstanding Loans to the Borrower that are Prime Rate Loans; and

(E)      FIFTH, to pay outstanding Loans of the Borrower that are LIBO Loans and all Breakage Costs due in respect of such repayment or, at the Borrower’s option, to fund a cash collateral deposit to the Cash Collateral Account pursuant to SECTION 2.17(e) sufficient to pay, and with direction to pay, all such outstanding LIBO Loans on the last day of the then pending Interest Period therefor;

(F)      SIXTH, in each case at the option of the Administrative Agent (or at the direction of the Required Lenders), in the following priority:

(1)      to pay outstanding Obligations with respect to Cash Management Services furnished to any Loan Party;

(2)      to pay Credit Party Expenses, indemnities and other similar amounts then due to the Agents in connection with Credit Extensions to the Borrower;

(3)      to pay Credit Party Expenses, indemnities and other similar amounts then due to the Lenders in connection with Credit Extensions to the Borrower; and

(4)      to pay all other outstanding Obligations of the Borrower.

(e)    Subject to the foregoing, outstanding Prime Rate Loans shall be prepaid before outstanding LIBO Loans are prepaid. Each partial prepayment of LIBO Loans shall be in an integral multiple of $1,000,000. No prepayment of LIBO Loans shall be permitted pursuant to this SECTION 2.17 other than on the last day of an Interest Period applicable thereto, unless the Borrower reimburses the Lenders for all Breakage Costs associated therewith within five (5) Business Days of receiving a written demand for such reimbursement which sets forth the calculation of such Breakage Costs in reasonable detail. In order to avoid such Breakage Costs, as long as no Specified Default has occurred and is continuing, at the request of the Borrower, the Administrative Agent shall hold all amounts required to be applied to LIBO Loans in the Cash Collateral Account and will apply such funds to the applicable LIBO Loans at the end of the then pending Interest Period therefor (provided that the foregoing shall in no way limit or restrict the Agents’ rights upon the subsequent occurrence of an Event of Default). Except to the extent occurring as a result of a mandatory prepayment pursuant to this SECTION 2.17, no partial prepayment of a Borrowing of LIBO Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000. A prepayment of the Revolving Credit Loans pursuant to this SECTION 2.17 shall not permanently reduce the Total Commitments.

(f)        All amounts required to be applied to all Revolving Credit Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Lender’s Commitment Percentage. All credits against the Obligations shall be conditioned upon final payment to the Administrative Agent of the items giving rise to such credits. If any item credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrower shall indemnify the Credit Parties against all claims and losses resulting from such dishonor or return.

(g)        Upon the Termination Date, the Borrower shall cause Payment in Full to occur.

SECTION 2.18        Cash Management.

(a)        Within ninety (90) days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Loan Parties shall, to the extent reasonably required by the Administrative Agent:

    (i)        deliver to the Collateral Agent notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit F which have been executed on behalf of the Borrower and addressed to the Borrower’s credit card clearinghouses and processors listed in the Information Certificate; and

    (ii)        enter into a Blocked Account Agreement with each Blocked Account Bank with respect to each DDA (other than a DDA constituting an Excluded DDA) maintained with such Blocked Account Bank (such DDAs subject to Blocked Account Agreements, collectively, the “Blocked Accounts”). Such Blocked Account Agreement(s) may be entered into with Administrative Agent, Wells Fargo Bank, National Association, any Lender, and/or another financial institution reasonably acceptable to the Agents. If any Loan Party is unable to obtain a Blocked Account Agreement as required herein, at the Collateral Agent’s option, such Loan Party shall be required to transfer to and maintain such account with the Collateral Agent or at another Blocked Account Bank.

(b)        So long as no Cash Dominion Event has occurred and is continuing, the Loan Parties may direct the manner of disposition of funds in the DDAs and Blocked Accounts. Each Credit Card Notification shall require the ACH or wire transfer on each Business Day (and whether or not there is then an outstanding balance in the Loan Account or a Cash Dominion Event then is continuing) of all available cash receipts (the “Cash Receipts”) therein to a Blocked Account, and the Loan Parties shall cause the ACH or wire transfer of funds on deposit in DDAs (other than Excluded DDAs) to a Blocked Account (provided, that so long as no Cash Dominion Event is then continuing, the Loan Parties may transfer such funds in accordance with its customary practices in the ordinary course of business, such customary practices to include, without limitation, the amount of funds to be retained in each DDA and not so transferred) (it being understood that, with respect to any transfers described in this sentence occurring during the period commencing on the Effective Date and ending on the date that is ninety (90) days following the Effective Date, the requirement shall be deemed to have been met if such transfers are made to any account that becomes a Blocked Account during such period in accordance with SECTION 2.18(a)(ii)). Any amounts held in the Bank of America Concentration Account (i) at any time when no Cash Dominion Event then exists and is continuing, or (ii) following Payment in Full, shall be remitted to a Blocked Account of the Borrower as specified by the Borrower.

(c)        Each Blocked Account Agreement (other than such agreement entered into with respect to the Bank of America Concentration Account) shall require, after the occurrence and during the continuance of a Cash Dominion Event (and delivery of notice thereof from the Administrative Agent), and to the extent that any Obligations (other than any contingent indemnification Obligations for which no claim has then been asserted) are then outstanding, the ACH or wire transfer on each Business Day (or such other frequency as the Administrative Agent may agree) (and whether or not there is then an outstanding balance in the Loan Account) of all available Cash Receipts to the Bank of America Concentration Account from:

(A)        the sale of Inventory;

(B)        all proceeds of collections of Accounts (including without limitation, proceeds of credit card charges);

(C)        all Net Proceeds on account of any Prepayment Event; and

(D)        the then contents of each Blocked Account (other than the Bank of America Concentration Account), provided that up to $3,500 may be maintained in overnight balances in any Blocked Account (other than the Bank of America Concentration Account).

(d)        After the occurrence and during the continuance of a Cash Dominion Event, the Loan Parties shall accurately report to the Administrative Agent all amounts deposited in the Blocked Accounts to ensure the proper transfer of funds as set forth above. If, at any time after the occurrence and during the continuance of a Cash Dominion Event, any cash or cash equivalents consisting of proceeds of Collateral (other than Trust Funds that have been deposited in a Trust Fund DDA in accordance with clause (h) below, except to the extent any excess proceeds are required to be deposited in the Bank of America Concentration Account pursuant to such clause (h)) owned by any Loan Party are deposited to any account, or held or invested in any manner, other than in a Blocked Account (or a DDA which is swept daily to a Blocked

Account), the Collateral Agent may require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and all future deposits made to a Blocked Account, provided that up to $500,000 in the aggregate as to all DDAs may be maintained in overnight balances in such DDAs.

(e)        The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject, in the case of a Blocked Account, to the execution and delivery to the Collateral Agent of appropriate Blocked Account Agreements (unless expressly waived by the Collateral Agent) consistent with the provisions of this SECTION 2.18 and otherwise reasonably satisfactory to the Collateral Agent (it being understood and agreed that, with respect to any Blocked Account (x) acquired in connection with a Permitted Acquisition or an Investment permitted under clauses (p) and/or (q) of the definition of “Permitted Investment”, or (y) opened after the Effective Date, the Loan Parties shall deliver to the Collateral Agent of appropriate Blocked Account Agreements (unless expressly waived by the Collateral Agent), duly executed by the applicable Loan Parties and Blocked Account Banks, within sixty (60) days (or such later date as the Administrative Agent may agree in its sole discretion) following the date of such Permitted Acquisition, such Investment or opening of such Blocked Account, as applicable). No Loan Party shall enter into any agreements with credit card processors other than the ones expressly contemplated herein unless contemporaneously therewith, a Credit Card Notification is executed and delivered to the Collateral Agent.

(f)        The Borrower may also maintain one or more disbursement accounts (the “Disbursement Accounts”) to be used by the Borrower for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder.

(g)        At all times after the occurrence and during the continuance of a Cash Dominion Event, the Bank of America Concentration Account shall be under the sole dominion and control of the Collateral Agent. Each Loan Party hereby acknowledges and agrees that, after the occurrence and during the continuance of a Cash Dominion Event, no Loan Party has any right of withdrawal from the Bank of America Concentration Account. The Blocked Account Agreement governing the Bank of America Concentration Account shall require, after the occurrence and during the continuance of a Cash Dominion Event and to the extent that any Obligations (other than any contingent indemnification Obligations for which no claim has then been asserted) are then outstanding, the transfer on each Business Day (and whether or not there is then an outstanding balance in the Loan Account) of all available amounts to the Administrative Agent for application to the Obligations as provided in this Agreement. All funds on deposit in the Bank of America Concentration Account shall at all times continue to be collateral security for all of the Obligations. In the event that, notwithstanding the provisions of this SECTION 2.18, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections after the occurrence and during the continuance of a Cash Dominion Event, then except as otherwise provided under clause (d) above with respect to maintenance of up to $500,000 in the aggregate in overnight balances, such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Bank of America Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Collateral Agent.

(h)        Notwithstanding anything to the contrary contained in this Section 2.18, the Borrower may establish segregated DDAs into which Trust Funds may be deposited in the ordinary course of business and in accordance with the Borrower’s past practices (each such DDA, a “Trust Fund DDA”). The Trust Funds so deposited shall not be swept to the Bank of America Concentration Account or applied to the Obligations but rather will be available for the specific purposes required for such Trust Funds. Any amounts in the DDAs shall continue to constitute Collateral and, after the occurrence and during the continuance of a Cash Dominion Event, such excess proceeds shall be deposited into the Bank of America Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Collateral Agent.

(i)        The following shall apply to deposits and payments under and pursuant to this Agreement:

  (i)        Funds shall be deemed to have been deposited to the Bank of America Concentration Account on the Business Day on which deposited, provided that notice of such deposit is available to the Collateral Agent by 2:00 p.m. on that Business Day;

  (ii)        Funds paid to the Administrative Agent other than by deposit to the Bank of America Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that notice of such payment is available to the Administrative Agent by 2:00 p.m. on that Business Day;

  (iii)        If notice of a deposit to the Bank of America Concentration Account or payment is not available to the Administrative Agent until after 2:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day;

  (iv)        On each Business Day, the Administrative Agent shall apply the then collected balance of the Bank of America Concentration Account (net of monthly fees charged, and of such impressed balances as may be required by Bank of America) in accordance with this SECTION 2.18; and

  (v)        If any item deposited to the Bank of America Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the applicable Loan Account and the Loan Parties shall indemnify the Credit Parties against all claims and losses resulting from such dishonor or return.

SECTION 2.19        Fees.

(a)        The Borrower shall pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Fee Letter as and when payment of such fees is due as therein set forth.

(b)        The Borrower shall pay the Administrative Agent, for the account of the Lenders, a fee (the “Unused Fee”) equal to 0.375% per annum (on the basis of actual days elapsed in a year of 365 or 366 days, as applicable) of the average daily balance of the Unused

Commitment, during the calendar month just ended (or relevant period with respect to the payment being made for the first month ending after the Effective Date or on the Termination Date); provided, that any Unused Fee accrued with respect to the Unused Commitments of a Delinquent Lender or Deteriorating Lender during the period prior to the time such Lender became a Delinquent Lender or a Deteriorating Lender, as the case may be, and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Delinquent Lender or Deteriorating Lender except to the extent that such Unused Fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no Unused Fee shall accrue on the Unused Commitments of a Delinquent Lender or a Deteriorating Lender so long as such Lender shall be a Delinquent Lender or a Deteriorating Lender. The Unused Fee shall be paid in arrears, on the first day of each month after the execution of this Agreement and on the Termination Date.

(c)        The Borrower shall pay the Administrative Agent, for the account of the Lenders on the second day of each January, April, July and October and on the Termination Date, in arrears, a fee calculated on the basis of a 365 or 366 day year, as applicable, and actual days elapsed (each, a “Letter of Credit Fee”), equal to the following per annum percentages of the average face amount of the following categories of Letters of Credit outstanding during the three (3) month period then ended:

   (i)        Standby Letters of Credit: At a per annum rate equal to the then Applicable Margin for LIBO Loans;

   (ii)        Commercial Letters of Credit: At a per annum rate equal to fifty percent (50%) of the then Applicable Margin for LIBO Loans; and

   (iii)        After the occurrence and during the continuance of an Event of Default, at any time that the Administrative Agent is not holding in the Cash Collateral Account an amount in cash equal to 103% of the Letter of Credit Outstandings as of such date, plus accrued and unpaid interest thereon, effective upon written notice from the Administrative Agent or the Required Lenders, the Letter of Credit Fee shall be increased, at the option of the Administrative Agent by an amount equal to two percent (2%) per annum;

provided, that no Letter of Credit Fee shall accrue in favor of or be payable to any Delinquent Lender or any Deteriorating Lender so long as such Lender shall be a Delinquent Lender or a Deteriorating Lender.

(d)        The Borrower shall pay to (i) the applicable Issuing Bank, at any time prior to the occurrence of a Cash Dominion Event, or (ii) the Administrative Agent, for the benefit of the applicable Issuing Bank, in addition to all Letter of Credit Fees otherwise provided for hereunder, a fronting fee in the amount of 0.125% of the face amount of each Letter of Credit or, if the Borrower and such Issuing Bank shall have separately agreed to a fronting fee for purposes hereof, then in the amount of such separately agreed fee (each, a “Fronting Fee”) and such other reasonable fees and charges in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by the Issuing Bank as are customarily imposed by the Issuing Bank from time to time in connection with letter of credit transactions.

(e)        All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the respective accounts of the Administrative Agent and other Credit Parties as provided herein. Once due, all fees shall be fully earned and shall not be refundable under any circumstances.

SECTION 2.20        Maintenance of Loan Account; Statements of Account.

(a)        The Administrative Agent shall maintain an account on its books in the name of the Borrower (the “Loan Account”) which will reflect (i) all Loans and other advances made by the Lenders to the Borrower or for the Borrower’s account, (ii) all Letter of Credit Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other monetary Obligations that have become payable.

(b)        The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrower or from others for the Borrower’s account, including, after the occurrence and during the continuance of a Cash Dominion Event, all amounts received in the Bank of America Concentration Account from the other Blocked Account Banks, and the amounts so credited shall be applied as set forth in SECTIONS 2.17(d) or 7.03, as applicable. After the end of each month, the Administrative Agent shall send to the Borrower a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders and the Borrower during that month. The monthly statements shall, absent manifest error, be deemed presumptively correct.

SECTION 2.21        Payments.

(a)        The Borrower shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, of amounts payable under SECTIONS 2.14, 2.16(c) or 2.23, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 100 Federal Street, Boston, Massachusetts, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to SECTIONS 2.14, 2.16(c), 2.23 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, except with respect to LIBO Borrowings, the date for payment shall be extended to the next succeeding Business Day, and, if any payment due with respect to LIBO Borrowings shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event, the date of such payment shall be on the last Business Day of subject calendar month, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b)        All funds received by and available to the Administrative Agent to pay principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, shall be applied in accordance with the provisions of SECTIONS 2.17(d) or 7.03 ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed drawings under Letters of Credit, interest, and fees then due to such respective parties. Any net principal reductions to the Revolving Credit Loans received by the Administrative Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculation of interest due to that Lender, until the Administrative Agent has distributed to that Lender its Commitment Percentage thereof.

(c)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(d)        If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.22        Settlement Amongst Lenders

(a)        Except as provided in SECTION 2.22(b), the Swingline Lender may (but shall not be obligated to), at any time, on behalf of the Borrower (which hereby authorizes the Swingline Lender to act on its behalf in that regard) request the Administrative Agent to cause the Lenders to make a Revolving Credit Loan (which shall be a Prime Rate Loan) in an amount equal to such Lender’s Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with SECTION 2.06, which request may be made regardless of whether the conditions set forth in Article IV have been satisfied. Upon such request, each Lender shall make available to the Administrative Agent the proceeds of such Revolving Credit Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Credit Loan to be made by the Lenders and the request therefor is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if the request therefor is received after 12:00 Noon, then no later than 3:00 p.m. on the next Business Day. The obligation of each such Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the Federal Funds Effective Rate.

(b)        The amount of each Lender’s Commitment Percentage of outstanding Revolving Credit Loans (including outstanding Swingline Loans), shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Credit Loans (excluding Swingline Loans) and repayments of Revolving Credit Loans (excluding Swingline Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(c)        The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Credit Loans (excluding Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its applicable Commitment Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent or the Administrative Agent shall transfer to each Lender such amounts as are necessary to ensure that, after giving effect to all such transfers, the amount of Revolving Credit Loans made by each Lender (excluding Swingline Loans) shall be equal to such Lender’s applicable Commitment Percentage of Revolving Credit Loans (excluding Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 Noon on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 12:00 Noon then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent such Lender agrees to pay to the Administrative Agent forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the Federal Funds Effective Rate.

SECTION 2.23        Taxes.

(a)        Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, that if a Loan Party shall be required to deduct, or an Agent or a Lender shall be required to remit, any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or remittances for Taxes (including deductions applicable to additional sums payable under this SECTION 2.23) the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, and no such remittances had been required, (ii) the Loan Party shall make such deductions and (iii) the Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)        In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)        The Borrower shall indemnify each Credit Party within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Credit Party on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this SECTION 2.23) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, each Lender will use reasonable efforts to cooperate with the Borrower to obtain a refund of such taxes so long as such efforts would not, in the sole determination of such Lender result in any additional costs, expenses or risks or be otherwise disadvantageous to it. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of any other Credit Party, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d)        As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)        Each Foreign Lender shall be entitled to an exemption from withholding tax and shall deliver to the Borrower and the Administrative Agent two (2) copies of either United States Internal Revenue Service Form W 8BEN or Form W 8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Foreign Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a (i) Form W 8BEN, or any subsequent versions thereof or successors thereto and (ii) if such Foreign Lender delivers a Form W-8BEN, a certificate representing that such Foreign Lender is not (A) a bank for purposes of Section 881(c) of the Code, (B) is not a ten percent (10%) shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party and (C) is not a controlled foreign corporation related to the Loan Parties (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Foreign Lender claiming, as applicable, complete exemption from, U.S. Federal withholding tax on payments by the Loan Parties under this Agreement and the other Loan Documents, or in the case of a Foreign Lender claiming exemption for “portfolio interest” certifying that it is not a foreign corporation, partnership, estate or trust. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office. In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this SECTION 2.23(e), a Foreign Lender shall not be required to deliver any form pursuant to this SECTION 2.23(e) that such Foreign Lender is not legally able to deliver.

(f)        The Borrower shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender in respect of U.S. Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of paragraph (e) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Loan Parties shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g)        If any Loan Party shall be required pursuant to this SECTION 2.23 to pay any additional amount to, or to indemnify, any Credit Party to the extent that such Credit Party becomes subject to Taxes subsequent to the Closing Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such Credit Party (other than a change in Applicable Law), including without limitation a change in the residence, place of incorporation, principal place of business of such Credit Party or a change in the branch or lending office of such Credit Party, as the case may be, such Credit Party shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this SECTION 2.23(g); provided, however, that such efforts shall not include the taking of any actions by such Credit Party that would result in any tax, costs or other expense to such Credit Party (other than a tax, cost or other expense for which such Credit Party shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Credit Party have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Credit Party.

(h)        If any Credit Party reasonably determines in its reasonable discretion that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Loan Parties pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this SECTION 2.23 exceeding the amount needed to make such Credit Party whole, such Credit Party shall pay to the Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of the pro rata share of all reasonable out-of-pocket expenses incurred in securing such refund, deduction or credit. This subsection shall not be construed as to require any Credit Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Persons.

(i)        A Lender affected thereby shall notify the Borrower within a reasonable time after receipt of a notice of assessment or proposed assessment under which such Lender may be liable for additional Indemnified Taxes (and any interest or penalties that may be assessed with respect to such Indemnified Taxes) as a direct result of the Loan. Thereafter, such Lender shall at the Loan Parties’ sole cost and expense, unless to do so might reasonably result in either any increased liabilities or expenses which have not been fully secured by the Loan Parties or any other material adverse affect on such Lender, (a) provide reasonable assistance to the Loan Parties in contesting such proposed assessment or assessment, and (b) not settle or compromise the contest of such proposed assessment or assessment without the Borrower’s consent (not to be unreasonably withheld). In addition to the foregoing, provided that the same will not result in material costs and expenses which have not been fully secured for by the Loan Parties, and at the Loan Parties sole cost and expense, the Lenders will upon reasonable request of the Borrower apply for any refund of Taxes which might reasonably be available.

(j)        Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this SECTION 2.23 shall survive the payment in full of principal, interest, fees and any other amounts payable hereunder and the termination of this Agreement and the other Loan Documents until the expiration of the applicable statute of limitations, without any claim having been made prior to that date.

SECTION 2.24        Mitigation Obligations; Replacement of Lenders.

(a)        If any Lender requests compensation under SECTION 2.14 or cannot make Loans under SECTION 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to SECTION 2.14 or 2.23, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrower shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Effective Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b)        If any Lender requests compensation under SECTION 2.14 or cannot make Loans under SECTION 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to SECTION 2.23, or if any Lender is a Delinquent Lender or Deteriorating Lender, then the Borrower may, at its expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (and, subject to the terms and conditions hereof, such Lender shall be required to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in SECTION 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, the Issuing Banks and Swingline Lender (which consent shall not be unreasonably withheld), to the extent such consent is required pursuant to SECTION 9.04, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under SECTION 2.14 or payments required to be made pursuant to SECTION 2.23, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.25        Security Interests in Collateral.

To secure their Obligations under this Agreement and the other Loan Documents, the Borrower and the Facility Guarantors shall grant to the Collateral Agent, for its benefit and the ratable benefit of the other Credit Parties, a first-priority security interest (subject to Permitted Encumbrances having priority by operation of Applicable Law) in, and hypothec of, all of the Collateral pursuant hereto and to the Security Documents.

ARTICLE III

Representations and Warranties

To induce the Credit Parties to make the Loans and to issue Letters of Credit, the Loan Parties executing this Agreement, jointly and severally, make the following representations and warranties to each Credit Party with respect to each Loan Party:

SECTION 3.01        Organization; Powers.

Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and, to execute and deliver and perform all its obligations under all Loan Documents to which such Loan Party is a party. Each Loan Party is qualified to do business in, and is in good standing (where such concept exists) in, every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. The Information Certificate sets forth, as of the Effective Date, each Loan Party’s name as it appears in official filings in its state or province of incorporation or organization, its state or province of incorporation or organization, organization type, organization number, if any, issued by its state or province of incorporation or organization, and its federal employer identification number.

SECTION 3.02        Authorization; Enforceability.

The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate, membership, partnership or other necessary action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto or thereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03        Governmental Approvals; No Conflicts.

The transactions to be entered into and contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect and except filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Applicable Law or the Charter Documents of any Loan Party, (c) will not violate or result in a default under any Material Contract, any indenture or any other agreement, instrument or other evidence of Material Indebtedness or other material instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, except to the extent that such violation or default would not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents.

SECTION 3.04        Financial Condition.

(a)        The Borrower has heretofore furnished to the Agents the Consolidated balance sheets, and Consolidated statements of operations, stockholders’ equity, and cash flows for the Parent as of and for the Fiscal Year ending February 27, 2010 and as of and for the Fiscal Quarter ending November 27, 2010, certified by a Financial Officer of the Parent. Such Consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Parent as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes.

(b)        Since the date of the latest such financial statements, there has been no Material Adverse Effect.

SECTION 3.05        Properties.

(a)        Except as disclosed in the Information Certificate, each Loan Party has title to, or valid leasehold interests in, all its real (immoveable) and personal (moveable) property material to its business, except for defects which would not reasonably be expected to have a Material Adverse Effect.

(b)        Each Loan Party owns or is licensed to use, all patents, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, and other intellectual property used in its business, except to the extent that the failure to so own or have the right to use would not reasonably be expected to have a Material Adverse Effect, and to the knowledge of its Responsible Officers the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)        The Information Certificate sets forth the address (including county) of all Real Estate that is owned by the Loan Parties as of the Effective Date, together with a list of the holders of any mortgage thereon. The Information Certificate sets forth the address (including county) of all Real Estate that is leased by the Loan Parties as of the Effective Date, together with the name of the lessor with respect to each such Lease. Except as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Responsible Officers of the Loan Parties each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof.

SECTION 3.06        Litigation and Environmental Matters.

(a)        Except for Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Responsible Officers of the Loan Parties, threatened in writing against or affecting any Loan Party (i) as to which there is a reasonable possibility of an adverse determination which, if adversely determined, would reasonably be expected individually or in the aggregate to result in a Material Adverse Effect (other than Disclosed Matters) or (ii) that involve any of the Loan Documents.

(b)        Except for Disclosed Matters, to the knowledge of its Responsible Officers no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, which, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(c)        There has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.07        Compliance with Laws and Agreements.

Each Loan Party is in compliance with all Applicable Law, including, without limitation, the Income Tax Act (Canada), all Material Contracts and all agreements relating to Material Indebtedness, and no default has occurred and is continuing thereunder, except in each case where the failure to comply or the existence of a default, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08        Investment Company Status.

No Loan Party is or is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09        Taxes.

As of the Effective Date, each Loan Party has timely filed or caused to be filed all tax returns and reports required to have been filed (including Canadian federal and provincial income tax returns) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party has set aside on its books adequate reserves, and as to which no Lien has arisen or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Proper and accurate amounts have been withheld by each Loan Party from its respective employees for all periods in compliance with all applicable federal, state, provisional, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities, except to the extent, in each case, that the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10        ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11        Disclosure.

To the knowledge of their Responsible Officers, the Loan Parties have disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to any of them that, if breached or defaulted, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information (other than any projections, pro formas, budgets, and other forward-looking information and information of a general economic or industry-specific nature) concerning the Loan Parties furnished by or at the direction of any Loan Party to any Credit Party in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains, as of the date furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein not materially misleading in light of the circumstances under which such statements were made.

SECTION 3.12        Subsidiaries.

(a)        The Information Certificate sets forth the name of, and the ownership interest of each Loan Party in, each Subsidiary as of the Effective Date. There is no other Capital Stock of any class as to any such Subsidiary issued and outstanding as of the Effective Date, other than as set forth in the Information Certificate. All such shares of Capital Stock are validly issued, fully paid, and non-assessable (as applicable).

(b)        Except as set forth in the Information Certificate, no Loan Party is party to any joint venture, general or limited partnership, or limited liability company agreements or any other business ventures or entities as of the Effective Date.

SECTION 3.13        Insurance.

The Information Certificate sets forth a description of all general liability, comprehensive, health, and casualty insurance maintained by or on behalf of the Loan Parties as of the Effective Date. Each insurance policy listed in the Information Certificate is in full force and effect and all premiums in respect thereof that are due and payable as of the Effective Date have been paid.

SECTION 3.14        Labor Matters.

As of the Effective Date there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened except to the extent that strikes, lockouts, or slowdowns would not reasonably be expected to result in a Material Adverse Effect. The Loan Parties reasonably believe that the hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect. Except for Disclosed Matters and to the extent that such liability would not reasonably be expected to have a Material Adverse Effect, the Loan Parties reasonably believe that all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth in the Information Certificate or as disclosed in any filing by any Loan Party with the SEC, as of the Effective Date, no Loan Party is a party to or bound by any material collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened to be filed with the National Labor Relations Board or other Governmental Authority, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.

SECTION 3.15        Security Documents.

The Security Documents create in favor of the Collateral Agent, for its own benefit and for the ratable benefit of the other Credit Parties, a legal, valid and enforceable security or mortgage interest in the Collateral (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and the Security Documents constitute, or will upon the filing of financing statements or other requisite registrations and/or the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable Uniform Commercial Code or similar legislation of any jurisdiction, including, without limitation, the PPSA and the Civil Code of Québec, to the extent security interests in such Collateral can be perfected by such filings or control, the creation of a fully perfected and opposable first priority Lien on, and security interest in, and hypothecation of, all right, title and interest of the Loan Parties thereunder in such Collateral (to the extent required under the Security Documents), in each case prior and superior in right to any other Person, except for Permitted Encumbrances having priority over the Lien of the Collateral Agent under Applicable Law.

SECTION 3.16        Federal Reserve Regulations.

(a)        No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)        No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose in violation of Regulation U or X or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.17        Solvency.

The Loan Parties, taken as a whole, are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

SECTION 3.18        DDAs; Credit Card Arrangements.

(a)        The Information Certificate contains a list of all DDAs maintained by the Loan Parties as of the Effective Date, which list includes, with respect to each DDA, (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b)        The Information Certificate contains a list describing all agreements as of the Effective Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

SECTION 3.19        Licenses; Permits.

(a)        Each Loan Party has obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of its business except where the failure to obtain such permits, licenses or other authorizations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Loan Party is in material compliance with all terms and conditions of all such permits, licenses, orders and authorizations, and is also in compliance with all Applicable Laws, except where the failure to comply with such terms, conditions or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.20        Material Contracts.

The Loan Parties are not in breach or in default of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract, except to the extent that such breach, default or termination, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01        Effective Date.

This Agreement shall not become effective unless and until the following conditions precedent are satisfied or waived:

(a)        The Agents (or their counsel) shall have received from each party either (i) a counterpart of this Agreement and all other Loan Documents described in the Information Certificate signed on behalf of such party or (ii) written evidence satisfactory to the Agents (which may include telecopy or pdf transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and such other Loan Documents.

(b)        The Agents shall have received a favorable written opinion (addressed to each Agent and the Lenders and dated the Effective Date) of Weil, Gotshal & Manges LLP, Enterprise Business Law Group, LLC and Davies Ward Phillips & Vineberg LLP, counsel for the Loan Parties, covering such matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Required Lenders shall reasonably request. The Loan Parties hereby request such counsel to deliver such opinions.

(c)        The Agents shall have received Charter Documents and such other documents and certificates as the Agents or their counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agents and their counsel.

(d)        After giving effect to (i) any Loans to be made on the Effective Date, (ii) any charges to the Loan Account made in connection with the credit facility contemplated hereby and (iii) all Letters of Credit (including Existing Letters of Credit) to be issued at, or immediately subsequent to, the Effective Date, Availability shall be not less than $100,000,000. The Administrative Agent shall have received a Borrowing Base Certificate dated the Effective Date, relating to the month ended on February 26, 2011, and executed by a Financial Officer of the Borrower.

(e)        The Agents shall have received a certificate, reasonably satisfactory in form and substance to the Agents, (i) with respect to the Solvency of the Loan Parties as of the Effective Date and (ii) certifying that (x) all representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith are true and correct in all material respects as of the Effective Date with the same effect as if made on and as of such date, except to the extent that (A) such representations and warranties are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case they are true and correct in all respects (as so qualified by “materiality”, “Material Adverse Effect” or similar language) on and as of such date, and (B) such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects on and as of such earlier date, and (y) as of the Effective Date, no Default or Event of Default exists.

(f)        To the extent not previously delivered, the Agents shall have received the Security Documents (including, without limitation, any amendments thereto).

(g)        All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be reasonably satisfactory to the Agents other than those which, individually or in the aggregate, would not and would not reasonably be expected to result in, a Material Adverse Effect.

(h)        The Agents shall have received a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be reasonably satisfactory to the Agents.

(i)        Consolidated financial statements delivered to the Agents shall fairly present in all material respects the business and financial condition of the Parent and that, as of the Effective Date, there shall have been no Material Adverse Effect since February 27, 2010.

(j)        After giving effect to the consummation of the transactions contemplated under this Agreement and the other Loan Documents on the Effective Date (including any Loans made or Letters of Credit issued hereunder), no Default or Event of Default shall exist.

(k)        The Agents shall have received results of searches or other evidence reasonably satisfactory to the Agents (in each case dated as of a date reasonably satisfactory to the Agents) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances.

(l)        To the extent not previously delivered, the Agents shall have received all documents and instruments, including Uniform Commercial Code and PPSA financing statements and certified statements issued by the Québec Register of Personal and Moveable Property Rights and any amendments in respect of any of the foregoing, required by law or reasonably requested by the Agents to be filed, registered, published or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered, published or recorded to the satisfaction of the Agents.

(m)        The Agents shall have received, and be reasonably satisfied with, evidence of the Loan Parties’ insurance, together with such endorsements as are required by the Loan Documents.

(n)        All fees due as of the Effective Date and all Credit Party Expenses incurred in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Agents), shall have been paid in full.

(o)        There shall have been delivered to the Agents the additional instruments and documents described in the Information Certificate.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding on the Loan Parties.

SECTION 4.02        Conditions Precedent to Each Loan and Each Letter of Credit.

The obligations of the Lenders to make each Revolving Credit Loan, and of the Issuing Banks to issue each Letter of Credit, are subject to the following conditions precedent:

(a)        The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Article II.

(b)        (i) No Default or Event of Default is then occurring, (ii) the representations and warranties contained in SECTION 3.04(b) shall be true and correct in all respects, and (iii) all other representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, except to the extent that (A) such representations and warranties are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case they shall be true and correct in all respects (as so qualified by “materiality”, “Material Adverse Effect” or similar language) on and as of such date, and (B) such representations and warranties relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date.

(c)        On the date of each Borrowing hereunder and the issuance of each Letter of Credit and after giving effect thereto, the Loan Parties shall be in compliance with all of the terms and provisions set forth herein and in the other Loan Documents to be observed or performed and no Default or Event of Default shall have occurred and be continuing.

(d)        The Administrative Agent shall have received timely delivery of the most recently required Borrowing Base Certificate, with each such Borrowing Base Certificate including schedules as reasonably required by the Administrative Agent.

The request by the Borrower for, and the acceptance by the Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Loan Parties that the conditions specified in this SECTION 4.02 have been satisfied at that time and that after giving effect to such extension of credit the Borrower shall continue to be in compliance with the Borrowing Base. The conditions set forth in this SECTION 4.02 are for the sole benefit of the Administrative Agent and each other Credit Party and may be waived by the Administrative Agent, in whole or in part, without prejudice to the Administrative Agent or any other Credit Party.

ARTICLE V

Affirmative Covenants

Until Payment in Full, each Loan Party covenants and agrees with the Credit Parties that:

SECTION 5.01        Financial Statements and Other Information.

The Borrower will furnish to the Administrative Agent for distribution to the Lenders in accordance with the provisions of SECTION 8.13(c):

(a)        Within ninety (90) days after the end of each Fiscal Year of the Parent, the Consolidated balance sheets, Consolidated statements of operations, and Consolidated statements of stockholders’ equity and cash flows as of the end of and for such year for the Parent, setting forth in each case in comparative form the Consolidated figures for the previous Fiscal Year, all audited and reported on by independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent on a Consolidated basis in accordance with GAAP consistently applied and on an annual basis a consolidating balance sheet to be delivered in a timely fashion, when prepared;

(b)        (i) Within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of the Parent, the Consolidated balance sheets, Consolidated statements of operations, stockholders’ equity and cash flows of the Parent, as of the end of and for such Fiscal Quarter and the elapsed portion of the Fiscal Year, setting forth in each case in comparative form the Consolidated figures for the previous Fiscal Year, all certified by one of the Parent’s Financial Officers as presenting in all material respects the financial condition and results of operations of the Parent on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes; and (ii) at any time following the occurrence of a Cash Dominion Event, within thirty (30) days after the end of each Fiscal Month of the Parent, the Consolidated balance sheets, Consolidated statements of operations and stockholders’ equity of the Parent, as of the end of and for such Fiscal Month and the elapsed portion of the Fiscal Year, setting forth in each case in comparative form the Consolidated figures for the previous Fiscal Year, all certified by one of the Parent’s Financial Officers as presenting in all material respects the financial condition and results of operations of the Parent on a Consolidated basis in a manner consistent with past practices and reflecting the same information as reported to the Parent’s board of directors, subject to normal year end audit adjustments and the absence of footnotes;

(c)        Concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in the form of Exhibit G hereto (a “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations with respect to Availability and the Average Daily Availability;

(d)        On the tenth (10th) Business Day of each Fiscal Month, a certificate in the form of Exhibit H (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business on last day of the immediately preceding Fiscal Month, provided that if (i) an Event of Default has occurred and is continuing, or (ii) if Availability (as calculated under clause (b) of the definition thereof) is at any time less than the greater of (A) fifteen percent (15%) of the Line Cap, or (B) $25,000,000, then in either case such Borrowing Base Certificate shall be furnished on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), and provided further that if any request for a Loan will result in Credit Extensions exceeding $150,000,000, a Borrowing Base Certificate shall accompany such request; each Borrowing Base Certificate to be certified as complete and correct on behalf of the Borrower by a Financial Officer of the Borrower;

(e)        Promptly after the same become publicly available (except to the extent otherwise required to be delivered hereunder), copies of all material periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC, or other foreign securities regulatory body, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(f)        With respect to each month during which, at any time during such month, (i) Letter of Credit Outstandings exceed $100,000,000, or (ii) there are any Loans outstanding, in either case, the financial and collateral reports described on Schedule 5.01(f) hereto shall be delivered at the times set forth in such Schedule;

(g)        A detailed summary of the Net Proceeds received from any Prepayment Event within three (3) Business Days after receipt of such proceeds, including, without limitation, to the extent applicable, the manner of allocation of the Net Proceeds amongst the assets and properties of the Loan Parties which are the subject of the Prepayment Event;

(h)        (i) Notice of any intended sale or other disposition (other than as permitted under Section 6.05) of material assets of any Loan Party permitted hereunder, at least five (5) Business Days prior to the date of consummation of such sale or disposition, and (ii) notice of any incurrence of any Indebtedness for borrowed money in excess of $50,000,000 in favor of any non-Affiliated Person permitted hereunder, promptly (but in any event within five (5) Business Days) following the incurrence of such Indebtedness;

(i)        Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Loan Document, as the Agents or any Lender may reasonably request;

(j)        as soon as available, but in any event at least thirty (30) days after the end of each Fiscal Year of the Parent, forecasts prepared by management of the Parent, in form satisfactory to the Administrative Agent, of (i) the forecasted consolidated balance sheets of the Parent and its Subsidiaries, (ii) the forecasted consolidated statements of income or operations and consolidated cash forecasts prepared on a monthly basis, in form reasonably acceptable to the Administrative Agent, and (iii) Availability on a monthly basis, in the case of each of clauses (i) through (iii), for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs but only through the Maturity Date);

(k)        If reasonably requested by the Administrative Agent, and concurrently with the delivery of the financial statements under clause (a) above, copies of the Borrower’s Canadian federal and provincial tax returns for the Fiscal Year to which such financial statements in clause (a) apply, if available.

(l)        Promptly after the Administrative Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness.

(m)        Any of the delivery requirements relating to written financial information set forth in this SECTION 5.01 may be satisfied by either (x) the Borrower’s posting such information in electronic format readable by the Administrative Agent and the Lenders to a secure address on the world wide web (the “Informational Website”) which is accessible by the Administrative Agent and the Lenders, (y) the Borrower’s delivering such financial information in electronic format to the Administrative Agent and the Administrative Agent’s posting such information to an Informational Website, or (z) the filing of such information on the website of the SEC at http://www.sec.gov. The accommodation provided by the foregoing sentence shall not impair the right of the Administrative Agent, or any Lender through the Administrative Agent, to request and receive from the Borrower physical delivery of specific financial information provided for in this SECTION 5.01. The Borrower shall give the Administrative Agent (and the Administrative Agent shall give each Lender) written or electronic notice each time any information is delivered by posting to the Informational Website or by filing electronically with the SEC. The Loan Parties shall be responsible for and shall bear all risk associated with establishing and maintaining the security and confidentiality of the Informational Website and the information posted thereto.

SECTION 5.02        Notices of Material Events.

The Borrower will furnish to the Administrative Agent prompt written notice of the occurrence of any of the following after any Responsible Officer of the Borrower obtains knowledge thereof:

(a)        A Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;

(b)        The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, as determined at the time of filing, would reasonably be expected to result in a Material Adverse Effect;

(c)        An ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d)        Any development that results in a Material Adverse Effect;

(e)        Any change in the Parent’s chief executive officer or chief financial officer;

(f)        The discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants;

(g)        Any material collective bargaining agreement or other union labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(h)        The filing of any Lien (other than inchoate Liens) for unpaid Taxes in excess of $1,000,000 against any Loan Party;

(i)        Any Person’s becoming a Material Canadian Subsidiary or a Material Domestic Subsidiary, as applicable; and

(j)        Any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

Each notice delivered under this SECTION 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

SECTION 5.03        Information Regarding Collateral.

Except in connection with a transaction permitted by SECTION 6.03 in which a Loan Party is the surviving Person, the Borrower will furnish to the Agents at least thirty (30) days’ (or such shorter period as to which the Administrative Agent may agree in its sole discretion) prior written notice of any change in: (a) any Loan Party’s legal name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (b) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); provided that any such notice with respect to the opening or closing of any retail store shall be provided to the Agents solely upon request of the Administrative Agent; (c) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (d) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations, have been made under the Uniform Commercial Code, PPSA or other Applicable Law that are required in order for the Agents to continue at all times following such change to have a valid, legal and perfected first priority (subject only to Permitted Encumbrances having priority by operation of Applicable Law) security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.

SECTION 5.04        Existence; Conduct of Business.

Each Loan Party will, and will cause each of its Subsidiaries to, do all things necessary to comply with its Charter Documents, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under SECTION 6.03.

SECTION 5.05        Payment of Obligations.

Each Loan Party will, and will cause its Subsidiaries to, pay its Tax liabilities and claims for labor, materials, or supplies, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and no Lien is securing such obligation, or (d) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect. Without limitation of the foregoing, each Loan Party will pay all obligations within thirty (30) days of when due and owing to any third party landlords and warehousemen storing any of the Inventory of any Loan Party, except to the extent that the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06        Maintenance of Properties.

Each Loan Party will, and will cause its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty loss, and condemnation excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and except for store closings and asset dispositions permitted hereunder.

SECTION 5.07        Insurance.

(a)        Each Loan Party shall (i) maintain insurance with financially sound and reputable insurers (or, to the extent consistent with business practices of such Loan Party in effect on the Effective Date, a program of self-insurance) in at least such amounts and against at least such risks as is consistent with business practices in effect on the Effective Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Administrative Agent, upon reasonable written request, full information as to the insurance carried.

(b)        Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agents, which endorsements or amendments shall provide that the insurer shall pay all proceeds in excess of $10,000,000 prior to the occurrence and continuance of a Cash Dominion Event (but subject in any event to the provisions of SECTION 2.17(c)), and all proceeds during the continuance of a Cash Dominion Event, otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Administrative Agent, as an additional insured. Each such policy referred to in this SECTION 5.07(b) shall also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Collateral Agent (giving such Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Collateral Agent. The Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, evidence of renewal of a policy (including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

SECTION 5.08        Books and Records; Inspection and Audit Rights; Appraisals; Accountants.

(a)        Each Loan Party will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in accordance with GAAP and in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Material Subsidiaries to, permit any representatives designated by any Agent, upon reasonable prior notice and during normal business hours prior to the occurrence of an Event of Default, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and internal accountants and to examine and make extracts from its books and records, all at such reasonable times and as often as reasonably requested; provided that, unless an Event of Default has occurred and is continuing, other than as set forth in SECTION 5.08(b), the Loan Parties shall only be required to reimburse an Agent (or any of its representatives so designated) for its costs and expenses for one (1) such visit and inspection in any calendar year.

(b)        Each Loan Party will, and will cause its Material Subsidiaries to, from time to time upon the request of any Agent, permit any Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Agents, subject to reasonable prior notice and during normal business hours prior to the occurrence of an Event of Default, to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Borrower’s practices in the computation of the Borrowing Base, and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. Any Lender, at its own expense, may accompany any Agent or professionals retained by any Agent on such examination. The Loan Parties shall pay the reasonable out-of-pocket fees and expenses of the Agents or such professionals with respect to such evaluations and appraisals, provided that (x) the Agents may, collectively in their reasonable discretion, conduct no more than one (1) commercial finance examination and one (1) appraisal of the Borrower’s Inventory in any calendar year (provided that (i) if at any time during such calendar year, Availability is less than fifty percent (50%) of the Line Cap, the Agents may, collectively in their reasonable discretion, conduct two (2) commercial finance examinations and two (2) Inventory appraisals during such calendar year, and provided further that if at any time during such calendar year, Availability is less than the greater of (A) fifteen percent (15%) of the Line Cap, or (B) $25,000,000, the Agents may, collectively in their reasonable discretion, conduct three (3) commercial finance examinations and three (3) Inventory appraisals during such calendar year, and (ii) if any Event of Default exists, the Agents, in their reasonable discretion, may cause such additional commercial finance examinations and Inventory appraisals to be taken as the Agents reasonably determine, in each case at the expense of the Loan Parties). The Agents may, collectively in their reasonable discretion, conduct such additional commercial finance examinations and such additional Inventory appraisals during any calendar year as it, in its discretion deems necessary or appropriate, at the Credit Parties’ expense. The Agents shall promptly deliver copies of such commercial finance examinations and Inventory appraisals to the Lenders pursuant to the provisions of SECTION 8.13(c).

(c)        The Loan Parties shall at all times retain Ernst & Young or another independent registered public accounting firm of recognized national standing.

SECTION 5.09        Physical Inventories.

(a)        The Loan Parties, at their own expense, shall cause not less than one (1) physical inventory to be undertaken at each location and in each twelve (12) month period conducted by RGIS or another inventory taker reasonably satisfactory to the Agents, and periodic cycle counts, in each case consistent with past practice, and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be reasonably satisfactory to the Agents. The Agents, at the expense of the Loan Parties, may observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Borrower, within forty-five (45) calendar days following the completion of such inventory, shall provide the Agents with a reconciliation of the results of such inventory (as well as of any other physical inventory undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b)        The Agents, in their reasonable discretion, if any Default or Event of Default exists, may cause such inventories to be taken as the Agents reasonably determine (each, at the expense of the Loan Parties).

SECTION 5.10        Compliance with Laws.

Each Loan Party will comply with all Applicable Laws and the orders of any Governmental Authority, as applicable, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11        Use of Proceeds and Letters of Credit.

The proceeds of Loans made hereunder and of Letters of Credit issued hereunder will be used only (a) to finance the acquisition of working capital assets of the Borrower and its Subsidiaries, including the purchase of inventory and equipment, in each case in the ordinary course of business, (b) to finance Capital Expenditures of the Borrower and its Subsidiaries, (c) to finance Permitted Acquisitions, and (d) for general corporate purposes (including but not limited to the repayment or refinancing of Indebtedness and the making of Investments and Restricted Payments), in each case to the extent permitted in this Agreement. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.

SECTION 5.12        Additional Subsidiaries.

If any Loan Party shall form or acquire a Material Subsidiary after the Effective Date, the Borrower will notify the Agents thereof and the Borrower will cause such Subsidiary to become a Loan Party hereunder by executing a Joinder Agreement and such other documents, instruments and agreements reasonably requested by the Administrative Agent, and under each applicable Security Document in the manner provided therein, within thirty (30) calendar days (or such later date as the Administrative Agent may agree in its sole discretion) after such Material Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Material Subsidiary’s assets of the type included within the definition of Collateral, to secure the Obligations as the Administrative Agent or the Required Lenders shall request.

SECTION 5.13        Compliance with Terms of Leaseholds.

Except as otherwise expressly permitted hereunder, each Loan Party will (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party, keep such Leases in full force and effect, (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled except in the ordinary course of business, consistent with past practices, (c) notify the Administrative Agent of any default by any Loan Party or any of its Subsidiaries with respect to such Leases and cooperate with the Administrative Agent in all respects to cure any such default, and (d) cause each of its Subsidiaries to do the foregoing, except, in each case, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.14        Material Contracts.

Each Loan Party will (a) perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect except to the extent such Material Contract is no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business, consistent with past practices, and (c) cause each of its Subsidiaries to do the foregoing, except, in each case, where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.15        Further Assurances.

Each Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon the reasonable request of Administrative Agent, evidence reasonably satisfactory to such Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

ARTICLE VI

Negative Covenants

Until Payment in Full, each Loan Party covenants and agrees with the Credit Parties that:

SECTION 6.01        Indebtedness and Other Obligations.

No Loan Party will create, incur, assume or permit to exist any Indebtedness, except Permitted Indebtedness.

SECTION 6.02        Liens.

No Loan Party will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except Permitted Encumbrances.

SECTION 6.03        Fundamental Changes

(a)        The Borrower will not, and will not permit any other Loan Party to, merge, amalgamate into or consolidate with any other Person, or permit any other Person to merge, amalgamate into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would arise therefrom, (i) any Subsidiary may merge, consolidate or amalgamate into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary that is not the Borrower may merge, consolidate or amalgamate into any Subsidiary that is not the Borrower, (iii) Permitted Acquisitions and asset dispositions permitted pursuant to SECTION 6.05 hereof and Permitted Investments of the type described in clauses (p) and/or (q) of the definition of “Permitted Investment” may be consummated in the form of a merger, consolidation or amalgamation, as long as, in the event of a Permitted

Acquisition, the surviving Person is, or as and to the extent required by SECTION 5.12 becomes, a Loan Party, provided that any such merger, consolidation or amalgamation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger, consolidation or amalgamation shall not be permitted unless also permitted by SECTION 6.04, (iv) any Facility Guarantor may consummate a dissolution or liquidation, the purpose of which is to effect an asset disposition permitted pursuant to SECTION 6.05, and (v) any Facility Guarantor may liquidate or dissolve if such liquidation or dissolution is in the best interests of the Borrower and is not materially adverse to the Lenders. To the extent that any Facility Guarantor is merged, consolidated or amalgamated with or into any other Loan Party (or any Person in a transaction permitted under clause (iii) above) or liquidated or dissolved, in each case, as permitted under this clause (a), such Facility Guarantor shall be released from its obligations under any Facility Guarantee to which it is a party.

(b)        The Borrower will not, and will not permit any other Loan Party to, engage, to any material extent, in any business other than business of the type conducted by such Loan Party on the date of execution of this Agreement and businesses reasonably related or reasonably ancillary thereto.

SECTION 6.04        Investments, Loans, Advances, Guarantees and Acquisitions.

No Loan Party will make or permit to exist any Investment, except Permitted Investments.

SECTION 6.05        Asset Sales.

No Loan Party will sell, transfer, lease (as lessor) or otherwise voluntarily dispose of any asset, including any Capital Stock of another Person, except (i) sales of Inventory and the use of cash in the ordinary course of business, (ii) transactions permitted by SECTION 6.03, SECTION 6.04 or SECTION 6.06, and (iii) Permitted Dispositions. The Collateral Agent’s Liens on any assets sold, transferred, leased (as lessor) or otherwise voluntarily disposed of, to the extent in connection with a transaction permitted by this SECTION 6.05, shall be released in accordance with Section 8.12 of the Security Agreement.

SECTION 6.06        Restricted Payments; Certain Payments of Indebtedness.

(a)        No Loan Party will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment other than Permitted Dividends.

(b)        No Loan Party will make directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness (other than the Obligations), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)        as long as no Event of Default then exists or would arise therefrom, mandatory payments and mandatory prepayments of interest and principal as and when due in respect of any Permitted Indebtedness;

(ii)        prepayments, exchanges, purchases, redemptions, retirements, acquisitions, cancellations or terminations (collectively, “Prepayments”) of Indebtedness so long as (i) the Payment Conditions shall have been satisfied, or (ii)(A) no Default or Event of Default has occurred and is continuing or shall occur after giving effect to such Prepayment, and (B) after giving pro forma effect to such Prepayment, Availability will be (and is projected on a pro forma basis for the twelve (12) months following such Prepayment, to be) equal to or greater than thirty-five percent (35%) of the Line Cap, and (C) the Borrower shall have provided projections to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, evidencing the satisfaction of the conditions described in clause (ii)(B) above, or (iii) the Covenant Conditions shall have been satisfied and the aggregate amount of all such Prepayments made under this clause (iii) (together with all Restricted Payments, Permitted Acquisitions and Investments to which the Capped Amount applies) shall not exceed the Capped Amount; and

(iii)        refinancings of Indebtedness to the extent the Indebtedness incurred in connection with such refinancing would otherwise be permitted under this Agreement.

SECTION 6.07        Transactions with Affiliates.

No Loan Party will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions, taken as a whole, not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not otherwise prohibited hereunder, (c) transactions as set forth in the Information Certificate, (d) payment of indemnities and compensation to officers and employees for services actually rendered to any such Loan Party or any of its Subsidiaries, (e) payment of director’s fees, expenses, and indemnities, (f) stock option, stock award and compensation plans of the Loan Parties and their Subsidiaries, (g) employment contracts with officers and management of the Loan Parties and their Subsidiaries, (h) the repurchase of equity interests from officers, directors, and employees to the extent permitted under this Agreement and, as long as no Default or Event of Default then exists or would arise therefrom, pursuant to stock options, stock awards and stock incentive plans, (i) advances and loans to officers and employees of the Loan Parties and their Subsidiaries to the extent permitted under this Agreement and to the extent permitted by Applicable Law, (j) other transactions specifically permitted under this Agreement (including, without limitation, sale/leaseback transactions, Permitted Dispositions, Restricted Payments, Permitted Investments, and Indebtedness), or (k) any transactions approved by Administrative Agent.

SECTION 6.08        Restrictive Agreements.

No Loan Party will directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent or (b) the ability of any Subsidiary thereof to pay dividends or other distributions with respect to any shares of its Capital Stock to such Loan Party or to make or repay loans or advances to a Loan Party or any other Subsidiary of a Loan Party or to guarantee Indebtedness of the Loan Parties or any other Subsidiary of the Loan Parties, provided that (i) the foregoing shall not apply to (1) restrictions and conditions imposed by Applicable Law or by any Loan Document, (2) any restriction or condition with respect to any asset of any Loan Party or any of its Subsidiaries imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the Capital Stock or assets of such Loan Party or such Subsidiary, so long as such sale or disposition is permitted under this Agreement, (3) contractual obligations binding on a Subsidiary of the Borrower at the time such Person first becomes a Subsidiary, so long as such contractual obligations were not entered into in contemplation of such Person becoming a Subsidiary, (4) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture entered into in the ordinary course of business, and (ii) clause (a) of the foregoing shall not apply to (1) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (2) customary provisions in leases or licenses restricting the assignment or subleasing thereof, (3) any negative pledges and restrictions on Liens in favor of any holder of Permitted Indebtedness of the type described in clauses (e), (h), (l) or (r) of the definition of “Permitted Indebtedness” but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, and (4) restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

SECTION 6.09        Amendment of Material Documents.

No Loan Party will amend, modify or waive any of its rights under (a) its Charter Documents or (b) any Material Contract or Material Indebtedness, in each case to the extent that such amendment, modification or waiver would be reasonably likely to result in a Material Adverse Effect.

SECTION 6.10        Minimum Availability.

The Borrower shall at all times maintain Availability in an amount no less than the greater of (i) ten percent (10%) of the Line Cap, or (ii) $20,000,000.

SECTION 6.11        Fiscal Year.

No Loan Party will change its Fiscal Year without the approval of the Administrative Agent.

SECTION 6.12        ERISA.

The Parent shall not, nor shall cause or permit any of its ERISA Affiliates to:

(a)        cause or permit to occur an event that would reasonably be expected to result in the imposition of a Lien under Section 4068 of ERISA to the extent such Lien secures obligations in excess of $15,000,000; or

(b)        cause or permit to occur an ERISA Event to the extent such ERISA Event would reasonably be expected to result in a Material Adverse Effect; or

(c)        engage in any transaction in connection with which the Parent or any ERISA Affiliate could be reasonably expected to be subject to either a civil penalty assessed pursuant to the provisions of Section 502(i) of ERISA or a tax imposed under the provisions of Section 4975 of the Code which, in each case, would reasonably be expected to result in a Material Adverse Effect; or

(d)        adopt an amendment to any Plan requiring the provision of security under Section 401(a)(29) of the Code which would reasonably be expected to result in a Material Adverse Effect; or

(e)        terminate any Plan under Section 4041(c) of ERISA without the prior consent of Administrative Agent which would reasonably be expected to result in a Material Adverse Effect; or

(f)        fail in any material respect to make payment (including any “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA) when due (including permissible extensions) of all amounts which, under the provisions of any Plan, it is required to pay as contributions thereto or as premiums to the PBGC, or, with respect to any Multiemployer Plan, permit to exist any material “accumulated funding deficiency” (within the meaning of Section 304 of ERISA and Section 431 of the Code) which would reasonably be expected to result in a Material Adverse Effect; or

(g)        enter into a new agreement or agreements that would obligate the Parent or any ERISA Affiliate to (i) make contributions to a Multiemployer Plan subject to Subtitle (E) of Title IV of ERISA in excess of $10,000,000 per year, or (ii) to create, extend or increase an obligation to provide health or medical benefits for retirees of the Parent or an ERISA Affiliate that would reasonably be expected to result in a Material Adverse Effect; or

(h)        enter into a plan in respect of Canadian employees of the Borrower or any of its Affiliates which is a “registered pension plan” as such term is defined in the Income Tax Act (Canada), and which is subject to the Income Tax Act (Canada) and the Pension Benefits Act (Ontario) or other similar applicable provincial or federal pension benefits legislation.

SECTION 6.13        Environmental Laws.

The Loan Parties shall not, and shall not permit any Subsidiary to, (a) fail to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (b) become subject to any Environmental Liability, in each case which would be reasonably likely to result in a Material Adverse Effect.

SECTION 6.14        Additional Subsidiaries.

The Loan Parties will not create any additional Subsidiary, unless such Subsidiary is a Loan Party or if the Investment with respect thereto is permitted pursuant to SECTION 5.12 or SECTION 6.04.

ARTICLE VII

Events of Default

SECTION 7.01        Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a)        Any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any Letter of Credit Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)        Any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in SECTION 7.01(a), or an amount payable for Other Liabilities) payable under this Agreement or any other Loan Document and such failure continues for three (3) Business Days after notice from Agents;

(c)        Any representation or warranty made or deemed made by or on behalf of any Loan Party in, or in connection with, any Loan Document or any amendment or modification thereof or waiver thereunder (including, without limitation, in any Borrowing Base Certificate or any certificate of a Financial Officer accompanying any, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder), shall prove to have been incorrect in any material respect when made or deemed made;

(d)        Any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in (i) Article VI or (ii) in SECTION 5.01(d) (after a one (1) Business Day grace period), or (iii) in any of SECTION 2.18, SECTION 5.01(f), SECTION 5.07, SECTION 5.08, or SECTION 5.11 (provided that, if (A) any such Default described in this clause (iii) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default);

(e)        Any Loan Party shall fail to observe or perform when due any covenant, condition or agreement contained in any Loan Document (other than those specified in SECTION 7.01(a), SECTION 7.01(b), SECTION 7.01(c), or SECTION 7.01(d)), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower;

(f)        Any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein) or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity and with respect to which all notice, grace, and cure periods have expired;

(g)        a Change in Control shall occur;

(h)        An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under the Bankruptcy Code, the BIA, the WURA, the CCAA, or any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, trustee, custodian, sequestrator, conservator, monitor, administrator, or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)        (i) Any Loan Party shall (A) voluntarily commence any proceeding or file any petition or proposal (or intent to file a proposal) seeking liquidation, reorganization or other relief under the Bankruptcy Code, the BIA, the WURA, the CCAA, or any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in SECTION 7.01(j), (C) apply for or consent to the appointment of a receiver, interim receiver, trustee, custodian, sequestrator, conservator, monitor, administrator, or similar official for any Loan Party or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (E) make a general assignment for the benefit of creditors, or (ii) the board of directors (or similar governing body) of the Parent, the Borrower or any other Loan Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action referred to in clause (i) above;

(j)        Any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)        Except as permitted under SECTION 6.05, the determination of the Loan Parties, whether by vote of the Loan Parties’ board of directors or otherwise to: suspend the operation of the Loan Parties’ business in the ordinary course, liquidate all or substantially all of the Borrower’s assets or store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales for all or substantially all of the store locations;

(l)        One or more final non-appealable judgments for the payment of money in an aggregate amount in excess of $15,000,000 in excess of insurance coverage (or indemnities from indemnitors reasonably satisfactory to the Agents) shall be rendered against any Loan Party or any combination of Loan Parties and the same shall remain undischarged for a period of forty-five (45) days during which execution shall not be effectively stayed, satisfied, or bonded or any action shall be legally taken by a judgment creditor to attach or levy (by writ or otherwise) upon any material assets of any Loan Party to enforce any such judgment;

(m)        An ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability to any Plan, Multiemployer Plan, or the PBGC (or any combination thereof) in excess of $15,000,000 (net of actual, or likely, recoveries, payments, or insurance proceeds), and reasonably be expected to result in a Material Adverse Effect, and the same shall remain undischarged for a period of thirty (30) consecutive days during which period any action shall not be legally taken to attach or levy upon any material assets of any Loan Party to enforce any such liability;

(n)        (i)Any challenge by or on behalf of any Loan Party to the validity or continuing effectiveness of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, or (ii) except as expressly permitted hereunder or under any other Loan Document, (A) the receipt by the Administrative Agent of notice by any Facility Guarantor of the termination of any Facility Guarantee to which it is a party, or (B) any other termination of any Facility Guarantee;

(o)        Any challenge by or on behalf of any other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, in each case, as to which an order or judgment has been entered materially adverse to the Agents and the Lenders;

(p)        Any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document except as a result of the sale, release, or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or the failure of the Agents through their acts or omissions and through no fault of the Loan Parties, to maintain the perfection of their Liens in accordance with Applicable Law;

(q)        The indictment of any Loan Party under any Applicable Law where the crime alleged would constitute a felony under Applicable Law and such indictment remains unquashed or such legal process remains undismissed for a period of ninety (90) days or more, unless the Administrative Agent, in its reasonable discretion, determines that the indictment is not material;

(r)        Any Responsible Officer of any Loan Party is criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, unless such director or senior officer promptly (i) resigns, (ii) is promptly removed by the applicable Loan Party’s board of directors (or other governing body), or (iii) is replaced by the applicable Loan Party’s board of directors (or other governing body) and no longer constitutes a Responsible Officer for the purposes of this Agreement;

(s)        (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness that constitutes Material Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Loan Party shall make or receive any payment, or take or fail to take any action, in each such case in contravention of the applicable Subordination Provisions of any Subordinated Indebtedness that constitutes Material Indebtedness; or

(t)        The imposition of any stay or other order, the effect of which restrains the conduct by the Loan Parties, taken as a whole, of their business in the ordinary course in a manner that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Loan Party described in SECTION 7.01(h) or (i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall irrevocably terminate immediately; (ii) declare the Obligations then outstanding to be due and payable in whole, and thereupon the principal of the Loans and all other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; or (iii) require the Loan Parties to furnish cash collateral with respect to the Letter of Credit Outstandings (or, alternatively, a backstop letter of credit in an amount equal to 103% of such Letter of Credit Outstandings, which backstop letter of credit shall be in form and substance and from an issuing bank reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank(s)) to be held and applied in accordance with SECTION 2.17 and SECTION 7.03. In case of any event with respect to any Loan Party described in SECTION 7.01(h) or (i)), the Commitments shall automatically and irrevocably terminate and the principal of the Loans and other Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

SECTION 7.02        Remedies on Default.

In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, the Agents may (and at the direction of the Required Lenders, shall) proceed to protect and enforce their rights and remedies (including the right to require the issuance of a Letter of Credit as set forth in SECTION 9.05) under this Agreement or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

SECTION 7.03        Application of Proceeds.

(a)        After the occurrence and during the continuance of an Event of Default, all proceeds realized from any Loan Party or on account of any Collateral or, without limiting the foregoing, on account of any Prepayment Event shall be applied in the following order:

(i)        FIRST, ratably to pay the Obligations in respect of any Credit Party Expenses, indemnities, fees and other amounts then due to the Agents until paid in full;

(ii)        SECOND, ratably to pay any Credit Party Expenses, indemnities and fees then due to the Lenders until paid in full;

(iii)        THIRD, ratably to pay interest accrued in respect of the Obligations until paid in full;

(iv)        FOURTH, to pay principal due in respect of the Swingline Loans until paid in full;

(v)        FIFTH, ratably to pay principal due in respect of the Revolving Credit Loans until paid in full;

(vi)        SIXTH, to the Administrative Agent, to be held by the Administrative Agent, for the ratable benefit of the Issuing Banks and the Lenders as cash collateral in an amount up to 103% of the then extant Stated Amount of Letters of Credit until paid in full;

(vii)        SEVENTH, to pay outstanding Obligations with respect to Cash Management Services furnished to any Loan Party;

(viii)        EIGHTH, ratably to pay any other Obligations; and

(ix)        NINTH, to the Borrower or such other Person entitled thereto under Applicable Law.

ARTICLE VIII

The Agents

SECTION 8.01        Appointment and Administration by Administrative Agent.

Each Lender and each Issuing Bank hereby irrevocably designate Bank of America as Administrative Agent under this Agreement and the other Loan Documents. The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders and each Issuing Bank each hereby (i) irrevocably authorizes the Administrative Agent and the Collateral Agent to enter into the Loan Documents to which it is a party, and at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (ii) agrees and consents to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Administrative Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Credit Parties. Any proceeds received by the Administrative Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in this Agreement and the other Loan Documents. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

SECTION 8.02        Appointment of Collateral Agent.

(a)        Each Lender and each Issuing Bank hereby irrevocably designate Bank of America as Collateral Agent under this Agreement and the other Loan Documents. The Lenders and each Issuing Bank each hereby (i) irrevocably authorizes the Collateral Agent (x) to enter into the Loan Documents to which it is a party, and (y) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto, and (ii) agrees and consents to all of the provisions of the Security Documents. All Collateral shall be held or administered, subject to the direction of the Administrative Agent, by the Collateral Agent (or its duly-appointed agent) for its own benefit and for the ratable benefit of the other Credit Parties. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in this Agreement and the other Loan Documents. The Collateral Agent shall have no duties or responsibilities except as set forth in this Agreement and the other Loan Documents, nor shall it have any fiduciary relationship with any other Credit Party, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Collateral Agent.

(b)         Without limiting the generality of paragraph (a) above, for the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Québec, between each Lender, taken individually, on the one hand, and the Collateral Agent, on the other hand, each Loan Party, each such Lender and the Collateral Agent acknowledge and agree that such Lender and the Collateral Agent are hereby conferred the legal status of solidary creditors of each Loan Party in respect of all Obligations, present and future, owed by each Loan Party to each such Lender and the Collateral Agent (collectively, the “Solidary Claim”). Each Loan Party which is not a signatory of this Agreement but is or may become a signatory to any other Loan Documents shall be deemed to have accepted the provisions contained in this paragraph by its execution of such other Loan Documents. Accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Québec, the Loan Parties are irrevocably bound towards the Collateral Agent and each Lender in respect of the entire Solidary Claim of the Collateral Agent and such Lender. As a result of the foregoing, the parties hereto acknowledge that the Collateral Agent and each Lender shall at all times have a valid and effective right of action for the entire Solidary Claim of the Collateral Agent and such Lender and the right to give full acquittance for it. Accordingly, without limiting the generality of the foregoing, the Collateral Agent, as solidary creditor with each Lender, shall at all times have a valid and effective right of action in respect of all Obligations, present and future, owned by each Loan Party to the Collateral Agent and Lenders or any of them and the right to give a full acquittance for same. The parties further agree and acknowledge that the Collateral Agent’s Liens on the Collateral shall be granted to the Collateral Agent, for its own benefit and for the benefit of the Lenders.

SECTION 8.03        Sharing of Excess Payments.

If, other than as expressly provided in SECTION 9.04, at any time or times any Credit Party shall receive (i) by payment, foreclosure, setoff, banker’s lien, counterclaim, or otherwise, or any payments with respect to the Obligations owing to such Credit Party arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Credit Party from the Borrower or the Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from the Administrative Agent in excess of such Credit Party’s ratable portion of all such distributions by the Administrative Agent, such Credit Party shall promptly (1) turn the same over to the Administrative Agent in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same day funds, as applicable, for the account of all of the Credit Parties and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Credit Parties so that such excess payment received shall be applied ratably as among the Credit Parties in accordance with their Commitment Percentages; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

SECTION 8.04        Agreement of Applicable Lenders.

Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Applicable Lenders, action shall be taken by the Administrative Agent for and on behalf or for the benefit of all Credit Parties upon the direction of the Applicable Lenders, and any such action shall be binding on all Credit Parties. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of SECTION 9.02.

No Credit Party (other than the Agents) shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agents on behalf of the Credit Parties in accordance with the terms thereof. In the event of a foreclosure by the Agents on any of the Collateral pursuant to a public or private sale or other disposition, any Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and any Agent, as agent for and representative of the Credit Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by any Agent on behalf of the Credit Parties at such sale or other disposition. Each Credit Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.

SECTION 8.05        Liability of Agents.

(a)        The Agents, when acting on behalf of the Credit Parties, may execute any of their respective duties under this Agreement by or through any of its officers, agents and employees, and no Agent nor its respective directors, officers, agents or employees shall be liable to any other Credit Party for any action taken or omitted to be taken in good faith, or be responsible to any other Credit Party for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence, bad faith or willful misconduct. No Agent or its respective directors, officers, agents and employees shall in any event be liable to any other Credit Party for any action taken or omitted to be taken by it pursuant to instructions received by it from the Applicable Lenders, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, no Agent or any of its respective directors, officers, employees, or agents shall be: (i) responsible to any other Credit Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents; (iii) responsible to any other Credit Party for the state or condition of any properties of the Loan Parties or any other obligor hereunder constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties; (iv) responsible to any other Credit Party for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) responsible to any other Credit Party for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations, or for the value or sufficiency of any of the Collateral.

(b)        The Agents may execute any of their duties under this Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the other Loan Documents. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c)        None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to any Loan Party on account of the failure or delay in performance or breach by any other Credit Party (other than by each such Agent in its capacity as a Lender) of any of its respective obligations under this Agreement or any of the other Loan Documents or in connection herewith or therewith.

(d)        The Agents shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by them to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Loan Parties), independent accountants and other experts selected by any Loan Party or any Credit Party. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Applicable Lenders as it deems appropriate or they shall first be indemnified to its satisfaction by the other Credit Parties against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

SECTION 8.06        Notice of Default.

The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has actual knowledge of the same or has received notice from a Credit Party or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent obtains such actual knowledge or receives such a notice, such Agent shall give prompt notice thereof to each of the other Credit Parties. Upon the occurrence of an Event of Default, the Administrative Agent shall (subject to the provisions of SECTION 9.02) take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Administrative Agent be required to comply with any such directions to the extent that the Administrative Agent reasonably believes that its compliance with such directions would be unlawful.

SECTION 8.07        Credit Decisions.

Each Credit Party (other than the Agents) acknowledges that it has, independently and without reliance upon the Agents or any other Credit Party, and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Loan Parties and has made its own decision to enter into this Agreement and the other Loan Documents. Each Credit Party (other than the Agents) also acknowledges that it will, independently and without reliance upon the Agents or any other Credit Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

SECTION 8.08        Reimbursement and Indemnification.

Each Credit Party (other than the Agents) agrees to (i) reimburse the Agents for such Credit Party’s Commitment Percentage of (x) any expenses and fees incurred by any Agent for the benefit of Credit Parties under this Agreement and any of the other Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Credit Parties, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties and (y) any expenses of any Agent incurred for the benefit of the Credit Parties that the Loan Parties have agreed to reimburse pursuant to this Agreement or any other Loan Document and have failed to so reimburse and (ii) indemnify and hold harmless each Agent and any of its directors, officers, employees, or agents, on demand, in the amount of such Credit Party’s Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any Credit Party in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the other Loan Documents to the extent not reimbursed by the Loan Parties, including, without limitation, costs of any suit initiated by each Agent against any Credit Party (except such as shall have been determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent); provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Credit Party in its capacity as such. The provisions of this SECTION 8.08 shall survive the Payment in Full.

SECTION 8.09        Rights of Agents.

It is understood and agreed that the Agents shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as their rights and powers under other agreements and instruments to which they are or may be party, and engage in other transactions with the Loan Parties, as though they were not the Agents. Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Loan Parties and their Affiliates as if it were not an Agent hereunder.

SECTION 8.10        Notice of Transfer.

The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in SECTION 9.04.

SECTION 8.11        Successor Agents.

Any Agent may resign at any time by giving thirty (30) Business Days’ written notice thereof to the other Credit Parties and the Borrower. Upon any such resignation of an Agent, the Required Lenders shall have the right to appoint a successor Agent, which, so long as there is no Event of Default under SECTION 7.01(h) or (i), shall be reasonably satisfactory to the Borrower (whose consent in any event shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and/or none shall have accepted such appointment within thirty (30) Business Days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the other Credit Parties, appoint a successor Agent which, (i) shall be a Person a commercial bank (or affiliate thereof) organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $100,000,000, or (ii) capable of complying with all of the duties of such Agent hereunder (in the opinion of the retiring Agent and as certified to the other Credit Parties in writing by such successor Agent) which, so long as there is no Event of Default under SECTION 7.01(h) or (i), shall be reasonably satisfactory to the Borrower (whose consent shall not in any event be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

SECTION 8.12        Relation Among the Lenders.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of any Agent) authorized to act for, any other Lender.

SECTION 8.13        Reports and Financial Statements.

By signing this Agreement, each Lender:

(a)        agrees to furnish the Administrative Agent on the first day of each month (or more frequently at such Lender’s discretion) with a summary of all Other Liabilities due or to become due to such Lender (and the Agreement Value, if appropriate);

(b)        with respect to each Issuing Bank, agrees to furnish the Administrative Agent with a report of each Letter of Credit then outstanding issued by such Issuing Bank, as described in SECTION 2.13(a), which report shall be in such form as may be requested by the Administrative Agent;

(c)        is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”);

(d)        expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and (ii) shall not be liable for any information contained in any Report;

(e)        expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(f)        agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

(g)        without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Borrower; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.14        Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States of America or Canada can be perfected only by possession. Should any Lender (other than an Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 8.15        Collateral and Guaranty Matters.

The Credit Parties irrevocably authorize the Agents, at their option and in their discretion,

(a)        to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon Payment in Full, (ii) that is sold or otherwise disposed or to be sold or otherwise disposed of as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with SECTION 9.02;

(b)        to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances;

(c)        to release any Facility Guarantor from its obligations under any Facility Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(d)        to release each Loan Party from its obligations under the Loan Documents (other than those that expressly survive termination) upon Payment in Full; and

(e)        to enter into, on behalf of the Applicable Lenders, any intercreditor agreements and/or subordination agreements described herein, to the extent the same are in form and substance reasonably satisfactory to the Agents.

Upon request by the Administrative Agent at any time, the Applicable Lenders will confirm in writing the Agents’ authority to release or subordinate its interest in particular types or items of property, to release any Facility Guarantor from its obligations under any Facility Guarantee, to release any Loan Party from its obligations under the Loan Documents, or to enter into any intercreditor agreement and/or subordination agreement, in each case pursuant to this SECTION 8.15. In each case as specified in this SECTION 8.15, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Facility Guarantor from its obligations under the applicable Facility Guarantee, or to release each Loan Party from its obligations under the Loan Documents, or to enter into any intercreditor agreement and/or subordination agreement, in each case in accordance with the terms of the Loan Documents and this SECTION 8.15.

SECTION 8.16        Delinquent Lender.

(a)        If for any reason any Lender (a) shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Commitment Percentage of any Revolving Credit Loans, expenses or setoff or purchase its Commitment Percentage of a participation interest in the Swingline Loans or Letters of Credit and such failure is not cured within ten (10) days of receipt from the Administrative Agent of written notice thereof, (b) has notified the Administrative Agent in writing that it does not intend to satisfy any such obligation, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding (any such Lender, a “Delinquent Lender”), then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i)

such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Commitment Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of the Administrative Agent, any amount payable to a Delinquent Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Delinquent Lender, be retained by the Administrative Agent as cash collateral for future funding obligations of the Delinquent Lender in respect of any Loan or existing or future participating interest in any Swingline Loan or Letter of Credit. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i), (ii) and (iii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Commitment Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in SECTION 2.12 from the date when originally due until the date upon which any such amounts are actually paid.

(b)        The non-Delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment without any further action by the Delinquent Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), the Delinquent Lender’s Commitment to fund future Revolving Credit Loans. Upon any such purchase of the Commitment Percentage of any Delinquent Lender, the Delinquent Lender’s share in future Revolving Credit Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance.

(c)        Each Delinquent Lender shall indemnify the Administrative Agent and each non-Delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-Delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its Commitment Percentage of a Revolving Credit Loan or to otherwise perform its obligations under the Loan Documents.

SECTION 8.17        Syndication Agent, Co-Documentation Agents, and Arrangers.

Notwithstanding the provisions of this Agreement or any of the other Loan Documents, the Syndication Agent, the Co-Documentation Agents and the Arrangers shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

ARTICLE IX

Miscellaneous

SECTION 9.01        Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(a)        if to any Loan Party, to it at 100 Pier 1 Place, Fort Worth, Texas 76102, Attention: Chief Financial Officer (Telecopy No. (817) 252-8801, E-Mail chturner@pier1.com), with a copy to Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201, Attention: Kelly M. Dybala, Esquire (Telecopy No. (214) 746-7777, E-Mail kelly.dybala@weil.com);

(b)        if to the Administrative Agent, the Collateral Agent or the Swingline Lender to Bank of America, N.A., 100 Federal Street, Boston, Massachusetts 02110, Attention: Stephen Garvin (Telecopy No. (617) 434-4312, E-Mail stephen.garvin@baml.com), with a copy to Riemer & Braunstein LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esquire (Telecopy No. (617) 880-3456, E-Mail dberman@riemerlaw.com); and

(c)        if to any other Credit Party, to it at its address (or telecopy number or electronic mail address) set forth on the signature pages hereto or on any Assignment and Acceptance.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given three (3) days after mailing or otherwise upon delivery.

SECTION 9.02        Waivers; Amendments.

(a)        No failure or delay by any Credit Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by SECTION 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

(b)        Except as otherwise specifically provided in this Section 9.02(b), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided, however, that no such waiver, amendment, modification or other agreement shall:

    (i)        Increase the Commitment of any Lender without the prior written consent of such Lender;

    (ii)        Reduce the principal amount of any Obligation or reduce the rate of interest thereon, or reduce any fees payable under the Loan Documents without the consent of the Lenders affected thereby, provided that the foregoing shall not limit the rights of the Administrative Agent and/or the Required Lenders to impose or waive the imposition of any Default Rate, increased fees pursuant to SECTION 2.19(c)(iii) or similar increase arising as a result of the occurrence of an Event of Default;

    (iii)       Without prior written Unanimous Consent of all Lenders:

                (A)         postpone the scheduled date of payment of the principal amount of any Obligation, or any interest thereon, or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the expiration of the Commitments or postpone the Maturity Date;

                (B)         except for dispositions permitted by SECTION 6.05, release any material portion of the Collateral from the Liens of the Security Documents;

                (C)         except as provided in SECTION 2.02 (which SECTION may be amended with the consent of the Required Lenders), increase the Total Commitments;

                (D)         change the definition of the terms “Appraisal Percentage”, “Availability”, “Borrowing Base”, “Permitted Overadvance”, or any component definition thereof if, as a result thereof, the amounts available to be borrowed by the Borrower would be increased, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves;

                (E)         except in accordance with SECTION 6.05 and SECTION 8.15, release any Loan Party from its obligations under any Loan Document, or limit its liability in respect of such Loan Document;

                (F)         change SECTION 2.17(d) or SECTION 7.03;

                (G)         subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be;

                (H)         change any of the provisions of this SECTION 9.02 or the definition of the terms “Required Lenders”, “Unanimous Consent”, or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; or

                (I)        increase the Swingline Loan Ceiling; or

(iv)        Without prior written consent of the Agents or the Issuing Banks, as the case may be, affect the rights or duties of the Agents or the Issuing Banks.

(c)        Notwithstanding anything to the contrary contained in this SECTION 9.02, in the event that the Borrower shall request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to SECTION 9.02(b) and such amendment is approved by the Required Lenders, but not by the requisite percentage of all the Lenders, the Borrower and the Administrative Agent shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification, amendment or waiver requested by the Borrower (such Lender or Lenders, collectively the “Minority Lenders”) subject to their providing for (i) the termination of the Commitment of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other financial institutions which would qualify as an Eligible Assignee, subject to the reasonable approval of the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, the Borrower, or an increase in the Commitment of one or more of the Required Lenders, so that the Total Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

(d)        No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment or modification to this Agreement or any other Loan Document shall be effective against the Borrower unless signed by the Borrower or other applicable Loan Party.

(e)        Notwithstanding anything to the contrary herein, no Deteriorating Lender or Delinquent Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(f)        Notwithstanding the foregoing, the Administrative Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, error, omission, defect or inconsistency without any further action or consent of any other party to any Loan Document, so long as such amendment, modification or supplement does not materially and adversely affect the rights of any Lender.

SECTION 9.03        Expenses; Indemnity; Damage Waiver.

(a)        The Loan Parties shall jointly and severally pay all Credit Party Expenses incurred as of the Effective Date on the Effective Date. Thereafter, the Loan Parties shall jointly and severally pay all Credit Party Expenses within fifteen (15) Business Days after receipt of an invoice therefor setting forth such expenses in reasonable detail; provided that in the event the Borrower has a bona fide dispute with any such expenses, payment of such disputed amounts shall not be required until the earlier of the date such dispute is resolved to the reasonable satisfaction of the Borrower or thirty (30) days after receipt of any such invoice (and any such disputed amount which is so paid shall be subject to a reservation of the Borrower’s rights with respect thereto).

(b)        The Loan Parties shall, jointly and severally, indemnify the Credit Parties and each of their Subsidiaries and Affiliates, and each of their respective stockholders, directors, officers, employees, agents, attorneys, and advisors of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all damages, actual out-of-pocket losses, claims, actions, causes of action, settlement payments, obligations, liabilities and related expenses, including the reasonable and documented fees, disbursements and other charges of one domestic counsel and one Canadian counsel to the Indemnitees (and, if necessary, of one local counsel in each relevant jurisdiction to the Indemnitees), taken as a whole, and, solely in the case of a conflict of interest, one additional counsel to all affected Indemnitees similarly situated and, if necessary, of one local counsel in each relevant jurisdiction to all such Indemnitees (in each case, as selected by the Indemnitees), incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Credit Extension or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to or arising from any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or (v) any Indemnified Taxes, Other Taxes, documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other Loan Document and making of and repayment of principal, interest and fees on the Credit Extensions hereunder; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, or willful misconduct or material breach of this Agreement of such Indemnitee or any Affiliate of such Indemnitee (or any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates), or (y) arise from a dispute solely among the Indemnitees.

(c)        Notwithstanding the foregoing, each Indemnitee shall be obligated to refund or return any and all amounts paid by any Loan Party under SECTION 9.03(b) to such Indemnitee for any such fees, expenses or damages to the extent that a court of competent jurisdiction has entered a final, non-appealable judgment that any claim, damage, loss, liability or expense asserted by such Indemnitee resulted from such Indemnitee’s gross negligence, willful misconduct or bad faith or material breach of this Agreement by such Indemnitee.

(d)        No Loan Party shall assert and, to the extent permitted by Applicable Law, each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated by the Loan Documents, any Credit Extension or the use of the proceeds thereof.

(e)        The provisions of this SECTION 9.03 shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, Payment in Full, the invalidity or unenforceability of any term or provision of any Loan Document, or any investigation made by or on behalf of any Credit Party. All amounts due under this SECTION 9.03 (including, without limitation, any attorneys’ fees and expenses pursuant to SECTION 9.03(b)) shall be payable within fifteen (15) Business Days of written demand therefor, which written demand shall set forth such amounts in reasonable detail.

SECTION 9.04        Successors and Assigns.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and the Lenders (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, Indemnitees, any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Any Lender may, with the consent of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that no such consent shall be required in connection with any assignment to another Lender or to an Affiliate of a Lender, and provided further that, each assignment shall be subject to the following conditions: (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to an assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000, or, if less, the entire remaining amount of the assigning Lender’s Commitment or Loans or such lesser amount as the Administrative Agent may agree in its reasonable discretion; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations; and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof pursuant to SECTION 9.04(d), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTION 9.03 and subject to the obligations of SECTION 9.15). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this SECTION 9.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with SECTION 9.04(e). The Loan Parties hereby acknowledge and agree that any assignment made in compliance with this SECTION 9.04(b) shall give rise to a direct obligation of the Loan Parties to the assignee and that the assignee shall be considered to be a “Credit Party” for all purposes under this Agreement and the other Loan Documents.

(c)        The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in Boston, Massachusetts, a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Letter of Credit Disbursements owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register made in compliance with SECTION 9.04(d) shall be conclusive and the Loan Parties and Credit Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in SECTION 9.04(b) and any written consent to such assignment required by SECTION 9.04(a), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this SECTION 9.04(d).

(e)        Any Lender may, without the consent of the Loan Parties or any other Person, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment, and the Loans owing to it), subject to the following:

(i)        such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(ii)        such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii)        the Loan Parties and other Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(iv)        any agreement or instrument pursuant to which a Lender sells a participation in the Commitments, the Loans and the Letter of Credit Outstandings shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to SECTION 9.02(b)(i) or (ii) that affects such Participant;

(v)        subject to clauses (viii) and (ix) of this SECTION 9.04(e), the Loan Parties agree that each Participant shall be entitled to the benefits of (and subject to the obligations set forth in) SECTION 2.14 and SECTION 2.23 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to SECTION 9.04(b);

(vi)        to the extent permitted by law, each Participant also shall be entitled to the benefits of SECTION 9.08 as though it were a Lender so long as such Participant agrees to be subject to SECTION 2.21(c) as though it were a Lender;

(vii)        each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register (each a “Participation Register”) meeting the requirements of 26 CFR §5f.103 1(c) for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time. The entries in each Participation Register shall be conclusive and the Loan Parties and the Credit Parties may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under SECTION 2.14, SECTION 2.23, and SECTION 9.08). The Participation Register shall be available for inspection by the Borrower and any Credit Party at any reasonable time and from time to time upon reasonable prior notice;

(viii)        a Participant shall not be entitled to receive any greater payment under SECTION 2.14 or SECTION 2.23 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent; and

(ix)        a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of SECTION 2.23 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with SECTION 2.23(e) as though it were a Lender and such Participant is eligible for exemption from the withholding Tax referred to therein, following compliance with SECTION 2.23(e).

(f)        Any Credit Party may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Credit Party, including any pledge or assignment to secure obligations to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this SECTION 9.04 shall not apply to any such pledge or assignment of a security interest; provided, however, that no such pledge or assignment of a security interest shall release a Credit Party from any of its obligations hereunder or substitute any such pledgee or assignee for such Credit Party as a party hereto.

(g)        The Loan Parties authorize each Credit Party to disclose to any Participant or assignee and any prospective Participant or assignee, subject to the provisions of SECTION 9.15, any and all financial information in such Credit Party’s possession concerning the Loan Parties which has been delivered to such Credit Party by or on behalf of the Loan Parties pursuant to this Agreement or which has been delivered to such Credit Party by or on behalf of the Loan Parties in connection with such Credit Party’s credit evaluation of the Loan Parties prior to becoming a party to this Agreement.

SECTION 9.05        Survival.

All covenants, agreements, indemnities, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been irrevocably terminated. The provisions of SECTION 2.14, SECTION 2.23, SECTION 9.03, Article VIII and, with respect to any Lender, for a period of only eighteen (18) months after such Lender is no longer a Lender hereunder (including, without limitation, as a result of the Obligations having been Paid in Full), SECTION 9.15, shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as shall be reasonably necessary or appropriate under the then circumstances to protect the Credit Parties against (x) loss on account of checks or other amounts received prior to the date of Payment in Full that were previously applied to the Obligations that may subsequently be reversed, returned or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any indemnification Obligation under Section 9.03 for which a claim has then been asserted.

SECTION 9.06        Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in SECTION 4.01, this Agreement shall become effective when it shall have been executed by the applicable Credit Parties and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07        Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08        Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Credit Party, each Participant, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Credit Party, Participant, or Affiliate to or for the credit or the account of the Loan Parties against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement or other Loan Document held by a Credit Party, irrespective of whether or not such Credit Party shall have made any demand under this Agreement or other Loan Document and although such obligations may be matured or unmatured or otherwise fully secured; provided that such Secured Party shall provide the Borrower with written notice promptly after its exercise of such right of setoff. The rights of each Credit Party under this SECTION 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Credit Party may have. No Credit Party will, or will permit its Participant to, exercise its rights under this SECTION 9.08 without the consent of the Administrative Agent or the Required Lenders. ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY ANY CREDIT PARTY OF ITS RIGHT OF SETOFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 9.09        Governing Law; Jurisdiction; Service of Process.

(a)        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW; PROVIDED, HOWEVER, THAT IF ANY LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALID PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(b)        Each party hereto agrees that any suit, action or proceeding for the enforcement of this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in the County of New York or in any federal court sitting in such County and consents to the exclusive jurisdiction of such courts. Each party to this Agreement hereby waives any objection which it may now or hereafter have to the venue of any such suit, action or proceeding or any such court or that such suit, action or proceeding is brought in an inconvenient forum and agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit, action or proceeding on the judgment or in any other manner provided by law.

(c)        Each party hereto irrevocably consents to service of process in the manner provided for notices in SECTION 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 9.10        WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11        Press Releases and Related Matters.

Each Credit Party executing this Agreement agrees that, except for usual tombstones and league table reporting, neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Administrative Agent and without the prior written consent of Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with Administrative Agent before issuing such press release or other public disclosure. Subject to notice and approval by the Parent, each Borrower consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 9.12        Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13        Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Credit Loan, together with all fees, charges and other amounts that are treated as interest on such Revolving Credit Loan under Applicable Law (collectively, the “Charges”), shall be found by a court of competent jurisdiction in a final order to exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Revolving Credit Loan in accordance with Applicable Law, the rate of interest payable in respect of such Revolving Credit Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Revolving Credit Loan but were not payable as a result of the operation of this SECTION 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Revolving Credit Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14        Additional Waivers.

(a)        The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release of any other Loan Party from, any of the terms or provisions of, this Agreement, any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent, the Collateral Agent, or any other Credit Party.

(b)        The obligations of each Loan Party to pay the Obligations, in full hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than Payment in Full), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than Payment in Full).

(c)        To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than Payment in Full. The Administrative Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that Payment in Full has occurred. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)        Except as otherwise specifically provided herein, each Loan Party is obligated to repay the Obligations as joint and several obligors under this Agreement and the other Loan Documents. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior Payment in Full. In addition, after the occurrence of a Cash Dominion Event, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior Payment in Full and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Loan Party (other than the Borrower) shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Revolving Credit Loans made to the Borrower hereunder or other Obligations (an “Accommodation Payment”), then the Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Loan Parties in an amount, for each of such other Loan Party, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Loan Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Loan Parties. As of any date of determination, the “Allocable Amount” of each Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against the Borrower hereunder without (a) rendering such Loan Party “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”) or an “insolvent person” within the meaning of the BIA, (b) leaving such Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

(e)        Each Loan Party hereby agrees to keep each other Loan Party fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations, and in particular as to any adverse developments with respect thereto. Each Loan Party hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Loan Party, and of the ability of each other Loan Party to perform its Obligations, and in particular as to any adverse developments with respect to any thereof. Each Loan Party hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Credit Parties shall have no duty to inform any Loan Party of any information pertaining to the business, affairs, finances, or financial condition of any other Loan Party, or pertaining to the ability of any other Loan Party to perform its Obligations, even if such information is adverse, and even if such information might influence the decision of one or more of the Loan Parties to continue to be jointly and severally liable for, or to provide Collateral for, Obligations of one or more of the other Loan Parties. To the fullest extent permitted by Applicable Law, each Loan Party hereby expressly waives any duty of the Credit Parties to inform any Loan Party of any such information.

SECTION 9.15        Confidentiality.

Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors in connection with the transactions contemplated hereby or by any of the other Loan Documents

(it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this SECTION 9.15, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and any actual or prospective counterparty or advisors to any swap or derivative transactions relating to the Loan Parties and the Obligations, (g) with the consent of the Loan Parties or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this SECTION 9.15 or (ii) becomes available to any Credit Party on a nonconfidential basis from a source other than the Loan Parties. For the purposes of this SECTION 9.15, the term “Information” means all information received from or on behalf of the Loan Parties and relating to their business, other than any such information that is available to the Credit Parties on a nonconfidential basis prior to disclosure by the Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this SECTION 9.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Administrative Agent hereby acknowledges that it is aware, and that it will advise each Person who receives the Information, that the United States securities laws generally prohibit any person who has material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of the Parent (and options, warrants and rights relating thereto) from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person (including, without limitation, any of your representatives) is likely to purchase or sell such securities.

SECTION 9.16 Patriot Act.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and other domestic or foreign “know your customer” rules, regulations, laws (including, without limitation, the Proceeds of Crime Act) and policies, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act and the Proceeds of Crime Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 9.17        Foreign Asset Control Regulations.

Neither of the advance of the Revolving Credit Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Patriot Act. Furthermore, none of the Borrower or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

SECTION 9.18        Judgment Currency.

If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into any other currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The terms “rate of exchange” in this SECTION 9.18 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

SECTION 9.19        No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 9.20        Payments Set Aside.

To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver, interim receiver or any other party, in connection with any proceeding under the Bankruptcy Code, the BIA or the CCAA or any state, federal or provincial bankruptcy, insolvency, receivership or similar law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its Commitment Percentage (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 9.21        No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty in respect of any of the foregoing.

SECTION 9.22        Existing Credit Agreement Amended and Restated.

Upon satisfaction of the conditions precedent to the effectiveness of this Agreement, (a) this Agreement shall amend and restate the Existing Credit Agreement in its entirety (except to the extent that definitions from the Existing Credit Agreement are incorporated herein by reference) and (b) the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within, and be governed by, this Agreement; provided, however, that the Borrower hereby agrees that (i) the Letter of Credit Outstandings under, and as defined in, the Existing Credit Agreement on the Effective Date shall be Letter of Credit Outstandings hereunder, and (ii) all Obligations of the Borrower under, and as defined in, the Existing Credit Agreement (the “Existing Obligations”) shall remain outstanding, shall constitute continuing Obligations secured by the Collateral, and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Existing Obligations.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

PIER 1 IMPORTS (U.S.), INC., as Borrower

By:
Name: Charles H. Turner
Title: Executive Vice President and CFO

PIER 1 IMPORTS, INC., as a Facility Guarantor

By:
Name: Charles H. Turner
Title: Executive Vice President, CFO and Treasurer

PIER 1 ASSETS, INC., as a Facility Guarantor

By:
Name: Charles H. Turner
Title: Executive Vice President, CFO and Treasurer

PIER 1 LICENSING, INC., as a Facility Guarantor

By:
Name: Charles H. Turner
Title: Executive Vice President and CFO

PIER 1 HOLDINGS, INC., as a Facility Guarantor

By:
Name: Charles H. Turner
Title: Executive Vice President and CFO

Signature Page to Amended and Restated Credit Agreement

PIER 1 SERVICES COMPANY, as a Facility Guarantor

By: Pier 1 Holdings, Inc., Managing Trustee

By:
Name: Charles H. Turner
Title: Executive Vice President and CFO

PIER 1 VALUE SERVICES, LLC, as a Facility Guarantor

By: Pier 1 Imports (U.S.), Inc., its sole member and manager

By:
Name: Charles H. Turner
Title: Executive Vice President and CFO

Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent, as Collateral Agent, as Swingline Lender, and as Lender

By:
Name: Stephen J. Garvin Title: Managing Director

Address: 100 Federal Street, 9th Floor Boston, Massachusetts 02110 Attn: Stephen J. Garvin Telephone: (617) 434-9399 Telecopy: (617) 434-4312

Signature Page to Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and Issuing Bank

By:

Name:
Title:
Address:	1 Boston Place, 18th Floor
Boston, MA 02108
Telephone:
Telecopy:

Signature Page to Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:
Name:
Title:
Address: Telephone: Telecopy:

Signature Page to Amended and Restated Credit Agreement

SUNTRUST BANK, as a Lender

By:
Name:
Title:
Address: Telephone: Telecopy:

Signature Page to Amended and Restated Credit Agreement

REGIONS BANK, as a Lender

By:
Name:
Title:
Address:	1900 5th Ave North
Birmingham, AL 35203
Telephone: Telecopy:

Signature Page to Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:
Address:	800 Nicollet Mall
BC-MN-H04B
Minneapolis, MN 55402
Telephone: Telecopy:

Signature Page to Amended and Restated Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:
Name:
Title:
Address: Telephone: Telecopy:

Signature Page to Amended and Restated Credit Agreement

COMPASS BANK, as a Lender

By:

Name:	Michael Sheff
Title:	Senior Vice President
Address:	8080 North Central Expressway
Suite 400
Dallas, TX 75206
Telephone:	(214) 890-8627
Telecopy:	(214) 706-8059

Signature Page to Amended and Restated Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:
Name:
Title:
Address:	Royal Bank of Canada-New York Branch
Three World Financial Center
200 Vesey Street
New York, New York 10281-8098
Telephone: Telecopy:

Signature Page to Amended and Restated Credit Agreement

EXHIBIT A

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of                     , and is entered into by and [between][among] [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and the other Loan Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, participations in Letter of Credit Outstandings and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Document or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]:

3.	Borrower: Pier 1 Imports (U.S.), Inc., a Delaware corporation.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement.

5.

Credit Agreement: That certain Amended and Restated Credit Agreement, dated as of April 4, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time), by, among others, (i) the Borrower, (ii) the Facility Guarantors party thereto from time to time, (iii) the Lenders party thereto from time to time, and (iv) Bank of America, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank.

6.	Assigned Interest[s]:

Assignor[s]5	Assignee[s]6	Facility Assigned7	Amount of Assignor’s Commitment /Loans8	Amount of Commitment/ Loans Assigned9	Percentage of Assignor’s Commitment/ Loans Assigned10	Resulting Commitment /Loans Amount for Assignor	Resulting Commitment /Loans Amount for Assignee
			$	$	%	$	$
			$	$	%	$	$
			$	$	%	$	$

[7.	Trade Date: ]11

Effective Date:                                     , 20     (the “Effective Date”) [TO BE INSERTED

BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF

RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

7 Fill in appropriate terminology for each applicable type of facility under the Credit Agreement that is being assigned under this Assignment, i.e., Revolving Credit Loans.

8 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9 Subject to minimum amount and proportionate amount requirements pursuant to Section 9.04(b) of the Credit Agreement.

10 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

11 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Name:
Title:

[Consented to and]12 Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:

Name:
Title:

[Consented to:]13

PIER 1 IMPORTS (U.S.), INC., as Borrower

By:

Name:
Title:

12 To the extent required under Section 9.04(b) of the Credit Agreement.

13 To the extent required under Section 9.04(b) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.         Representations and Warranties.

1.1.      Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

1.2.      Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, Collateral Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.        General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or .pdf shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, but including Section 5-1401 of the New York General Obligations Law.

4.        Fees.        This Assignment and Acceptance shall be delivered to the Administrative Agent with a processing and recordation fee of $3,500.00.

5.        Administrative Questionnaire.    If [the][any] Assignee is not a Lender, annexed hereto as Exhibit A is a completed administrative questionnaire, in form and substance reasonably satisfactory to the Administrative Agent, providing such information (including, without limitation, credit contact information and wiring instructions) of [the][the relevant] Assignee as the Administrative Agent may reasonably require.

Exhibit A

Administrative Questionnaire

[see attached]

EXHIBIT B

[CUSTOMS BROKER/FREIGHT FORWARDER/CARRIER] AGENCY AGREEMENT

                     , 2011

Name and Address of [Customs Broker/Freight Forwarder/Carrier]:

Dear Sir/Madam:

[                             ], a [                    ][                     ] with its principal executive offices at                                                          (referred to herein as the “Company”)14, among others, has entered into a financing agreement with BANK OF AMERICA, N.A., a national banking association with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as collateral agent (in such capacity, herein the “Agent”) for the ratable benefit of a syndicate of lenders and certain other secured parties (collectively, the “Secured Parties”), pursuant to which agreement, the Company, among others, has granted a security interest to the Agent in and to, certain assets of the Company, including, among other things, all of the Company’s inventory (“Inventory”) and such documents, bills of lading and other documents of title related to such Inventory (together with the Inventory, the “Property”).

The Agent has requested that [NAME OF CUSTOMS BROKER/FREIGHT FORWARDER/CARRIER] (together with any affiliates providing services to the Company, the “[Customs Broker/Freight Forwarder/Carrier]”) act as its agent for the limited purpose of more fully perfecting and protecting the interest of the Agent in such bills of lading, documents and other documents of title and in the Inventory for which such bills of lading, documents, or other documents of title have been issued, and the [Customs Broker/Freight Forwarder/Carrier] has agreed to do so. This [Customs Broker/Freight Forwarder/Carrier] Agency Agreement (this “Agreement”) shall set forth the terms of the [Customs Broker/Freight Forwarder/Carrier]’s engagement.

ARTICLE XAcknowledgment of Security Interest; Power of Attorney:    The [Customs Broker/Freight Forwarder/Carrier] acknowledges, consents, and agrees that the Company has assigned to the Agent, all of the Company’s right, title, and interest in the Inventory and any contracts or agreements with carriers, customs brokers, and/or freight forwarders for shipment or delivery of such Inventory. The Company advises the [Customs Broker/Freight Forwarder/Carrier], and the [Customs Broker/Freight Forwarder/Carrier] acknowledges, consents, and agrees, that the Company has irrevocably constituted and appointed the Agent as the Company’s true and lawful attorney, with full power of substitution to exercise all of such rights, title, and interest, which appointment has been coupled with an interest. The [Customs Broker/Freight Forwarder/Carrier] further agrees that: (i) the Company holds title to all Title Documents (as defined below) and Inventory while in the custody or control of the [Customs Broker/Freight Forwarder/Carrier]; [(ii) the [Customs Broker/Freight Forwarder] shall not deliver any Inventory to a third party for shipment and delivery unless any related Title Documents reflect the

14 Insert name of applicable Loan Party.

Company as both “consignor/shipper” and “consignee” and such third party is advised of the Agent’s liens on the Title Documents and Inventory and rights with respect thereto]1 5; and [(ii)][(iii)] if the [Customs Broker/Freight Forwarder/Carrier] receives notice from any seller of any Inventory of its intent to stop delivery of such Inventory to the Company, the [Customs Broker/Freight Forwarder/Carrier] shall promptly notify the Agent of same.

ARTICLE XIAppointment of [Customs Broker/Freight Forwarder/Carrier] as Agent of the Agent: The [Customs Broker/Freight Forwarder/Carrier] is hereby appointed as agent for the Agent to receive and retain possession of (i) all bills of lading, waybills, documents, and any other documents of title or carriage constituting, evidencing, or relating to the Inventory (collectively, the “Title Documents”) heretofore or at any time hereafter issued for any Inventory which is received by the [Customs Broker/Freight Forwarder/Carrier] for processing, and (ii) all Inventory, as applicable, such receipt and retention of possession being for the purpose of more fully perfecting and preserving the Agent’s security interests in the Title Documents and the Inventory. The [Customs Broker/Freight Forwarder/Carrier] will maintain possession of the Title Documents and Inventory, as applicable, subject to the security interests of the Agent, and will note the security interests of the Agent on the [Customs Broker/Freight Forwarder/Carrier]’s books and records.

ARTICLE XIIDelivery of Title Documents. Release of Goods: Notwithstanding any other provision hereof, unless and until the [Customs Broker/Freight Forwarder/Carrier] receives an Agent Instruction Notice (as defined in Section 4 below) to follow the Agent’s instructions with respect to such Title Documents and Inventory, the [Customs Broker/Freight Forwarder/Carrier] is authorized by the Agent to, and the [Customs Broker/Freight Forwarder/Carrier] may, deliver:

SECTION 12.01        the Title Documents to the [issuing carrier or to its agent (who shall act on the [Customs Broker/Freight Forwarder]’s behalf as the [Customs Broker/Freight Forwarder]’s sub-agent hereunder) for the purpose of permitting the Company, as consignee, to obtain possession or control of the Inventory subject to such Title Documents]16[Company or as otherwise directed by the Company]17; and

SECTION 12.02        the Inventory, in each instance, as directed by the Company.

ARTICLE XIIINotice From Agent To Follow Agent’s Instructions: Upon the [Customs Broker/Freight Forwarder/Carrier]’s receipt of written notification from the Agent (such notice, an “Agent Instruction Notice”) and unless and until such notification is rescinded in writing (such notice, a “Notice to Rescind”) the [Customs Broker/Freight Forwarder/Carrier] shall thereafter (i) follow solely the instructions of the Agent concerning the disposition of the Title Documents and the Inventory, (ii) not follow any instructions of the Company or any other person concerning the same, and (iii) provide any information reasonably requested by the Agent concerning the Title Documents and the Inventory. The Company hereby directs the [Customs Broker/Freight Forwarder/Carrier] to comply with any such written notice, and releases the Customs Broker from any liability which might arise therefrom, except liability arising from the [Customs Broker/Freight Forwarder/Carrier]’s bad faith, gross negligence or willful misconduct. Notice shall be sent pursuant to Section 7(b) of this Agreement. Upon the [Customs Broker/Freight Forwarder/Carrier]’s receipt of a Notice to Rescind, the [Customs Broker/Freight Forwarder/Carrier] may again follow the Company’s instructions in accordance with Section 3 above.

15 NTD: Only applicable if used with a Freight Forwarder or Customs Broker.

16 NTD: To be inserted if used with a Customs Broker or Carrier.

17 NTD: To be inserted if used with a Carrier.

ARTICLE XIVLimited Authority:        The [Customs Broker/Freight Forwarder/Carrier]’s sole authority as the agent of the Agent is to receive and maintain possession of the Title Documents and Inventory on behalf of the Agent and to follow the instructions of the Agent as provided herein. Except as may be specifically authorized and instructed in writing by the Agent, the [Customs Broker/Freight Forwarder/Carrier] shall have no authority as the agent of the Agent, to undertake any other action or to enter into any other commitments on behalf of the Agent, as applicable.

ARTICLE XVExpenses:        Neither the Agent nor any Secured Party shall be obligated to compensate the [Customs Broker/Freight Forwarder/Carrier] for serving as agent hereunder, nor shall the Agent be responsible for any fees, expenses, customs, duties, taxes, or other charges relating to the Title Documents or the Inventory. The [Customs Broker/Freight Forwarder/Carrier] acknowledges that the Company is solely responsible for payment of any compensation and charges which are to the Company’s account. The Company is further responsible for paying any fees, expenses, customs duties, taxes, or other charges which are, or may, accrue, to the account of the Property. The Agent, at the Agent’s sole option, may authorize the [Customs Broker/Freight Forwarder/Carrier] to perform specified services on behalf of the Agent at mutually agreed rates of compensation, which shall be to the Agent’s account and payable to the [Customs Broker/Freight Forwarder/Carrier] by the Agent (provided, however, such payment shall not affect any obligation of the Company to reimburse the Agent for any such compensation or other costs or expenses incurred by the Agent pursuant to the financing arrangement referred to above).

ARTICLE XVITerm:

SECTION 16.01        In the event that the [Customs Broker/Freight Forwarder/Carrier] desires to terminate this Agreement, the [Customs Broker/Freight Forwarder/Carrier] shall furnish the Agent with forty-five (45) days prior written notice of the [Customs Broker/Freight Forwarder/Carrier]’s intention to do so. During such forty-five (45) day period (which may be shortened by written notice to the [Customs Broker/Freight Forwarder/Carrier] by the Agent), the [Customs Broker/Freight Forwarder/Carrier] shall continue to serve as agent hereunder. The [Customs Broker/Freight Forwarder/Carrier] shall also cooperate with the Agent and execute all such documentation and undertake all such action as may be reasonably required by the Agent in connection with such termination.

SECTION 16.02        All notices given under this Agreement shall be delivered to the following addresses (or to such other addresses as may be provided to the other parties hereto via written notice) and shall be delivered via overnight currier or registered mail:

If to Agent:

Bank of America, N.A., as Collateral Agent

100 Federal Street, 9th Floor

Boston, Massachusetts 02110

Attn: Andrew Cerussi

Re: Pier 1 Imports (U.S.), Inc.

If to [Customs Broker/Freight Forwarder/Carrier]

SECTION 16.03        Except as provided in Section SECTION 16.01, above, this Agreement shall remain in full force and effect until the [Customs Broker/Freight Forwarder/Carrier] receives written notification from the Agent of the termination of the [Customs Broker/Freight Forwarder/Carrier]’s responsibilities hereunder.

ARTICLE XVII[Customs Broker/Freight Forwarder/Carrier]’s Lien: The [Customs Broker/Freight Forwarder/Carrier] shall have a lien, to the extent provided by law, on any Property then in the possession of the [Customs Broker/Freight Forwarder/Carrier], which lien shall be to the extent of any costs, fees, freight charges, storage charges, or other charges or expenses incurred or paid by the [Customs Broker/Freight Forwarder/Carrier] with respect to that Property then in the possession of the [Customs Broker/Freight Forwarder/Carrier], for which the [Customs Broker/Freight Forwarder/Carrier] has not received payment, but not for any amount owed on account of any other Property, item, or matter. Upon receipt by the [Customs Broker/Freight Forwarder/Carrier] of payment in full of all outstanding amounts with respect to the Property then in the possession of the [Customs Broker/Freight Forwarder/Carrier], including, but not limited to any costs, fees, freight charges, storage charges, or other charges or expenses incurred or paid by the [Customs Broker/Freight Forwarder/Carrier] with respect to such Property, the [Customs Broker/Freight Forwarder/Carrier] shall not assert against such Property any statutory, possessory, or other lien, including, without limitation, any right of levy or distraint.

ARTICLE XVIIICounterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire agreement between the [Customs Broker/Freight Forwarder/Carrier] and the Agent relating to the subject matter hereof and supersedes any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the parties and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Delivery of an executed counterpart of a signature page of this agreement by telecopy or .pdf shall be effective as delivery of a manually executed counterpart of this Agreement

ARTICLE XIXGoverning Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of laws principles or choice of laws principles thereof, but including Section 5-1401 of the New York General Obligations Law.

[Signature Page Follows]

If the foregoing correctly sets forth our understanding, please indicate the [Customs Broker/Freight Forwarder/Carrier]’s assent below.

Very truly yours,

COMPANY:

[ ]

By:

Name:

Title:

Agreed:

[CUSTOMS BROKER/FREIGHT FORWARDER/CARRIER]:

By:

Name:

Title:

AGENT:

BANK OF AMERICA, N.A.

By:

Name:

Title:

Signature Page to [Customs Broker/Freight Forwarder/Carrier] Agency Agreement

Exhibit C

Notice of Borrowing

Date:

To:	Bank of America, N.A., as Administrative Agent

100 Federal Street, 9th Floor

Boston, Massachusetts 02110

Attention: Mr. Stephen Garvin

Re:    Amended and Restated Credit Agreement dated as of April 4, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by, among others, (i) Pier 1 Imports (U.S.), Inc., as Borrower (in such capacity, the “Borrower”), (ii) the Facility Guarantors party thereto from time to time, (iii) Bank of America, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank, and (iv) the Lenders party thereto from time to time. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

Ladies and Gentlemen:

The Borrower refers to the above described Credit Agreement and hereby irrevocably notifies you of the     Borrowing requested below:

ARTICLE IThe date of the proposed Borrowing is             , 201_ (which shall be a Business Day).

ARTICLE IIThe aggregate amount of the proposed Borrowing is $            (which shall be in an integral multiple of $1,000,000.00), which Borrowing consists of the following Types:

Type of Borrowing (Prime Rate Loans or LIBO Loans)18	Amount	Interest Period for LIBO Loans19
	$	[1] [2] [3] [6] [12] months
	$	[1] [2] [3] [6] [12] months

18        If no election is made as to the Type of Revolving Credit Loan, such notice shall be deemed a request for Borrowing of Prime Rate Loans.

19        If no election of Interest Period is specified, such notice shall be deemed a request for an Interest Period of one (1) month.

$	[1] [2] [3] [6] [12] months
$	[1] [2] [3] [6] [12] months

ARTICLE IIIProceeds of the proposed Borrowing are to be disbursed to the following account(s):

The Borrower hereby certifies that the following statements are true and correct on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

SECTION 3.01        To the knowledge of the Responsible Officers, (i) the representations and warranties contained in Section 3.04(b) of the Credit Agreement are true and correct in all respects, and (ii) all other representations and warranties contained in the Credit Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith are true and correct in all material respects on and as of the date of the Borrowing proposed hereby with the same effect as if made on and as of such date, except to the extent that (A) such representations and warranties are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case they are true and correct in all respects on and as of such date, and (B) such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects on and as of such earlier date;

SECTION 3.02        On the date of the Borrowing proposed hereby and after giving effect thereto, the Loan Parties are in compliance with all of the terms and provisions set forth in the Credit Agreement and in the other Loan Documents to be observed or performed and no Default or Event of Default has occurred and is continuing; and

SECTION 3.03        After giving effect to the proposed Borrowing set forth in Section ARTICLE II above, there will be no more than seven (7) Borrowings of LIBO Loans outstanding under the Credit Agreement.

PIER 1 IMPORTS (U.S.), INC.,
as Borrower

By:
Name:
Title:

Exhibit D

REVOLVING CREDIT NOTE

$	April 4, 2011

FOR VALUE RECEIVED, Pier 1 Imports (U.S.), Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of                                                      (hereinafter, with any subsequent holders, the “Lender”), c/o Bank of America, N.A., 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, the principal sum of                                                      , or, if less, the aggregate unpaid principal balance of Revolving Credit Loans made by the Lender to or for the account of the Borrower pursuant to the Amended and Restated Credit Agreement dated as of April 4, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by, among others, (i) the Borrower, (ii) the Facility Guarantors party thereto from time to time, (iii) Bank of America, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank, and (iv) the Lenders party thereto from time to time, with interest at the rate and payable in the manner stated therein.

This is a “Revolving Credit Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Revolving Credit Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement. [This Revolving Credit Note amends and restates in its entirety that certain Revolving Credit Note dated as of November 22, 2005, made payable by, among others, the Borrower in favor of the Lender in the aggregate principal amount of $                            .]

The Administrative Agent’s books and records concerning the Revolving Credit Loans, the accrual of interest thereon, and the repayment of such Revolving Credit Loans, shall be prima facie evidence of the indebtedness hereunder, absent manifest error.

No delay or omission by any Agent or the Lender in exercising or enforcing any of such Agent’s or the Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver.

The Borrower, and each endorser and guarantor of this Revolving Credit Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. The Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by any Agent and/or the Lender with respect to this Revolving Credit Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of the Borrower or any other Person obligated on account of this Revolving Credit Note.

This Revolving Credit Note shall be binding upon the Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.

The liabilities of the Borrower, and of any endorser or guarantor of this Revolving Credit Note, are joint and several, provided, however, the release by any Agent or the Lender of any one or more such Persons shall not release any other Person obligated on account of this Revolving Credit Note. Each reference in this Revolving Credit Note to the Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Revolving Credit Note may seek contribution from any other Person also obligated except in accordance with the terms of Section 9.14(d) of the Credit Agreement.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

The Borrower agrees that any suit for the enforcement of this Revolving Credit Note or any other Loan Document may be brought in the courts of the State of New York sitting in the County of New York or in any federal court sitting in such County, and consents to the exclusive jurisdiction of such courts. The Borrower hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

The Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agents and the Lender, in the establishment and maintenance of their respective relationship with the Borrower contemplated by this Revolving Credit Note, is relying thereon. THE BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS REVOLVING CREDIT NOTE, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED

ON CONTRACT, TORT OR ANY OTHER THEORY); AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS REVOLVING CREDIT NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has caused this Revolving Credit Note to be duly executed as of the date set forth above.

BORROWER:	PIER 1 IMPORTS (U.S.), INC.

By:

Name:
Title:

Signature Page to Revolving Credit Note

Exhibit E

SWINGLINE NOTE

$30,000,000.00	April 4, 2011

FOR VALUE RECEIVED, Pier 1 Imports (U.S.), Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of BANK OF AMERICA, N.A. (hereinafter, with any subsequent holders, the “Swingline Lender”), 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, the principal sum of THIRTY MILLION DOLLARS ($30,000,000.00), or, if less, the aggregate unpaid principal balance of Swingline Loans made by the Swingline Lender to or for the account of the Borrower pursuant to the Amended and Restated Credit Agreement dated as of April 4, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by, among others, (i) the Borrower, (ii) the Facility Guarantors party thereto from time to time, (iii) Bank of America, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank, and (iv) the Lenders party thereto from time to time, with interest at the rate and payable in the manner stated therein.

This is a “Swingline Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Swingline Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement. This Swingline Note amends and restates in its entirety that certain Swingline Note dated as of November 22, 2005, made payable by, among others, the Borrower in favor of the Swingline Lender in the aggregate principal amount of $30,000,000.00.

The Administrative Agent’s books and records concerning the Swingline Loans, the accrual of interest thereon, and the repayment of such Swingline Loans, shall be prima facie evidence of the indebtedness hereunder, absent manifest error.

No delay or omission by any Agent or the Swingline Lender in exercising or enforcing any of such Agent’s or the Swingline Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver.

The Borrower, and each endorser and guarantor of this Swingline Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. The Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by any Agent and/or the Swingline

Lender with respect to this Swingline Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of the Borrower or any other Person obligated on account of this Swingline Note.

This Swingline Note shall be binding upon the Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Swingline Lender and its successors, endorsees, and assigns.

The liabilities of the Borrower, and of any endorser or guarantor of this Swingline Note, are joint and several, provided, however, the release by any Agent or the Swingline Lender of any one or more such Persons shall not release any other Person obligated on account of this Swingline Note. Each reference in this Swingline Note to the Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Swingline Note may seek contribution from any other Person also obligated except in accordance with the terms of Section 9.14(d) of the Credit Agreement.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

The Borrower agrees that any suit for the enforcement of this Swingline Note or any other Loan Document may be brought in the courts of the State of New York sitting in the County of New York or any federal court sitting in such County, and consents to the exclusive jurisdiction of such courts. The Borrower hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

The Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agents and the Swingline Lender, in the establishment and maintenance of their respective relationship with the Borrower contemplated by this Swingline Note, is relying thereon. THE BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE SWINGLINE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SWINGLINE NOTE, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS SWINGLINE NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has caused this Swingline Note to be duly executed as of the date set forth above.

BORROWER:	PIER 1 IMPORTS (U.S.), INC.

By:
Name:
Title:

Signature Page to Swingline Note

Exhibit F

Form of Credit Card Notification

CREDIT CARD NOTIFICATION

PREPARE ON LOAN PARTY LETTERHEAD - ONE FOR EACH PROCESSOR

                         , 2011

To:	[Name and Address of Credit Card Processor]

(the “Processor”)

Re:	[Insert Name of Company]

Merchant Account Number:

Dear Sir/Madam:

                         , a [corporation] [limited liability company] organized and existing under the laws of [Delaware][Virginia] (the “Company”), has entered into various financing agreements with Bank of America, N.A., a national banking association with offices at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of certain other credit parties (the “Credit Parties”), pursuant to which the Collateral Agent and the other Credit Parties may from time to time make loans or furnish certain other financial accommodations to the Company. The Company’s obligations on account of such loans and financial accommodations are secured by, among other things, all credit card charges submitted by the Company to the Processor for processing and the amounts which the Processor owes to the Company on account thereof (the “Credit Card Proceeds”).

Until the Processor receives a Dominion Period Notice that a Dominion Period has commenced (each as defined below) and after the Processor receives a Dominion Period Termination Notice (as defined below), the Processor may follow the Company’s instructions with respect to the Credit Card Proceeds and other amounts due from the Processor to the Company. During any Dominion Period, all amounts as may become due from time to time from the Processor to the Company (including, without limitation, Credit Card Proceeds, payments from any reserve account or the like, or other payments) shall be transferred only as follows:

SECTION 3.04        [By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

ABA #
For Credit to
Account No. ]

or

SECTION 3.05        As the Processor may be otherwise instructed from time to time in writing by an officer of the Collateral Agent.

The “Dominion Period” means each period which commences upon receipt by the Processor of written notice (“Dominion Period Notice”) from the Collateral Agent in the form of Attachment I and which terminates upon receipt by the Processor of written notice (“Dominion Period Termination Notice”) from the Collateral Agent in the form of Attachment II.

Upon the written request of the Collateral Agent, a copy of each periodic statement issued by the Processor to the Company should be provided to the Collateral Agent at the following address (which address may be changed upon seven (7) days written notice given to the Processor by the Collateral Agent):

Bank of America, N.A.

100 Federal Street, 9th Floor

Boston, Massachusetts 02110

Attention: Stephen Garvin

Re: Pier 1

During any Dominion Period, the Processor shall be fully protected in acting on any order or direction by the Collateral Agent respecting the Credit Card Proceeds and other amounts without making any inquiry whatsoever as to the Collateral Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto, provided that the Processor’s actions do not constitute gross negligence, bad faith or willful misconduct. Nothing contained herein is intended to, nor shall it be deemed to, modify the rights and obligations of the Company and the Collateral Agent under the terms of the loan arrangement and the loan documents executed in connection therewith between, among others, the Company and the Collateral Agent.

This letter may be amended only by the written agreement of the Processor, the Company and the Collateral Agent and may be terminated solely by written notice signed by an officer of the Collateral Agent. The Company shall not have any right to terminate this letter or, except as provided in this letter, amend it.

Very truly yours,

By:
Name:
Title:

cc: Bank	of America, N.A., as Collateral Agent

Attachment I

To:

Re:

Merchant Account Number

Ladies and Gentlemen:

Reference is made to the Credit Card Notification dated as of                      (as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Card Notification”) by                      to you regarding the above described merchant account. In accordance with the Credit Card Notification, we hereby give you notice that a Dominion Period is in effect and of our exercise of control of the Credit Card Proceeds and other payments due from you to                     . We hereby instruct you to transfer funds as provided in the Credit Card Notification or otherwise in accordance with our instructions. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Card Notification.

Very truly yours,

BANK OF AMERICA, N.A.

Name:
Title:

Attachment II

To:

Re:

Merchant Account Number

Ladies and Gentlemen:

Reference is made to (i) the Credit Card Notification dated as of                      (as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Card Notification”) by                      to you regarding the above described merchant account, and (ii) the Dominion Period Notice, dated                     , we delivered to you. In accordance with the Credit Card Notification, we hereby give you notice that the Dominion Period we declared pursuant to such Dominion Period Notice is terminated and                      is entitled to exercise control of the Credit Card Proceeds and other payments due from you to                     . We hereby advise you that, until you receive a subsequent Dominion Period Notice, you are authorized to follow instructions from the Company with respect to the Credit Card Proceeds. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Card Notification.

Very truly yours,

BANK OF AMERICA, N.A.

Name:
Title:

Exhibit G

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

Date of Certificate:

To:	Bank of America, N.A., as Administrative Agent
100 Federal Street, 9th Floor
Boston, Massachusetts 02110
Attention: Mr. Stephen J. Garvin

Reference is made to the Amended and Restated Credit Agreement dated as of April __, 2011 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among (i) Pier 1 Imports (U.S.), Inc., as Borrower (the “Borrower”), (ii) the Facility Guarantors, (iv) the Administrative Agent, (v) the Collateral Agent, (vi) Wells Fargo Capital Finance, LLC, as “Syndication Agent”, (vii) the Lenders party thereto (the “Lenders”) and (viii) the other agents party thereto. This certificate is being delivered pursuant to Section 5.01(c) of the Credit Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

The undersigned, a duly authorized and acting Financial Officer of the Borrower, in such capacity and not individually, hereby certifies to the Administrative Agent on behalf of the Borrower, to the best of his/her knowledge and understanding, as follows:

1.	No Default or Event of Default.

(a)	Since (the date of the last similar certification) [and except as set forth in Appendix I], no Default or Event of Default has occurred and is continuing.

(b)

If a Default or Event of Default has occurred since                      (the date of the last similar certification), the Borrower has taken or proposes to take those actions as described on Appendix I with respect to such Default or Event of Default listed on said Appendix I.20

2.

Average Daily Availability/Availability. The reasonably detailed calculations with respect to the Average Daily Availability for the Fiscal Quarter ending                      and Availability for each Fiscal Month of such Fiscal Quarter are attached hereto as Appendix II.

The undersigned, a duly authorized and acting Financial Officer of the Parent, in such capacity and not individually, hereby certifies to the Administrative Agent on behalf of the Parent, to the best of his/her knowledge and understanding, as follows:

20 If no Default or Event of Default has occurred, clause (b) shall be omitted.

3.	Financial Statements.21

a)

The financial statements furnished to the Administrative Agent for the Fiscal Year ending                      were prepared in accordance with GAAP consistently applied and present in all material respects the Consolidated financial condition and results of operations and cash flows of the Parent on a Consolidated basis at the close of, and for the period covered.

b)

The financial statements furnished to the Administrative Agent for the Fiscal Quarter ending                      were prepared in accordance with GAAP consistently applied and present in all material respects the Consolidated financial condition and results of operations and cash flows of the Parent on a Consolidated basis at the close of, and for the period covered, subject to normal year-end audit adjustments and the absence of footnotes.

c)

The financial statements furnished to the Administrative Agent for the Fiscal Month ending                      present in all material respects the Consolidated financial condition and results of operations of the Parent on a Consolidated basis at the close of and for the period covered, in a manner consistent with past practices and reflect the same information as reported to the Parent’s board of directors, subject to normal year-end audit adjustments and the absence of footnotes.

4.	Annual Increase Amount. The reasonably detailed calculations with respect to the calculation of the Annual Increase Amount for the Fiscal Year ending are attached hereto as Appendix III.22

5.

EBITDA Reconciliation. The reasonably detailed calculations with respect to the calculation of the Consolidated EBITDA for the [Fiscal Year/Fiscal Quarter] ending                      are attached hereto as Appendix IV (such calculation to use as a starting point the Consolidated Net Income of the Parent reported on its most recent SEC Form 10K or 10Q, as applicable).

IN WITNESS WHEREOF, the undersigned Financial Officers, in such capacity and not individually have duly executed this Compliance Certificate as of the first date written above.

PIER 1 IMPORTS (U.S.), INC.

By:
Name:
Title:

21 Include only clause (a), (b) or (c), as then applicable.

22 To be included with certificate accompanying Fiscal Year end Compliance Certificate only starting with the Fiscal Year ended 2/25/12.

PIER 1 IMPORTS, INC.

By:

Name:

Title:

Appendix I to Compliance Certificate

Except as set forth below, no Default or Event of Default has occurred and is continuing. [If a Default or Event of Default has occurred and is continuing, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Borrowers to be taken on account thereof.]

Appendix II to Compliance Certificate

The following is a calculation of Average Daily Availability for the Fiscal Quarter ending                      and of Availability for each Fiscal Month of such Fiscal Quarter:

Appendix III to Compliance Certificate

The following is a calculation of the Annual Increase Amount for the Fiscal Year ending                     :

Appendix IV to Compliance Certificate

The following is a reasonably detailed calculation of Consolidated EBITDA for the [Fiscal Year/Fiscal Quarter] ending                     (such calculation to use as a starting point the Consolidated Net Income of the Parent reported on its most recent SEC Form 10K or 10Q, as applicable).

Exhibit H

Form of Borrowing Base Certificates

Pier 1 Imports		1
Borrowing Base Certificate - [FISCAL MONTH ENDED DATE]

Eligible Credit Card Receivables	[FISCAL MONTH ENDED DATE]	-
Credit Card Advance Rate 90%		90%
A/R Borrowing Base ( a )		-
Beginning Inventory	[FISCAL MONTH BEGINNING DATE]	-
Add: Purchases		-
Less: Sales		-
Inventory Adjustments		-

Ending Inventory	[FISCAL MONTH ENDED DATE]	-
Less:
Closed Store Inventory		-
DC/Store Supplies		-
Claims and Damaged Goods		-
Shrink Reserve - (currently 0.65% of sales since prior physical)		-
Mexico		-

Total Ineligibles		-

Eligible Inventory		-
Advance Rate		[	]%
-
L/C Inventory	[FISCAL MONTH ENDED DATE]	-
Less: Ineligibles
Duplicative Inventory (orders which are landed prior to funding)		-

Eligible L/C Inventory		-

In-Transit Inventory	-
DC Receipt Exceptions (0.50% of in-transit)		-
Receipt greater than forty-five (45) days of the date of determination		-

In Transit Adjustments		-

Eligible L/C & In-Transit Inventory		-
Advance Rate		[	]%
-
Inventory Borrowing Base ( b )		-
Less Availability Reserves
Landlord Liens (2 months)		-
Landed Costs (4% of L/C’s+ In-Transit Inventory included in BBC)		-
Gift Certificates and Merchandise Credit ( 50%)		-
Canadian Preference Reserves (taxes and rent)		-
Rent Preferences (PA, WA, VA)		-
Total Availability Reserves (c)		-
Total Borrowing Base (sum of (a) plus (b) less (c) availability reserves)		-
Total Borrowing Base (not to exceed $300MM)		-
Availability Calculation, as of	[FISCAL MONTH ENDED DATE]
Beginning Principal Balance		-
Add Prior day advance request		-
Less Prior day paydown		-

Ending Principal Loan Balance		-

Add Documentary LCs		-
Add Standby LCs		-

Total Loan Balance Prior to Advance Request		-

Net Availability Prior to Advance Request		-
Advance Request		-
Availability after Today’s Advance Request		-

Pursuant to, and in accordance with, the terms and provisions of that certain Amended and Restated Credit Agreement, dated as of April     , 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Pier 1 Imports (U.S.), Inc., as borrower (the “Company”), the Facility Guarantors party thereto from time to time, Bank of America, N.A., as administrative agent and collateral agent (the “Agent”), and the other Lenders and agents party thereto from time to time, the Company is executing and delivering to the Agent this Borrowing Base Certificate. The undersigned, a Financial Officer (as defined in the Credit Agreement) of the Company, hereby certifies to the Agent on behalf of the Company, in such capacity and not individually, that the information set forth above is complete and correct.

By: Name: Title

Schedule 1.1

Lenders and Commitments

Lender	Commitment	Commitment Percentage

Bank of America, N.A.	$67,500,000.00	22.50%

Wells Fargo Bank, National Association	$60,000,000.00	20.00%

JPMorgan Chase Bank, N.A.	$30,000,000.00	10.00%

SunTrust Bank	$30,000,000.00	10.00%

Regions Bank	$27,500,000.00	9.16%

U.S. Bank National Association	$27,500,000.00	9.16%

General Electric Capital Corporation	$22,500,000.00	7.50%

Compass Bank	$20,000,000.00	6.67%

Royal Bank of Canada	$15,000,000.00	5.00%

TOTAL	$300,000,000.00	100%

Schedule 1.2

Facility Guarantors

Pier 1 Imports, Inc., a Delaware corporation

Pier 1 Assets, Inc., a Delaware corporation

Pier 1 Licensing, Inc., a Delaware corporation

Pier 1 Holdings, Inc., a Delaware corporation

Pier 1 Services Company, a Delaware statutory trust

Pier 1 Value Services, LLC, a Virginia limited liability company

Schedule 1.3

Fiscal Months, Fiscal Quarters, Fiscal Years

Fiscal Month-End Dates

Fiscal Years
Fiscal Month	2012	2013	2014	2015	2016	2017
March	04/02/2011	03/31/2012	04/06/2013	04/05/2014	04/04/2015	04/02/2016
April	04/30/2011	04/28/2012	05/04/2013	05/03/2014	05/02/2015	04/30/2016
May(1)	05/28/2011	05/26/2012	06/01/2013	05/31/2014	05/30/2015	05/28/2016
June	07/02/2011	06/30/2012	07/06/2013	07/05/2014	07/04/2015	07/02/2016
July	07/30/2011	07/28/2012	08/03/2013	08/02/2014	08/01/2015	07/30/2016
August(1)	08/27/2011	08/25/2012	08/31/2013	08/30/2014	08/29/2015	08/27/2016
September	10/01/2011	09/29/2012	10/05/2013	10/04/2014	10/03/2015	10/01/2016
October	10/29/2011	10/27/2012	11/02/2013	11/01/2014	10/31/2015	10/29/2016
November(1)	11/26/2011	11/24/2012	11/30/2013	11/29/2014	11/28/2015	11/26/2016
December	12/31/2011	12/29/2012	01/04/2014	01/03/2015	01/02/2016	12/31/2016
January	01/28/2012	01/26/2013	02/01/2014	01/31/2015	01/30/2016	01/28/2017
February(1,2)	02/25/2012	03/02/2013	03/01/2014	02/28/2015	02/27/2016	02/25/2017

(1)	Denotes Fiscal Quarter-end
(2)	Denotes Fiscal Year-end

Schedule 1.4

Non-Material Subsidiaries

Pier 1 Funding, LLC, a Delaware limited liability company

Pier Lease, Inc., a Delaware corporation

Pier-SNG, Inc., a Delaware corporation

PIR Trading, Inc., a Delaware corporation

Pier Group, Inc., a Delaware corporation

Pier International Limited, a Hong Kong private limited company(1)

Pier Alliance Ltd., a Bermuda company

Pier 1 Beverages, LLC, a Texas limited liability company

(1)	Pier International Limited is in the process of being dissolved

Schedule 5.01(f)

Reporting Requirements

REQUIRED REPORTING CHECKLIST

Pier 1 Imports (U.S.), Inc.

NAME OF REPORT

Monthly (Due upon delivery of Borrowing Base Certificate):

•	Inventory Stock Ledger (last page) for the Borrower and by location
•	Such other reports as the Administrative Agent may reasonably deem necessary as a result of the completion of any commercial finance exams

Monthly (within 30 days after month end):

•	Comp Store Sales by concept
•	Such other reports as the Administrative Agent may reasonably deem necessary as a result of the completion of any commercial finance exams